     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY   , 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              LEGACY BRANDS, INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          CALIFORNIA                                  2024                                 68-0323138
   (STATE OR JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                        2424 PROFESSIONAL DRIVE, SUITE A
                              ROSEVILLE, CA 95661
                                 (916) 782-2029
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 THOMAS E. KEES
                            CHIEF EXECUTIVE OFFICER
                              LEGACY BRANDS, INC.
                        2424 PROFESSIONAL DRIVE, SUITE A
                              ROSEVILLE, CA 95661
                            TELEPHONE (916) 782-2029
                            FACSIMILE (916) 782-4641
      (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE OF PROCESS)

                                   COPIES TO:

                             HARVEY H. ROSEN, ESQ.
                             MARK H. EASTMAN, ESQ.
                       RESCH POLSTER ALPERT & BERGER LLP
                     10390 SANTA MONICA BLVD., FOURTH FLOOR
                         LOS ANGELES, CALIFORNIA 90025
                            TELEPHONE (310) 277-8300
                            FACSIMILE (310) 552-3209
                             DEBRA K. WEINER, ESQ.
                           GROVER T. WICKERSHAM, P.C.
                        430 CAMBRIDGE AVENUE, SUITE 100
                          PALO ALTO, CALIFORNIA 94306
                            TELEPHONE (650) 323-6400
                            FACSIMILE (650) 323-1108

                    APPROXIMATE DATE OF SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  (Calculation of Registration Fee on next page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE          OFFERING PRICE            AGGREGATE            REGISTRATION
         TO BE REGISTERED              REGISTERED(1)           PER SHARE           OFFERING PRICE(1)             FEE
----------------------------------------------------------------------------------------------------------------------------
Units (2) each consisting of:.....       1,725,000               $5.00                 $8,625,000             $2,544.38
----------------------------------------------------------------------------------------------------------------------------
(i) one share of Common Stock;
  and.............................       1,725,000                 --                      --                    --
----------------------------------------------------------------------------------------------------------------------------
(ii) one Warrant to purchase one
  share of Common Stock...........       1,725,000                 --                      --                    --
----------------------------------------------------------------------------------------------------------------------------
Units issuable upon exercise of
  the Representative's
  Warrants(3), each consisting
  of:.............................        150,000                $6.00                  900,000                265.50
----------------------------------------------------------------------------------------------------------------------------
(i) one share of Common Stock;
  and.............................        150,000                  --                      --                    --
----------------------------------------------------------------------------------------------------------------------------
(ii) one Warrant to purchase one
  share of Common Stock...........        150,000                  --                      --                    --
----------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
  exercise of Warrants, including
  Warrants underlying
  Representative's Warrants(4)....       1,875,000                7.50                 14,062,500             4,148.43
----------------------------------------------------------------------------------------------------------------------------
    Total.........................                                                    $23,587,515             $6,958.32
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

(2) Includes 225,000 Units that Paulson Investment Company, Inc., the representative of the several underwriters (the "Representative") has the option to purchase to cover over-allotments, if any.

(3) In connection with the sale of the Units, the Registrant is granting to the Representative warrants to purchase 150,000 Units (the "Representative's Warrants").

(4) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Warrants and the Representative's Warrants.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED JULY   , 1998

                                1,500,000 UNITS

                              LEGACY BRANDS, INC.

                                     [LOGO]

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                     AND ONE COMMON STOCK PURCHASE WARRANT

    Legacy Brands, Inc., a California corporation (the "Company"), is hereby offering 1,500,000 units (the "Units"), each Unit consisting of one share (the "Shares") of the Company's common stock, no par value (the "Common Stock") and one warrant to purchase one share of Common Stock (the "Warrants"). The Units will trade for a period of 30 days or such shorter period as determined by Paulson Investment Company, Inc. (the "Representative") and thereafter, the Common Stock and the Warrants comprising the Units will trade as separate securities. Each Warrant initially entitles the holder thereof to purchase one
share of Common Stock at an exercise price equal to $        (150% of the
initial public offering price of the Units), subject to certain adjustments. If the Company's audited fiscal 2000 net income (adjusted to exclude any expenses relating to the vesting of any employee options or warrants) before interest expense and taxes ("FY 2000 Net Income") is equal to or greater than $1,000,000, but less than $1,500,000, the Warrant exercise price shall be reduced to
$        (120% of the initial public offering price of the Units); and if such
FY 2000 Net Income is less than $1,000,000, the Warrant exercise price shall be
reduced to $        (85% of the initial offering price of the Units). Any
reduction which might be determined pursuant to the foregoing (the "Price Reduction") shall be effective as of the date of the public announcement of the audited results for the fiscal year 2000 (the "Announcement Date"). The final Warrant exercise price reflecting such Price Reduction, if any, is referred to herein as the "Final Warrant Exercise Price." The Warrants are exercisable at any time after separation of the Units, unless previously redeemed, until the fifth anniversary of the date of this Prospectus, subject to certain conditions. The Company may redeem the outstanding Warrants, in whole or in part, at any time upon at least 30 days' prior written notice to the registered holders thereof, at a price of $0.25 per Warrant, provided that the closing bid price of
the Common Stock has been at least (i) $        (200% of the Final Warrant
Exercise Price, if there has been no Price Reduction; or (ii) $        (150% of
the Final Warrant Exercise Price, if there has been a Price Reduction) for at least 20 consecutive trading days immediately preceding the date of the notice of redemption. See "Description of Securities -- Warrants."

    Prior to the Offering, there has been no public market for the Units, the Common Stock or the Warrants and there can be no assurance that an active market will develop upon the completion of the Offering. It is anticipated that the initial public offering price of the Units will be between $4.50 and $5.00 per Unit. The initial public offering price of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth, financial condition or any other established criteria for value. See "Underwriting." Application has been made to list the Common Stock and Warrants on the Nasdaq SmallCap Markets(SM) ("Nasdaq").
                            ------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 8.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                                  UNDERWRITING DISCOUNTS       PROCEEDS TO THE
                                           PRICE TO PUBLIC          AND COMMISSIONS(1)             COMPANY
-------------------------------------------------------------------------------------------------------------------

Per Unit.............................             $                         $                         $
-------------------------------------------------------------------------------------------------------------------
Total(3).............................             $                         $                         $
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering payable to the Representative, and the value of five year warrants (the "Representative's Warrants") entitling the Representative to purchase up to an aggregate of 150,000 Units at a price of
    $      per Unit (120% of the initial public offering price of the Units).
    The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $      payable by the Company,
    including the non-accountable expense allowance payable to the Representative.

(3) The Company has granted to the Representative an option exercisable within 45 days after the date of this Prospectus to purchase up to 225,000 additional Units on the same terms and conditions as the Units offered hereby, to cover over-allotments, if any (the "Over-Allotment Option"). If such option is exercised in full, the total Price to the Public, Underwriting Discount and Commissions and Proceeds to the Company will be
    $        , $        and $        respectively. See "Underwriting."

    The Units are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the Units will be made in New York, New York on or
about           , 1998.

                        PAULSON INVESTMENT COMPANY, INC.

               The date of this Prospectus is             , 1998

     In the center portion of the page is a collage consisting of photographs of the boxes of four of the Company's licensed products.

     From left to right, the pictures show: 1 -- The box for Gumby Freeze Pops; 2 -- the box for Mrs. Fields 3-pack Cookie Ice Cream Sandwiches; 3 -- the box for the 3-pack of the Mrs. Fields Ice Cream Cookie Pop and 4 -- the box for Mrs. Fields 16 oz. Frozen Cookie Dough. Partially superimposed at the top is the Company's logo.

                                 COLOR PICTURES

     The Mrs. Fields trademark is registered by the Mrs. Fields Development Corporation ("Mrs. Fields") and used by the Company pursuant to a license. The Gumby and Pokey trademarks are registered by AJM Marketing Enterprises, Inc., ("AJM"), and used by the Company pursuant to a license. The Extreme Dinosaurs trademark is registered by Mattel, Inc. ("Mattel") and licensed to BKN Kids Network, Inc. ("BKN") and used by the Company pursuant to a license from BKN.

     On February 25, 1998, the Company filed on Form 15 to deregister as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The deregistration as a reporting company became fully effective as of May 26, 1998. As of the date of the filing of Form 15, the Company was no longer subject to the reporting requirements of the Exchange Act. Upon completion of the Offering, the Company intends to register the Common Stock and Warrants offered hereby under Section 12 of the Exchange Act and furnish to its security holders annual reports containing audited financial statements, quarterly unaudited reports and such other reports as it deems appropriate.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE UNITS, COMMON STOCK OR THE WARRANTS OF THE COMPANY INCLUDING ENTERING STABILIZING BIDS OR IMPOSING PENALTY BIDS. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this
Prospectus: (i) reflects a 1-for-10 reverse stock split of the Common Stock in October 1996 and a 1-for-3.2 reverse stock split effected prior to the commencement of the Offering; and (ii) assumes no exercise of the Over-allotment Option, the Warrants or the Representative's Warrants. Each investor is encouraged to read this Prospectus in its entirety. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Legacy Brands, Inc. licenses and markets premium branded consumer food products sold in supermarkets, club stores, convenience stores, drug stores and mass merchandisers throughout the United States. The Company currently holds three licenses for food products using names and trademarks held by Mrs. Fields, Gumby and Mattel. The Company has developed and is currently marketing products under the Mrs. Fields and Gumby licenses and intends to develop and market products utilizing the Extreme Dinosaurs trademark held by Mattel. The Company intends to build a portfolio of well-known premium brand products by continuing to seek licensing opportunities for nationally recognized brand names, increasing product offerings under current and new licenses, and further developing distribution of the Company's existing products.

     The Company holds an exclusive license to sell frozen cookie dough, frozen baked goods and other frozen dessert products approved by Mrs. Fields and use the Mrs. Fields trademarks and logo throughout North America, Hawaii, and Puerto Rico, excluding Canada with respect to ice cream novelties. The license is renewable by the Company at its sole discretion every five years for up to 30 years through 2024, but subject to certain termination rights by Mrs. Fields in the period beginning December 2004. The Company began selling Mrs. Fields frozen cookie dough products in late 1994. Mrs. Fields frozen cookie dough products are sold through club stores including Costco Wholesale ("Costco"), BJ's Wholesale Club, a division of Waban, Inc. ("BJ's") and Sam's Club, a division of WalMart Stores, Co. ("Sam's Club"), as well as several thousand grocery stores throughout the United States including certain locations of stores such as Safeway, Inc. ("Safeway"), Lucky, a division of American Stores Co. ("Lucky"), Publix Super Markets, Inc. ("Publix"), Kroger Co. ("Kroger"), Jewel, a division of American Stores Co. ("Jewel"), Harris-Teeter, Inc. ("Harris-Teeter"), Ralphs Grocery Co. ("Ralphs"), and Raley's ("Raley's). The Company recently introduced Mrs. Fields ice cream novelties and began selling the Mrs. Fields Cookie Ice Cream Sandwich and Mrs. Fields Ice Cream Cookie Pop in July 1997 and January 1998, respectively. In April 1998, Mrs. Fields approved both ice cream novelties for distribution in all of the Mrs. Fields franchise and company-owned retail stores, which will commence upon completion of Mrs. Fields' distribution arrangements. In May 1998, the Company was approved to distribute its Mrs. Fields Cookie Ice Cream Sandwich and Ice Cream Cookie Pop in military commissaries throughout the United States. The Company is currently developing other frozen food products to sell under the Mrs. Fields name.

     The Company also holds a non-exclusive license to use certain names and characters from the television show "Adventures of Gumby" in the design and packaging of freeze pops, fruit coolers and certain types of candy. In mid-1997, the Company began selling Gumby Freeze Pops through Lucky in Northern California. In 1998, the Company has increased its marketing efforts for the summer selling season so the product will be available on a national basis. Lucky Northern California, Lucky Southern California, Jewel, Acme, Ralph's, and Osco Drugs have approved Gumby Freeze Pops for distribution in certain of their locations.

     In April 1998, the Company acquired an exclusive license to use trademarks, copyrights, plots, settings and artwork related to Mattel's Extreme Dinosaurs for food products including freeze pops, gelatin snacks, fruit coolers, fruit snacks, cookies and crackers. The Company is in the process of finalizing certain details in the formal license agreement and identifying the best food products to introduce for this brand and to date cannot make any representations to the form or timing of such new products.

     The Company estimates that the national frozen cookie dough category remains relatively small at approximately $10 million annually in sales when compared to national sales for categories such as refrigerated cookie dough that represent approximately $300 million annually in sales. For this reason the Company has broadened its Mrs. Fields product offerings to include ice cream novelties, which had annual sales of approximately $1.58 billion in 1997. The Company expects sales of these products and Gumby Freeze Pops will diversify the Company's product lines and reduce the historical seasonality of its revenues.

     The Company has a management team with experience in direct retail and marketing of food products to the retail food industry. The Company sells its products through a combination of outside brokers and distributors throughout the United States. The Company does not manufacture any of its products, but contracts with outside suppliers. The Company believes the use of third-party suppliers increases its flexibility, reduces production lead-times and costs, and significantly reduces capital expenditures and associated overhead related to manufacturing, all resulting in overall lower product costs to the Company.

     The Company was incorporated in February 1994. The Company's principal offices are located at 2424 Professional Drive, Suite A, Roseville, California 95661 and its telephone number is (916) 782-2029.

                                  THE OFFERING

Securities Offered............   1,500,000 Units. Each Unit consists of one
                                 share of Common Stock and one Warrant to purchase one share of Common Stock. The Common
                                 Stock and the Warrants will be separately transferable 30 days following completion of this Offering or such shorter period as determined by the Representative. See
                                 "Description of Securities."

Warrants

  Exercise Price..............   $     per share of Common Stock (150% of the
                                 initial public offering price of the Units),
                                 subject to certain adjustments, including if
                                 the Company's audited fiscal 2000 net income
                                 (adjusted to exclude any expenses relating to
                                 the vesting of employee options or warrants)
                                 before interest expense and taxes ("FY2000 Net
                                 Income")is equal to or greater than $1,000,000,
                                 but less than $1,500,000, a one time downward
                                 adjustment of the exercise price to $     per
                                 share (120% of the initial public offering
                                 price of the Units); and if such FY2000 Net
                                 Income is less than $1,000,000, then the
                                 exercise price shall be adjusted to $     per
                                 share (85% of the initial public offering price of the Units).

  Exercise Period.............   The period commencing on the date of the
                                 separation of the Units and terminating five years from the date of this Prospectus.

  Redemption..................   The Company may redeem the Warrants at a price
                                 of $0.25 per Warrant upon not less than 30 days' prior written notice, provided that the closing bid price of the Common Stock has been at least (i) 200% of the exercise price of the Warrants if there has not been a Price
                                 Reduction or (ii) 150% of the exercise price of the Warrants if there has been a Price
                                 Reduction, in either case for 20 consecutive trading days immediately preceding the date of the notice of redemption. See "Description of Securities -- Warrants."

Common Stock Outstanding......   As of June 15, 1998: 1,041,730 shares(1)
                                 Following the Offering: 2,541,730 shares(1)

Use of Proceeds...............   The Company intends to use the net proceeds
                                 from the Offering primarily to pay for
                                 anticipated market expansion, product
                                 development and acquisition of additional licenses; to repay an outstanding related party line of credit and notes issued by the Company in connection with certain bridge financings;
                                 and for other general corporate purposes. See
                                 "Use of Proceeds."

Risk Factors..................   The Units offered hereby involve a high degree
                                 of risk and should not be considered by
                                 investors who cannot afford to lose their entire investment and should be purchased only after careful consideration of the significant risk factors which may affect the Company and its business. See "Risk Factors" for certain factors to be considered by potential investors.

                                                                            (See
footnote on following page)

Proposed Nasdaq SmallCap Symbols..........  Units:         LEGCU
                                            Common Stock:  LEGC
                                            Warrants:      LEGCW

---------------
(1) Based on shares of Common Stock outstanding as of June 15, 1998, including 20,343 shares of Common Stock issued to unrelated parties upon exercise of certain warrants, pursuant to which the Company accepted the promissory note of each of the purchasers. Excludes 387,063 shares of Common Stock issuable upon exercise of outstanding warrants as of June 15, 1998, 120,625 PAG Shares issuable following the closing of the Offering and 254,173 shares of Common Stock to be reserved for issuance under the Company's Stock Option Plan. See "Capitalization," "Management -- Stock Option Plan," "Certain Transactions," "Description of Securities" and Note 8 of Notes to Financial Statements.

                         SUMMARY FINANCIAL INFORMATION

     The following table summarizes selected financial information concerning the Company for the periods indicated. The following financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and notes relating thereto and other financial information set forth elsewhere in this Prospectus.

                                                         FOR THE YEARS      FOR THE THREE MONTHS
                                                       ENDED JANUARY 31,       ENDED APRIL 30,
                                                      -------------------   ---------------------
                                                        1997       1998       1997        1998
                                                      --------   --------   --------   ----------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales.............................................  $  4,825   $  5,352   $  1,249   $    1,640
  Cost of goods sold................................     3,088      3,309        743        1,026
                                                      --------   --------   --------   ----------
  Gross profit......................................     1,737      2,043        506          614
  Marketing, general and administrative expenses....     1,847      2,577        478          690
  Compensation related to forgiveness of employee
     notes..........................................        --      1,472         --           --
                                                      --------   --------   --------   ----------
  Operating (loss) income...........................      (110)    (2,006)        28          (76)
  Other income (expense) and taxes..................      (648)      (915)      (194)         (67)
                                                      --------   --------   --------   ----------
  Net loss..........................................      (758)    (2,921)      (166)        (143)
                                                      --------   --------   --------   ----------
  Net loss per share, basic and diluted(1)..........  $  (1.16)  $  (3.81)  $  (0.24)  $    (0.14)
                                                      ========   ========   ========   ==========
  Shares used in per share calculation..............   651,162    767,613    701,022    1,041,730
                                                      ========   ========   ========   ==========

                                                                               APRIL 30, 1998
                                                           JANUARY 31,    -------------------------
                                                              1998        ACTUAL     AS ADJUSTED(2)
                                                           -----------    -------    --------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit)..............................    $(2,462)     $(2,807)       $3,263
  Total assets...........................................      2,733        3,120         8,220
  Total liabilities......................................      3,555        4,078         3,108
  Long-term liabilities..................................        716          708           708
  Accumulated deficit....................................      7,559        7,702         7,702
  Shareholders' equity (deficit).........................       (822)        (959)        5,111

---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the basis used to calculate net loss per share.

(2) Adjusted to give effect to the sale by the Company of 1,500,000 Units at an assumed offering price $5.00 per Unit, net of estimated underwriting discounts and estimated expenses of the Offering and application of the proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following Risk Factors in evaluating an investment. Purchase of the securities offered hereby should not be considered by persons unable to afford the loss of their entire investment. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in the Prospectus.

     HISTORY OF OPERATING LOSSES; FINANCIAL CONDITION. The Company has been in existence since 1994 and has experienced ongoing operating losses, including the first quarter of fiscal 1999, although it did achieve income from operations in the first and third quarters of fiscal year 1998. As of January 31, 1998, the Company had a negative net worth on a book value basis. For the fiscal years ended January 31, 1997 and 1998, the Company experienced net losses of $757,703 and $2,921,413, respectively. For the three month period ended April 30, 1998, the Company experienced a net loss of $142,836. At April 30, 1998, the Company had a working capital deficit of $2,806,778 and a shareholders' deficit of $958,534. There can be no assurance that the Company will achieve or sustain profitability in the future. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Report of Independent Accountants."

     ABILITY TO CONTINUE AS A GOING CONCERN. The Company's independent accountants, in their report regarding the Company's fiscal 1998 and 1997 financial statements, have noted that the Company's recurring losses, negative cash flows from operations, a license compliance confirmation by Mrs. Fields effective through September 15, 1998, a note payable to the Representative due on the earlier of the closing of the Offering or, if the Offering has not closed by October 31, 1998, 30 days after demand for payment by the holder and substantial negative working capital raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is contingent upon its ability to complete the Offering or otherwise secure additional financing. See "Report of Independent Accountants" and Note 2 of Notes to Financial Statements.

     DEPENDENCE UPON MRS. FIELDS LICENSE; NEED TO SATISFY MINIMUM VOLUME REQUIREMENTS. The Company has entered into an exclusive licensing agreement with Mrs. Fields (the "Mrs. Fields License") pursuant to which it has been granted the right to manufacture, distribute and sell frozen cookie dough products, frozen baked goods, and other related frozen dessert products using the Mrs. Fields brand and related trademarks. The Mrs. Fields License has a 30 year duration, including option periods. The initial term of the Mrs. Fields License expires December 31, 1999 (the "Initial Term"), with the Company having an option to extend, at its sole discretion, the Mrs. Fields License for five five year periods (the "Option Periods") through December 31, 2024. Mrs. Fields may terminate the Mrs. Fields License at the end of any Option Period subsequent to the Initial Term by providing written notice to the Company of its intent to do so not earlier than 12 months nor later than 90 days from the end of such Option Period. Thus, assuming the Company remains in compliance, the Mrs. Fields License may not be terminated any earlier than December 2004. In the event Mrs. Fields exercises its right to terminate the Mrs. Fields License, it must pay to the Company an amount equal to three times the average gross margin for sales of Mrs. Fields products reported by the Company for the last three years of the Option Period in which such notice of termination is given. The amount determined to be due shall be payable over three years in twelve equal quarterly payments.

     In the event the Company does not meet the Minimum Volume Commitment required by the Mrs. Fields License, it must pay the royalty which would otherwise have been payable on the amount of such shortfall in order to keep the Mrs. Fields License in effect. While the Minimum Volume Commitment amounts exceed the amounts shipped by the Company during any preceding calendar year, the Company expects to meet these Minimum Volume Commitment in calendar year 1998 and thereafter and to comply with the other provisions of the Mrs. Fields License. However, no assurance can be given that it will, in fact, meet such requirements during calendar year 1998 and continue to do so thereafter. The cancellation of the

Mrs. Fields License would have a material adverse effect on the Company. See "Licensing Agreements -- Mrs. Fields."

     NEED FOR ADDITIONAL FINANCING; UNCERTAINTY OF ACCESS TO CAPITAL. The Company has never reported significant positive cash flow from operations and has been dependent on obtaining debt and equity financing for the continuation and expansion of its operations. The Company has also relied upon the financing of the production of the Mrs. Fields cookie dough products by the manufacturer, Pennant Foods ("Pennant Foods"), formerly known as Van den Bergh Foods. These financing arrangements will not be available for other Mrs. Fields products or products bearing other brand names, and there can be no assurance that the existing arrangements will continue indefinitely for Mrs. Fields cookie dough. Moreover, it is unlikely that other manufacturing financing will be obtained in the event such arrangement is no longer available for Mrs. Fields cookie dough. The Company believes the proceeds from the Offering, together with its anticipated future cash flow from operations, will be sufficient to meet the Company's capital requirements for at least the next 12 months. There can be no assurance, however, that the Company will not require additional capital. The sale of additional equity or convertible debt securities, if required, may result in additional dilution to the holders of the Common Stock. There can be no assurance that additional financing will be available on terms and conditions acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Manufacturing."

     OBLIGATIONS ARISING OUT OF DISCARDED INVENTORY. In 1994, prior to the time current management assumed control of the operations of the Company, former management over-ordered cookie dough from Pennant, the Company's primary supplier of frozen cookie dough. This excess cookie dough was either discarded by Pennant due to obsolescence or reworked and sold, resulting in a claimed original loss of approximately $2,500,000 (the "Pennant Obligation"). Although the business activities of Van den Bergh have been spun off to Pennant by Van den Bergh's parent company, Unilever, PLC, and the Pennant Obligation remains due and owing to Unilever, the Company and Pennant have agreed to continue the arrangement which has been followed since March 1995, whereby Pennant is deducting from the Pennant Obligation $2.00 per case delivered on behalf of the Company and such payments are being used to reduce the amount owing under the Pennant Obligation now held by Unilever. Pennant has informally indicated that Unilever would accept a cash payment equal to 66.67% of the remaining $973,307 due as of April 30, 1998. The Company is continuing its discussions in this regard with management of Pennant, who have represented to the Company that they have the authority to deal with the Pennant Obligation matters. However, none of these arrangements have yet been reduced to a formal written agreement. No assurance can be given that Pennant or Unilever will agree to a discounted payoff or continue the arrangement for periodic reductions in the amount claimed to be owing through deductions for cases delivered on behalf of the Company. The Company may use a portion of the net proceeds of this offering to repay all or a portion of the Pennant Obligation. See "Use of Proceeds" and Note 6 of Notes to Financial Statements.

     COMPETITION. The Company's Mrs. Fields frozen cookie dough products compete directly with one national brand, Otis Spunkmeyer, which manufactures and distributes frozen cookie dough to club stores, supermarkets and convenience stores nationwide. Otis Spunkmeyer's frozen cookie dough has been in distribution longer than Mrs. Fields frozen cookie dough products. The Company also competes directly with regional frozen cookie dough products and indirectly with refrigerated dough and ready to eat cookies. These broader cookie categories have a number of larger competitors that have greater financial resources, more established products, lower production cost, and more extensive marketing campaigns than the Company. Therefore, there can be no assurance that the Company will be able to effectively compete or generate sufficient revenues to warrant continued distribution of the Mrs. Fields frozen cookie dough products.

     Mrs. Fields ice cream novelties compete in a large food product category that has a number of competitors with greater financial resources, more established products, lower production costs, and more extensive marketing campaigns than the Company. There can be no assurance that the Company will be able to successfully compete and develop distribution and sales of the Mrs. Fields ice cream novelties that would warrant continuing the product line.

     With respect to the marketing and distribution of the Gumby products, the Company competes with national manufacturers such as Jel Sert, Inc. ("Jel Sert") and Kraft Foods in the freeze pop category. No assurance can be given that the Company will be able to differentiate its Gumby products substantially from such competitors or obtain sufficient distribution and customer acceptance to establish a successful Gumby product line.

     The food industry, in general, is highly competitive. The Company competes with numerous food item producers and distributors, many of which are larger, have greater resources, enjoy greater economies of scale, and offer a wider selection of food items with a higher degree of consumer acceptance than the Company. The Company will compete with other food producers and distributors not only for consumer acceptance, but also for shelf space in retail outlets and for marketing attention. There can be no assurance that the Company will compete successfully against the existing competition or that additional competitors will not enter the market. See "Business -- Competition."

     RISKS ASSOCIATED WITH EXPANSION STRATEGY. The expansion strategy of the Company depends upon identifying and acquiring additional nationally recognized brands that are underutilized in the food category and may be available for acquisition or licensing by the Company. Such opportunities may be unavailable or available only on terms not acceptable to the Company. In addition, manufacturing sources for products designated under acquired licenses may not be available or available on acceptable terms to the Company.

     The success and rate of the Company's expansion into new products and geographical markets will be dependent on a number of factors, including general economic and business conditions affecting the food industry, competition, the availability of sufficient capital, the identification and successful negotiation of acceptable licensing arrangements for brand names the Company believes have commercial value, the identification and contracting for suitable manufacturing facilities on acceptable terms, and the ability to attract and retain qualified personnel and operate efficiently in activities in which the Company may have had no prior experience. As a result, there can be no assurance that the Company will be able to achieve its planned expansion strategy on a timely or profitable basis. See "Business."

     RELIANCE ON KEY PERSONNEL. The success of the Company depends upon its ability to attract and retain key management personnel to conduct its current and future operations. The loss of the services of such key personnel could have an adverse effect on the Company. The Company depends upon the abilities of certain employees, particularly Thomas E. Kees, Chairman, President and Chief Executive Officer, and Michael E. Banks, Senior Vice President of Marketing and Sales. Messrs. Kees and Banks serve the Company under employment agreements that expire in September 1999. Both contracts provide for an automatic one year extension unless otherwise elected by either party. The Company does not currently maintain key-man insurance with respect to its key personnel but intends to obtain such insurance in the future. Absent such insurance there would not be any source of compensation to the Company should the services of any such key management personnel be lost.

     LIMITED MANAGEMENT RESOURCES; MANAGEMENT OF POTENTIAL GROWTH. The Company's recent expansion into new product areas and financial difficulties have placed a significant strain on the Company's managerial and operational resources. Although all of the Company's management have worked together for the past two years, it is anticipated that, if the Company is able to effect its business strategy and expand its operations, the Company may need to retain and integrate new personnel at all levels of its operations. There can be no assurance that the Company will be able to effectively implement or manage its expansion strategy or obtain and integrate such additional personnel. See "Management."

     PRODUCT LIABILITY. The marketing and sale of food products entails an inherent risk of product liability. Although the Company is not directly engaged in the testing or manufacturing of the food products it sells, there can be no assurance that product liability claims will not be asserted against the Company. While the Company endeavors to take appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company maintains product liability insurance and has the benefit of insurance maintained by Pennant, in an aggregate amount of $4,000,000 which is adequate to satisfy existing Mrs. Fields licensing requirements. Additionally the Company is insured on the policies maintained by its other suppliers in amounts ranging between $2,000,000 and $5,000,000. While management believes these levels of insurance are adequate for its current level of operations, there can be no assurance that such insurance coverage will be adequate, or that a product liability claim, even one without merit, would not materially and adversely affect the business or financial condition of the Company.

     DEPENDENCE ON LIMITED NUMBER OF SOURCES FOR MANUFACTURING. The Company currently meets its manufacturing needs by contracting with third party sources because it has made the strategic decision to have no manufacturing capabilities of its own. As of April 30, 1998, approximately 76% of the products sold by the Company, as measured by revenues, were manufactured by Pennant. The relationship with Pennant is advantageous for the Company for several reasons. Because of Pennant's relationship with Mrs. Fields, the Company believes that it is charged a lower price for product ingredients than it could obtain elsewhere. Moreover, the Company generally is not required to pay for product manufacturing prior to sale with respect to the cookie dough products and packaging. If the relationship with Pennant should end, the Company could lose these benefits. With respect to other products already introduced or anticipated to be introduced in the near future, the Company relies or is expected to rely upon a single manufacturing source for each such product. In the event that: (i) Pennant or any of the other manufacturing sources used by the Company terminates its relationship with the Company without notice, or (ii) the Company is compelled to do the same, or (iii) other circumstances require Pennant or such other sources to cease operations temporarily, the Company's operations would be adversely affected, particularly if such events affected Pennant.

     PRODUCT CONCENTRATION RISK. In fiscal 1998, approximately 89% of the Company's revenues were derived from sales of Mrs. Fields cookie dough products and as of April 30, 1998, such sales accounted for approximately 76% of the Company's revenues for the fiscal quarter then ended. The Company anticipates that these products will continue to account for most of its sales for the foreseeable future. A decline in the demand for this product line, coupled with a failure to acquire or develop other product lines, whether as a result of competition or other factors, would have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Industry Background" and "Business -- Competition."

     SEASONAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's Mrs. Fields frozen cookie dough sales, which have accounted for most of the Company's revenues, have been seasonal with reduced sales in the second and third quarters of each fiscal year. Additionally, while the Company has not yet had material sales of the Mrs. Fields ice cream-based products or Gumby Freeze Pops, it can be anticipated that the sales of such products will also be seasonal with increased sales likely in the warm weather of the second and third fiscal quarters and reduced sales in the colder months of the first and fourth fiscal quarters. To the extent that it is not possible to increase sales of Gumby or ice cream-based products to offset the seasonal patterns of the Mrs. Fields cookie dough-based products, the Company may experience greater quarterly losses or lower profits in the second and third fiscal quarters and its results from operations for any particular fiscal quarter may not necessarily be indicative of net income or loss that may be expected for any other fiscal quarter or for the entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS. The Company's management will have broad discretion to allocate the proceeds of the Offering and the amounts actually expended for each use may depend on a number of factors including its ability to settle the Pennant Obligation for less than the full amount due, the continuation of favorable financing arrangements for the manufacture of certain cookie dough products by Pennant, future revenue growth, the progress of the Company's marketing efforts, and the amount of cash generated or used by the Company's operations. See "Use of Proceeds."

     USE OF PROCEEDS TO REPAY DEBT. The Company expects to use approximately $1,470,000 of the net proceeds of the Offering to repay the remaining principal amount of $650,000 on the DayStar Credit Facility, to repay a $103,500 loan from Larry Wells Company Inc., an affiliate of a director of the Company, to repay a loan made by the Representative in the principal amount of $200,000, a debt obligation in the principal amount of $40,000, plus additional fees of $10,000, for a total repayment obligation of $50,000 from a third party lender and any additional amounts which might be advanced from such lender up to an estimated gross principal amount of $385,000 and repayment of accrued interest for these credit facilities in the approximate amount of $120,000, thereby reducing the amount of net proceeds available to the Company to expand its business. See "Use of Proceeds."

     CONTROL BY EXISTING SHAREHOLDERS. There are no voting agreements among shareholders, however certain existing shareholders, holding approximately 44% of the issued and outstanding Common Stock of the Company prior to the Offering, and warrants with respect to an additional approximately 24%, if acting together, could be in a position to significantly influence the affairs of the Company and certain matters requiring a shareholder vote including the election of directors, the amendment of the Company's charter documents, the merger or dissolution of the Company, and the sale of all or substantially all of the Company's assets. The Company has no information which would indicate that any of such shareholders are acting, or intend to act, together for such purposes. See "Business -- Legal Proceedings" "Principal Shareholders," and "Description of Securities -- Common Stock."

     ABSENCE OF PUBLIC MARKET/TRADING HISTORY; STOCK PRICE VOLATILITY. Prior to the Offering, there has been no public market for the Company's Units, Common Stock or Warrants. Consequently, the initial public offering price of the Units, and the exercise price and other terms of the Warrants were determined by negotiations between the Company and the Representative. There can be no assurance that an active public market for the Company's Units, Common Stock or Warrants will develop or be sustained after the Offering. The trading price of the Company's securities could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new products by the Company or its competitors, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced wide price and volume fluctuations which have been at times unrelated to the operating performance of the companies whose securities are traded. These broad market fluctuations may adversely affect the market price of the Units, Common Stock or Warrants.

     DILUTION. Purchasers of shares of Common Stock included in the Units offered hereby will incur immediate and substantial net tangible value dilution of $3.97 per share or approximately 79% ($3.70) per share, assuming a $5.00 offering price and no exercise of issuable options, or outstanding warrants, including those included in the Units. To the extent that issuable options or outstanding warrants to purchase the Company's Common Stock are exercised at prices below the Unit offering price, there will be further dilution to purchasers of the Units offered hereby. See "Dilution."

     SPECULATIVE NATURE OF WARRANTS; POSSIBLE REDEMPTION OF WARRANTS. The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but merely represent the right to acquire shares of Common Stock, as the case may be, at a specified price for a limited period of time. Following the completion of the Offering, the market value for the Warrants will be uncertain and there can be no assurance that the market value of the Warrants will meet or exceed their initial public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants and consequently, whether it will ever be profitable for holders of the Warrants to exercise their Warrants.

     The Warrants will be subject to redemption by the Company at $0.25 per Warrant on 30 days' prior notice to the warrant holders, provided that the closing bid price of the Common Stock for 20 consecutive trading days immediately preceding the notice of redemption equals or exceeds 200% of the Final Warrant Exercise Price if there has been no Price Reduction or 150% of the Final Warrant Exercise Price if there has been a Price Reduction. In the event that warrant holders decide not to exercise their Warrants upon notice of redemption, the unexercised Warrants will be redeemed prior to exercise, and the holders thereof will lose the benefit of the appreciated market price of the Warrants, if any, and/or the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. See "Description of Securities -- Warrants."

     GOVERNMENT REGULATION. The production and marketing of the Company's products are subject to rules and regulations of various federal, state and local health and environmental agencies. While the Company believes that its products and operations are in substantial compliance with the rules and regulations of all federal, state and local health and environmental agencies, any substantial violation of the rules and regulations pertaining to the Company's operations or products could result in civil fines and penalties and even the temporary suspension of the Company's operations or product shipment.

     CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus available covering the Common Stock issuable upon the exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the Warrants. Although the Company has undertaken to use its reasonable efforts to have all of the Common Stock issuable upon the exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside. The Common Stock and Warrants contained in the Units will become separately transferable 30 days following completion of this Offering or such shorter period as determined by the Representative. Although the Units will not be knowingly sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, investors residing in such jurisdictions may purchase the Warrants in the secondary market or investors may move to a jurisdiction in which the Common Stock underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In such event, the Company will be unable to issue shares to those persons desiring to exercise their Warrants unless and until the Common Stock is qualified for sale in jurisdictions in which the purchasers reside or an exemption from such qualification exists in such jurisdictions, and holders of the Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Warrants."

     SUBSTANTIAL AMOUNTS OF SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Units, Common Stock, and Warrants after the Offering. Such sales might also make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. In addition to the Units offered hereby, following this Offering, there will be 1,041,730 shares of Common Stock outstanding, all of which are "restricted stock," as that term is defined in Rule 144 promulgated under the Securities Act. It is anticipated that holders of approximately 446,000 shares will be subject to lock-up agreements with the Representative under which such holders will have agreed to not sell or otherwise transfer their shares for one year from the date of this Prospectus without the prior consent of the Representative. Of the restricted stock, as of the date of this Prospectus, approximately 178,250 shares will have been held less than one year (of which it is anticipated 60,375 shares will be subject to the lock-up agreement), approximately 30,000 shares will have been held at least one year but less than two years (of which no shares will be subject to the lock-up agreement) and approximately 834,000 shares will have been held at least two years (of which it is anticipated 438,000 shares will be subject to the lock-up agreement). Holders of restricted stock not otherwise subject to a lockup agreement will be able to sell their shares in the public market under Rule 144, if held for at least one year commencing 90 days after the effective date of this Prospectus, Shareholders not subject to a lockup agreement who have held their restricted stock for more than two years will be eligible to sell the shares under Rule 144(k) following this Offering. Holders of warrants with respect to 284,000 shares of the Common Stock have been granted "piggy-back" registration rights. In addition, holders of warrants with respect to 145,312 shares of the Common Stock have been granted "demand registration rights." Holders of 59,375 shares of the Common Stock have been granted "piggy-back" registration rights and hold such rights with respect to up to an additional 120,625 shares of Common Stock to be issued after the closing of this Offering. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and Warrants, and following conversion, the Common Stock. See "Certain Transactions" and "Shares Eligible for Future Sale."

     ARBITRARY DETERMINATION OF OFFERING PRICE. The offering price of the Units and the exercise price and other terms of the Warrants will be determined through negotiations between the Company and the Representative of the Underwriters. Among the factors to be considered in determining the price are prevailing market conditions, the general economic environment, an estimate of the prospects of the Company, the background and contributions of management and current conditions in the frozen food industry. There is, however, no relationship between the offering price of the Units and the Company's assets, book value, historical earnings or any other objective criteria of value. See "Underwriting."

     IMPACT OF POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; RISKS OF LOW PRICED STOCKS. While the Units, Common Stock and the Warrants are expected initially to be included on Nasdaq SmallCap Market, the Company will be required to continue to meet Nasdaq's maintenance requirements in the future which have recently been revised to include more stringent standards for continued listing. If it is unable to satisfy such requirements, its securities may be delisted. In such event trading, if any, in the Units, Common Stock, and Warrants would be affected and consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be the case. As a consequence, an investor could find it more difficult to sell, or to obtain accurate quotations as to the price of the Common Stock and Warrants.

     PENNY STOCK LIMITATIONS. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure in connection with trades in any stock defined as a "penny stock." The Securities and Exchange Commission (the "Commission") has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has: (i) net tangible assets of at least $2,000,000 if such issuer has been in continuous operation for more than three years, (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on Nasdaq or the Company does not have $2,000,000 in net tangible assets, trading in the Company's securities would be covered by Rules 15g1 through 15g6 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination and obtain the purchaser's written consent prior to sale. Securities are exempt from these rules if the market price of the security is at least $5.00 per share.

     Although the Company's Common Stock will be outside the scope of the definition for a penny stock if it is listed as anticipated on Nasdaq, in the event the Common Stock were subsequently characterized as a penny stock the market liquidity for the Company's securities could be severely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     LIMITATION ON USE OF NET OPERATING LOSS CARRYOVER. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") imposes certain limitations on the ability of a "loss corporation" to use its net operation losses ("NOLs") to offset its future taxable income in taxable years following an "ownership change" (including an ownership change resulting from the issuance of stock). In general, an ownership change occurs if the percentage (as measured by value) of the loss corporation's stock (other than certain Common Stock) which is owned, directly or indirectly, by one or more 5% shareholders (or certain groups of shareholders collectively treated as a 5% shareholder) is increased by more than 50 percentage points over the lowest percentage of stock owned by such 5% shareholders at any time during the applicable "testing period" of three years or less. In the event of an ownership change, the amount of pre-change NOLs that the loss corporation can use to offset its taxable income in a post-change taxable year will generally be limited to an amount equal to the product of the "long-term tax-exempt rate" in effect on the date of the ownership change and the value of the loss corporation's stock immediately prior to the ownership change (without taking into account for such valuation purposes certain capital contributions received by the loss corporation during the two-year period preceding the ownership change). The long-term tax-exempt rate is an interest rate based upon certain U.S. Treasury debt obligations adjusted for differences between rates on taxable and tax-exempt obligations and announced on a monthly basis by the Internal Revenue Service. In addition, if the loss corporation does not continue its historic business or continue to use a substantial portion of its historic assets in its business for a two-year period following an ownership change, the effect would be that no portion of the pre-change NOLs would be available to offset future taxable income (except in certain very limited circumstances).

     DIVIDENDS. The Company has never paid any dividends on its Common Stock and does not anticipate that cash dividends will be paid in the foreseeable future, as it intends to follow a policy of retaining earnings, if any, to finance future growth. Applicable law may also restrict the ability of the Company to pay cash dividends. See "Dividend Policy."

                               CORPORATE HISTORY

     The Company was incorporated in February 1994 under the name of Greg Plunkett, Inc. The Company commenced business with an initial strategy of focusing on products generally based upon local or regional brands and distribution exclusively through direct store delivery. In August 1994, the Company entered into a long-term licensing agreement with Mrs. Fields, which provides for the exclusive development by the Company of Mrs. Fields frozen cookie dough, frozen baked goods, and other frozen dessert products to be produced and marketed throughout North America, Hawaii, and Puerto Rico (excluding Canada with respect to ice cream novelties) by the Company in retail store locations. Largely as a result of the excess production of inventory and these prior strategies, the Company incurred losses of approximately $3,900,000 through January 1996. The Company, under new management, then redirected its efforts toward licensing primarily well-known national brands to be sold by direct store delivery, brokers, and distributors. Since then, the Company's sales have increased every year and the Company currently has products sold nationally.

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its Common Stock. The Company currently intends to retain all available funds for use in its business and therefore does not anticipate paying any cash or other dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors and will be based upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. Additionally, under current circumstances, the Company would not be able to pay cash dividends pursuant to applicable California law.

                                USE OF PROCEEDS

     The estimated net proceeds to be received by the Company from the sale of the Units in the Offering, after deducting the underwriting commissions and the Representative's nonaccountable expense allowance and other offering expenses, will be approximately $6,070,000 ($7,048,750 if the Representative's Over-allotment Option is exercised in full), based on an assumed public offering price of $5.00 for each Unit. The Company anticipates that the net proceeds will be used as follows:

                                                      APPROXIMATE AMOUNT   PERCENTAGE OF NET
              ANTICIPATED APPLICATION                  OF NET PROCEEDS         PROCEEDS
              -----------------------                 ------------------   -----------------
Market Expansion(1).................................      $1,700,000             28.0%
Product Development(1)..............................      $1,500,000             24.7%
Repayment of Bridge Notes and Other Debt(2).........      $1,470,000             24.2%
Acquisition of Licenses(1)..........................      $  800,000             13.2%
General Corporate Purposes, including working
  capital, selling, marketing and administrative
  expenses(1).......................................      $  600,000              9.9%
                                                          ----------
          TOTAL.....................................      $6,070,000
                                                          ==========

---------------
(1) Marketing expansion includes costs associated with expanding product distribution such as slotting fees, advertising, and other promotions. Product development includes research and development of new items under current licenses and new items under future licenses. Acquisition of licenses will support costs of purchasing rights to produce products under additional brand names. Other general corporate purposes will be used to assist with capital requirements to finance inventory and other costs. Management intends to use as large a portion of the net proceeds from the Offering as possible to implement its expansion strategy, including product development, and acquisition of licenses in other food categories.

(2) The repayment of bridge notes and other debt include the principal amounts of $650,000 to DayStar maturing at the earlier of September 1, 1998 or five days following the closing of the Offering with interest for the period subsequent to January 31, 1998 until maturity capped at $39,100. The initial advance under such DayStar facility was used for working capital purposes, with an initial interest rate of 12% per annum on the principal amount advanced of $440,000, increased to 15% effective February 1, 1998. The additional $440,000 was utilized to repay a portion of $595,000 in notes which matured on June 30, 1997, and was intended to be a very short-term loan to be repaid from the private placement in mid-1997 and therefore bore interest at the rate of 1% per week until repaid from the proceeds of the private placement. As the proceeds were insufficient for this purpose, interest was thereafter capped at $39,100 for the period subsequent to January 31, 1998. Also to be repaid are (i) $200,000 to the Representative bearing 10% simple interest due and payable on the earlier of the closing of this Offering or, if the Offering has not closed by October 31, 1998, 30 days following the Representative's demand for payment, (ii) $40,000 to a third party lender, and any additional amounts which might be advanced by such lender up to an estimated gross amount of $385,000, bearing interest at 12% per annum plus origination and due diligence costs, due at the earlier of (a) August 31, 1998 or (b) in four equal quarterly payments if the loan is not paid from the proceeds of the Offering in which instance the interest rate will increase to 15% per annum; (iii) $103,500 advanced on July 6, 1998, by Larry Wells Company, Inc., an affiliate of a director of the Company, plus $11,500 in fees if paid prior to October 31, 1998, plus $30,000 if paid after October 31, 1998 and $1,500 each additional month thereafter until paid; and (iv) approximately $120,000 of accrued interest on these loans.

     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering based upon the current status of its business operations, its current plans and current economic conditions. Future events, including problems, delays, expenses and complications as well as changes in competitive conditions affecting the Company's business and the success or lack thereof of the Company's marketing efforts, may make shifts in the allocation of funds necessary or desirable. A change in the use of such proceeds or timing of such use will be at the Company's discretion. It may use a portion of the proceeds to retire all or a portion of the Pennant Obligation, but is not obligated to do so. Any net proceeds not immediately required for the purposes described will be invested by the Company in investment grade, short term, interest bearing investments.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at April 30, 1998, and as adjusted to reflect the estimated net proceeds from the sale of 1,500,000 Units offered hereby at an initial assumed public offering price of $5.00 per Unit and the application of the estimated net proceeds of $6,070,000. See "Use of Proceeds."

                                                                   APRIL 30, 1998
                                                              -------------------------
                                                              ACTUAL     AS ADJUSTED(1)
                                                              -------    --------------
                                                                   (IN THOUSANDS)
Notes payable, current:
  Related parties and others................................  $   850       $     0
                                                              -------       -------
Total notes payable.........................................      850             0
Shareholders' equity (deficit):
  Preferred Stock, no par value; 10,000,000 shares
     authorized; none issued and outstanding, actual and as
     adjusted(2)............................................       --             0
  Common Stock, no par value: 30,000,000 shares authorized;
     1,041,730 shares issued and outstanding; 2,541,730
     shares as adjusted(2)(3)...............................    6,253        12,323
  Contributed capital.......................................      559           559
  Notes receivable from shareholders........................      (69)          (69)
  Accumulated deficit.......................................   (7,701)       (7,701)
                                                              -------       -------
          Total shareholders' equity (deficit)..............     (958)        5,112
                                                              -------       -------
          Total capitalization..............................  $  (108)      $ 5,112
                                                              =======       =======

---------------
(1) Adjusted to give effect to (i) the sale by the Company of 1,500,000 Units at an assumed offering price $5.00 per Unit, net of estimated underwriting discounts and estimated expenses of the Offering and application of the proceeds therefrom. See "Use of Proceeds" and "Certain Transactions."

(2) Reflects amendments to the Company's Articles of Incorporation effective prior to the commencement of the Offering (i) authorizing the issuance of up to 10,000,000 shares of Preferred Stock and (ii) effecting a 1-for-3.2 reverse split of the Company's Common Stock.

(3) Excludes (i) 387,063 shares of Common Stock issuable upon exercise of warrants outstanding as of April 30, 1998, (ii) the 120,625 PAG Shares issuable following the closing of the Offering and (iii) 254,173 shares of Common Stock reserved for issuance under the Company's stock option plan. See "Management -- Stock Option Plan," "Certain Transactions" and "Shares Eligible for Future Sale."

                                    DILUTION

     As of April 30, 1998, the Company had a negative net tangible book value of $(3,445,848) or $(3.31) per share. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding. After giving effect to the sale of the 1,500,000 Units offered hereby based on an assumed price to the public of $5.00 per Unit, attributing no value to the Warrant component of the Unit, and assuming no other changes in the net tangible book value after April 30, 1998, the Company's net tangible book value (after deduction of estimated underwriting discounts and commissions and estimated offering expenses) at April 30, 1998 would have been $2,624,152 or $1.03 per share. These figures represent an immediate increase in net tangible book value of $4.34 per share to existing shareholders and an immediate dilution to new investors of $3.97 per share. Dilution is determined by subtracting net tangible book value per share after the Offering from the amount of cash paid by a new investor for a share of Common Stock. Common Stock equal to 20,343 shares has been deemed to be outstanding for the purposes of this determination which relates to promissory notes issued as payment for the exercise of certain warrants ("Note Shares"). However, pursuant to California law, such Note Shares may not be issued or deemed outstanding for any other purpose until such promissory notes are paid. The following table illustrates the per share dilution:

Initial public offering price per Unit......................            $5.00
  Net tangible book value per share at April 30, 1998.......  $(3.31)
  Increase per share attributable to new investors..........    4.34
                                                              ------
Net tangible book value per share after the Offering........             1.03
                                                                        -----
Dilution per share to new investors.........................            $3.97
                                                                        =====

     The following table summarizes, on an as adjusted basis as of April 30, 1998, the difference between the number of Units purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and to be paid by new investors purchasing Units offered hereby. The calculation in this table assumes an initial public offering price of $5.00 per Unit (before deducting the underwriting discounts and commissions and other estimated expenses of the Offering, including the Representative's non-accountable expense allowance, payable by the Company).

                                      SHARES PURCHASED(1)(2)     TOTAL CONSIDERATION
                                      ----------------------    ----------------------    AVERAGE PRICE
                                        NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                                      ----------    --------    -----------    -------    -------------
Existing shareholders(3)............  1,041,730        41%      $ 6,812,557      48%          $6.54
New investors.......................  1,500,000        59%      $ 7,500,000      52%          $5.00
                                      ---------       ----      -----------     ----
          Total.....................  2,541,730       100%      $14,312,557     100%
                                      =========       ====      ===========     ====

---------------
(1) Includes the 20,343 Note Shares.

(2) Excludes 387,063 shares of Common Stock issuable upon exercise of warrants outstanding as of April 30, 1998 and the 120,625 PAG shares issuable following the close of the Offering.

(3) Represents cash and services paid for shares of Common Stock as per the April 30, 1998 Common Stock account in the amount of $6,253,057 and gives effect to contributed capital as shown on the April 30, 1998 balance sheet in the amount of $559,500. The existing shares of Common Stock outstanding includes shares of Common Stock issued for cash and services provided to the Company.

                            SELECTED FINANCIAL DATA

     The selected financial data shown in this section with respect to the Company's statement of operations data for the years ended January 31, 1997 and 1998, respectively and balance sheet data as of January 31, 1998 are derived from the audited financial statements of the Company included elsewhere in this Prospectus. These statements have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report, which includes an explanatory paragraph that expresses substantial doubt about the Company's ability to continue as a going concern as described in the notes to such financial statements. The selected financial data shown in this section with respect to the Company's statement of operations data for three months ended April 30, 1997 and 1998, respectively, and balance sheet data as of April 30, 1998, were prepared by the Company and are unaudited. In the opinion of management of the Company, such unaudited financial statements have been prepared on a basis consistent with the audited financial information and include all adjustments, consisting of normal recurring entries, necessary for a fair presentation of the results of such periods. The results of operations for the three month period ended April 30, 1998 are not necessarily indicative of the results of operations for the year ending January 31, 1999. The data displayed below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes related thereto included elsewhere in this Prospectus.

                                                FOR THE YEARS ENDED     FOR THE THREE MONTHS ENDED
                                                    JANUARY 31,                 APRIL 30,
                                                --------------------    --------------------------
                                                  1997        1998         1997           1998
                                                --------    --------    ----------    ------------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Sales.......................................  $  4,825    $  5,352     $  1,249      $    1,640
  Cost of goods sold..........................     3,088       3,309          743           1,026
                                                --------    --------     --------      ----------
  Gross profit................................     1,737       2,043          506             614
  Marketing, general & administrative
     expenses.................................     1,847       2,577          478             690
  Compensation related to forgiveness of
     employee notes...........................        --       1,472           --              --
                                                --------    --------     --------      ----------
  Operating loss..............................      (110)     (2,006)          28             (76)
  Interest and other expense..................      (647)      ( 914)        (193)            (66)
                                                --------    --------     --------      ----------
  Loss before income taxes....................      (757)     (2,920)        (165)           (142)
  Income taxes................................         1           1            1               1
  Net loss....................................  $   (758)   $ (2,921)    $   (166)     $     (143)
                                                ========    ========     ========      ==========
  Net loss per common share, basic and
     diluted(1)...............................  $  (1.16)   $  (3.81)    $  (0.24)     $    (0.14)
                                                ========    ========     ========      ==========
  Weighted average number of common shares
     outstanding..............................   651,162     768,613      701,022       1,041,730
                                                ========    ========     ========      ==========

                                                              JANUARY 31,
                                                                 1998            APRIL 30, 1998
                                                              -----------   ------------------------
                                                                ACTUAL      ACTUAL    AS ADJUSTED(2)
                                                              -----------   -------   --------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit).................................    $(2,462)    $(2,807)       3,263
  Total assets..............................................      2,733       3,120        8,220
  Total liabilities.........................................      3,555       4,078        3,108
  Long-term liabilities.....................................        716         708          708
  Accumulated deficit.......................................      7,559       7,702        7,702
  Shareholders' equity (deficit)............................       (822)       (959)       5,111

---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the basis used to calculate net loss per share.

(2) Adjusted to give effect to (i) the sale by the Company of 1,500,000 Units at an assumed offering price $5.00 per Unit, net of estimated underwriting discounts and estimated expenses of the Offering and the application of the net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Certain Transactions."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

     Management's discussion and analysis of financial condition and results of operations is designed to provide a better understanding of significant changes and trends related to the Company's financial condition, results of operations, liquidity, and capital resources. The discussion should be read in conjunction with, and is qualified in its entirety by, the financial statements of the Company and notes thereto included elsewhere herein. The Company's fiscal year ends on January 31st of each year. The ability of the Company to continue as a going concern is contingent upon its ability to complete the Offering or to obtain other sources of financing.

BACKGROUND

     The Company licenses and markets premium branded consumer food products sold in supermarkets, club stores, convenience stores, drug stores and mass merchandisers throughout the United States. The Company currently holds three licenses for food products using names and trademarks held by Mrs. Fields, Gumby and Mattel. The Company has developed and is currently marketing products under the Mrs. Fields and Gumby licenses and intends to develop and market products utilizing the Extreme Dinosaurs trademark held by Mattel. The Company intends to build a portfolio of well-known premium brand products by continuing to seek licensing opportunities for nationally recognized brand names, increasing product offerings under current and new licenses, and further developing distribution of the Company's existing products.

     The Company has a management team with experience in direct retail sales and marketing of food products to the retail food industry. The Company sells its products through a combination of outside brokers and distributors throughout the United States. The Company does not manufacture any of its products, but contracts use of outside suppliers. The Company believes the use of third-party suppliers increases its flexibility, reduces production lead-times and costs, and significantly reduces capital expenditures and associated overhead related to manufacturing, all resulting in overall lower product costs to the Company.

SEASONALITY

     Sales of Mrs. Fields cookie dough have been seasonal, with higher sales during the traditional baking months of September to March. Therefore, sales tend to be higher during the first and fourth quarters of each fiscal year. As a result, fixed overhead, primarily general and administrative expenses, has represented a disproportionate percentage of revenues during the second and third quarters of each fiscal year. The Company has added products, such as the Mrs. Fields ice cream novelties, which it believes should reduce the impact of the seasonality of the sales of any its cookie dough products. Sales of ice cream products totaled $454,656 from their introduction in July 1997 to January 31, 1998. Sales of ice cream products totaled $393,618 for the quarter ended April 30, 1998.

RESULTS OF OPERATIONS

     The following table sets forth selected statement of operations data of the Company expressed as a percentage of sales for the years and periods indicated:

                                                                    PERCENTAGE OF SALES
                                                    ----------------------------------------------------
                                                          FOR THE FISCAL              FOR THE FISCAL
                                                           YEARS ENDED                QUARTERS ENDED
                                                           JANUARY 31,                  APRIL 30,
                                                    --------------------------    ----------------------
                                                       1997           1998          1997         1998
                                                    -----------    -----------    ---------    ---------
STATEMENT OF OPERATIONS DATA:
  Sales...........................................     100.0%         100.0%        100.0%       100.0%
  Cost of goods sold..............................      64.0           61.8          59.5         62.6
                                                       -----          -----         -----        -----
  Gross profit....................................      36.0           38.2          40.5         37.4
  Operating expenses:
     Marketing expenses...........................      20.6           24.9          20.9         23.5
     Compensation related to forgiveness of
       employee notes.............................        --           27.5            --           --
     General and administrative expenses..........      17.7           23.3          17.3         18.5
                                                       -----          -----         -----        -----
  Operating (loss), income........................      (2.3)         (37.5)          2.3         (4.6)
     Interest expense.............................     (12.9)          (8.8)        (14.7)        (4.0)
     Other (expense) income, net..................      (0.5)          (8.3)         (0.9)        (0.1)
                                                       -----          -----         -----        -----
  Net loss........................................     (15.7)         (54.6)        (13.3)        (8.7)
                                                       =====          =====         =====        =====

  COMPARISON OF QUARTER ENDED APRIL 30, 1998 TO QUARTER ENDED APRIL 30, 1997

     Revenues. Total revenues for the quarter ended April 30, 1998 (the "1998 Period") were $1,640,728 compared to $1,249,340 for the quarter ended April 30, 1997 (the "1997 Period"). This increase represents sales growth of 31.2% for the quarter ended April 30, 1998, compared to the 1997 Period. The increase in 1998 is mainly attributable to the introduction of the Mrs. Fields ice cream novelties to supermarkets and club stores in the 1998 Period. There were no sales of these products in the comparable 1997 Period.

     Cost of goods sold. Cost of goods sold for the quarter ended April 30, 1998 was $1,026,444 compared to $743,298 for quarter ended April 30, 1997. As a percentage of sales, cost of goods was 62.6% for the 1998 quarter compared to 59.5% for the comparable 1997 Period. The increase for the quarter ended April 30, 1998 was primarily attributable to the higher cost of goods sold associated with the Mrs. Fields ice cream novelties relative to the frozen cookie dough products.

     Gross profit. Gross profit for the quarter ended April 30, 1998 was $614,284 compared to $506,042 for the quarter ended April 30, 1997. As a percentage of sales, gross profit was 37.4% for the 1998 Period compared to 40.5% for the comparable 1997 Period. The decrease in gross profit for the 1998 Period was primarily a result of the lower margins associated with the Mrs. Fields ice cream novelties as compared to those for cookie dough.

     Marketing expenses. Marketing expenses for the quarter ended April 30, 1998 were $387,020 compared to $261,343 for the quarter ended April 30, 1997. As a percentage of sales, marketing expenses were 23.5% for the 1998 Period compared to 20.9% for the comparable 1997 Period. The increase in marketing expenses for the 1998 Period was primarily attributable to approximately $109,000 of product introduction costs associated with the Mrs. Fields ice cream novelties. These expenditures allowed the Company to develop distribution in over 30 retail accounts throughout the U.S. Marketing costs also increased $52,000 due to higher royalties and commissions resulting from ice cream novelty sales.

     General and administrative expenses. General and administrative expenses for the quarter ended April 30, 1998 were $303,267 compared to $216,315 for the quarter ended April 30, 1997. As a percentage of sales, general and administrative expenses were 18.5% for the 1998 Period compared to 17.3% for the comparable 1997 Period. The increase was primarily attributable to higher accounting and legal expenses, amortization of licenses, rent, ice cream bill processing fees, and directors and officers insurance premiums.

     Operating loss. The operating loss for the quarter ended April 30, 1998 was $76,003 compared to an operating profit of $28,384 for the quarter ended April 30, 1997. As a percentage of sales, the operating loss was 4.6% for the 1998 Period compared to a 2.3% profit for the comparable 1997 Period. The decrease in operating profit is mainly attributable to the product introduction expenses associated with the Mrs. Fields ice cream novelties items and the increased general and administrative costs noted above.

     Interest expense. Interest expense for the quarter ended April 30, 1998 was $66,033 compared to $184,014 for the quarter ended April 30, 1997. As a percentage of sales, interest expense was 4.0% for the 1998 Period compared to 14.7% for the comparable 1997 Period. The decrease in interest expense is primarily attributable to the conversion of $622,500 in debt to Common Stock in the quarter ended January 31, 1998 and lower amortization of debt issuance costs.

     Net loss. The net loss for the quarter ended April 30, 1998 was $142,836 compared to $166,430 for the quarter ended April 30, 1997. As a percentage of sales, net losses were 8.7% for the 1998 Period compared to 13.3% for the comparable 1997 Period. The decrease in net loss was due to the lower interest expense offset by the product introduction expenses associated with Mrs. Fields ice cream novelties items and higher general and administrative expenses.

COMPARISON OF YEAR ENDED JANUARY 31, 1998 TO YEAR ENDED JANUARY 31, 1997

     Revenues. Total revenues for the year ended January 31, 1998 were $5,351,917 compared to $4,824,706 for year ended January 31, 1997. This increase represents sales growth of 10.9% for year ended January 31, 1998, and is attributable to the 1997 introductions of the Mrs. Fields ice cream sandwiches and Gumby Freeze Pops. Cookie dough sales were approximately the same for both years.

     Cost of goods sold. Cost of goods sold for the year ended January 31, 1998 was $3,308,660 compared to $3,087,833 for year ended January 31, 1997. As a percentage of sales, cost of goods was 61.8% for the year ended January 31, 1998, as compared to 64.0% for the year ended January 31, 1997. The 2.2% decrease in cost of goods sold in fiscal year 1998 was primarily attributable to an increase in sales of cookie dough products to club stores, which have higher margins than other channels of distribution.

     Gross profit. Gross profit for the year ended January 31, 1998 was $2,043,257 compared to $1,736,873 for the year ended January 31, 1997. As a percentage of sales, gross profit was 38.2% for the year ended January 31, 1998 as compared to 36.0% for the year ended January 31, 1997. The increase in gross profit for fiscal year 1998 was a result of increased sales of cookie dough to club stores which provide the Company with relatively higher profit margins.

     Marketing expenses. Marketing expenses for the year ended January 31, 1998 were $1,332,934 compared to $992,258 for the year ended January 31, 1997. As a percentage of sales, marketing expenses were 24.9% for the year ended January 31, 1998 as compared to 20.6% for the year ended January 31, 1997. The 4.3% increase in marketing expenses was primarily attributable to approximately $86,000 related to the introduction of the new ice cream novelty and freeze pop items as well as the accrual of $120,000 to Mrs. Fields to repay a shortfall in the payment of the minimum royalty under the Mrs. Fields license. In addition, the Company incurred costs of approximately $128,000 in packaging design for new ice cream products. Although the Company expects to incur costs for packaging design for new products to be developed in the future, costs for redesign of existing products is not likely to occur for a few years.

     General and administrative expenses. General and administrative expenses for the year ended January 31, 1998 were $1,244,551 compared to $854,433 for the year ended January 31, 1997. As a percentage of sales, general and administrative expenses were 23.3% for the year ended January 31, 1998 as compared to 17.7% for the year ended January 31, 1997. The 5.6% increase was due primarily to an increase in accounting and legal expenses related to costs associated with a public offering which was not completed by a prior underwriter, the registration of the Company's securities with the Commission under the 1934 Act in July 1997 on Form 10-SB and related compliance costs incurred between June and November 1997. In addition, the personnel expense of the Company increased because two officers became full-time employees of the Company during the year ended January 31, 1998.

     Compensation related to forgiveness of employee notes. Compensation related to forgiveness of Employee Stock Purchase Notes receivable by the Company totaled $1,472,009, or 27.5% of revenues, for the year ended January 31, 1998. The amount forgiven included the aggregate principal amount of $1,450,000 and accrued interest in the amount of $22,009. The notes had been received by the Company pursuant to the issuance of stock to key employees in 1995 and 1996 pursuant to the Company's Employee Stock Purchase Plan and were forgiven, in part, in consideration for the employees forgiving their rights to increases in compensation and as an inducement to retain key management.

     Operating loss. The operating loss for the year ended January 31, 1998 was $2,006,237 compared to an operating loss of $109,818 for the year ended January 31, 1997. As a percentage of sales, operating loss was 37.5% for the year ended January 31, 1998 as compared to 2.3% for the year ended January 31, 1997. The 35.2% increase in operating loss is mainly attributable to non-recurring general and administrative expenses such as forgiveness of the Employee Stock Purchase Notes and accounting and legal expenses related to a public offering which was not completed by a prior underwriter.

     Interest expense. Interest expense for the year ended January 31, 1998 was $471,186 compared to $622,793 for the year ended January 31, 1997. As a percentage of sales, interest expense was 8.8% for the year ended January 31, 1998 as compared to 12.9% for the year ended January 31, 1997. The amortization of debt issuance costs associated with the value of stock and warrants paid to various bridge loan providers decreased from $500,880 to $222,766 for the years ended January 31, 1997 and 1998, respectively. As a percentage of revenues, the amortization of debt issuance costs was 10.4% and 4.2% for the years ended January 31, 1997 and 1998, respectively.

     Other (expense) income, net. Other expense for the year ended January 31, 1998 was $443,190, or 8.3% of revenues. For fiscal year 1998, these expenses consisted of costs related to the final settlement of agreements with prior placement agents or advisors in the amount of $293,190 and a provision for litigation costs in the amount of $150,000 pertaining to a pending lawsuit with a founder of the Company. Other expense for the year ended January 31, 1997 was $24,292, or 0.5% of revenues. The expense is primarily related to costs paid to an unsuitable merger candidate.

     Net loss. The net loss for the year ended January 31, 1998 was $2,921,413 as compared to $757,703 for the year ended January 31, 1997. As a percentage of sales, net losses were 54.6% for the year ended January 31, 1998 as compared to 15.7% for the year ended January 31, 1997. The increase in the net loss was due primarily to the forgiveness of the Employee Stock Purchase Notes, the cost associated with the conclusion of investment banking agreements and amounts payable to Mrs. Fields to meet the minimum royalty payment obligations under the Mrs. Fields License. Because the Company does not expect these costs to recur in the future, the amounts and percentages for the year ended January 31, 1998 are likely to differ from that which might be expected in future years.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its activities since inception primarily through private placements of Common Stock and the issuance of debt. The Company has also financed the production of its Mrs. Fields cookie dough through Pennant. The cumulative losses from the Company's inception through April 30, 1998 totaled $7,701,616 with a shareholders' deficit of $958,534.

     The Company had a working capital deficit at April 30, 1998 of $2,806,778. From January 31, 1998 to April 30, 1998, current assets increased by $186,864 and current liabilities increased by $531,698. The increase in current assets is primarily attributable to the increase in accounts receivable and inventory associated with the introduction of Mrs. Fields Ice Cream Sandwiches and Gumby Freeze Pops. Changes in current liabilities from January 31, 1998 to April 30, 1998 are mainly attributable to: (i) the increase in accounts payable associated primarily with the funding of inventory and accounts receivable, and (ii) a loan from the Representative for working capital purposes in the amount of $200,000, the principal and interest on which will be paid from the net proceeds of this Offering.

     Long-term liabilities decreased from January 31, 1998 to April 30, 1998 by $7,969 due to the repayment of $90,469 on the Pennant Obligation and the additional liability of $82,500 incurred in connection with the Extreme Dinosaurs licensing agreement.

     Cash used in operating activities was $166,584 for the quarter ended April 30, 1998 compared to $164,620 for the quarter ended April 30, 1997, and $718,276 for the year ended January 31, 1998 compared to $577,885 for the year ended January 31, 1997. The increases in cash used in operations are due to increases in the net losses for the respective periods, net of noncash addbacks and changes in operating assets and liabilities.

     Cash used in investing activities was $28,693 for the quarter ended April 30, 1998 compared to $12,342 for the quarter ended April 30, 1997, and $86,741 for the year ended January 31, 1998 compared to $18,579 for the year ended January 31, 1997. The increases in cash used in investing activities relate to purchases of office equipment and payments toward the purchases of the Gumby and Extreme Dinosaurs licenses.

     Cash provided by financing activities was $200,000 for the quarter ended April 30, 1998 compared to $155,015 for the quarter ended April 30, 1997. During the quarter ended April 30, 1998, the Company's cash flows from financing activities consisted entirely of the proceeds from the issuance of a note payable to the Representative. During the quarter ended April 30, 1997, the Company's cash flows from financing activities consisted of the proceeds from draws on the DayStar line of credit, net of payments of debt issuance and deferred offering costs.

     Cash provided by financing activities was $792,810 for the year ended January 31, 1998 compared to $537,142 for the year ended January 31, 1997. During the year ended January 31, 1998, the Company's cash flows from financing activities consisted of the proceeds from a private placement of common stock and net borrowings on the DayStar line of credit, net of the repayment of the PAG notes. During the year ended January 31, 1997, the Company's cash flows from financing activities consisted of the proceeds from the issuance of notes payable to PAG and the issuance of convertible notes payable to C. Brands, net of the payment of debt issuance and deferred offering costs.

     The Company expects to meet its short term capital requirements through additional bridge financing. On May 15, 1998, a letter of intent to advance up to $500,000 to the Company was obtained from an independent lender. The Company currently does not intend to draw down more than $385,000 from this credit facility. The Company has incurred a repayment obligation of $50,000 as of June 18, 1998, which amount will be repaid from the proceeds of the Offering. On July 6, 1998 the Company received a loan of $103,500 from Larry Wells Company, Inc., an affiliate of a director of the Company.

     The Company expects its cash requirements to increase significantly in future periods. The Company will require substantial funds to expand its present distribution, develop new products, and acquire new licenses. The Company's cash requirements may vary materially from those now planned depending upon the success of its current products, changes in product lines, and other factors. The Company believes that the net proceeds of this Offering, together with anticipated cash flows from operations will be sufficient to satisfy the Company's cash requirements for at least the 12 months following this Offering.

     Impact of Inflation. The Company does not believe that inflation has had a material adverse effect on sales or costs of production nor does management believe that moderate increases in interest rates of commercial lenders or moderate rates of inflation will have a significant impact upon future operations.

     Year 2000 Disclosure. The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Programs that have time-sensitive software may recognize a date using "00" as the calendar year 1900 rather than the calendar year 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company's internal computer systems are all newly installed with Year 2000 compliant programs and operating systems. The Company presently believes that it has no systems that may be adversely affected by a Year 2000 issue. The Company does not believe that any Year 2000 issue exists which will adversely impact upon the services provided for the Company by its primary manufacturers, including Pennant. The Company is considering bringing in-house, after the Offering, all of the billing and invoicing activities currently being provided for it by such manufacturers, which it believes will further minimize the possibility of there being any Year 2000 issue.

                                    BUSINESS

OVERVIEW

     The Company licenses and markets premium branded consumer food products sold in supermarkets, club stores, convenience stores, drug stores and mass merchandisers throughout the United States. The Company currently holds three licenses for food products using names and trademarks of Mrs. Fields, Gumby and Mattel's Extreme Dinosaurs. The Company has developed and is currently marketing products under the Mrs. Fields and Gumby licenses. The Company intends to build a portfolio of well-known premium brand products by continuing to seek licensing opportunities for nationally recognized brand names, increasing product offerings under current and new licenses, and further developing distribution of the Company's existing products.

     The Company holds an exclusive license to sell frozen cookie dough, frozen baked goods and other frozen dessert products approved by Mrs. Fields and use the Mrs. Fields trademarks and logo throughout North America, Hawaii, and Puerto Rico, excluding Canada with respect to ice cream novelties. The license is renewable by the Company at its sole discretion every five years for up to 30 years (through December 31, 2024) but subject to certain termination rights by Mrs. Fields in the period beginning December 2004. The Company began selling Mrs. Fields frozen cookie dough products in late 1994. Mrs. Fields frozen cookie dough products are sold through club stores including Costco, BJ's and Sam's Club, as well as several thousand grocery stores throughout the United States including in certain locations of stores such as Safeway, Lucky, Publix, Kroger, Jewel, Harris-Teeter, Ralphs and Raley's. The Company recently introduced Mrs. Fields ice cream novelties and began selling the Mrs. Fields Cookie Ice Cream Sandwich and Mrs. Fields Ice Cream Cookie Pop in July 1997 and January 1998, respectively. In April 1998, Mrs. Fields approved both ice cream novelties for sale in all of the Mrs. Fields franchise and company-owned retail stores. Such sales will commence upon completion of certain Mrs. Fields' distribution arrangements. The Company is currently developing other frozen food products to sell under the Mrs. Fields name. In May 1998, the Company was approved to distribute its Mrs. Fields Cookie Ice Cream Sandwich and Ice Cream Cookie Pop in military commissaries throughout the United States.

     The Company holds a non-exclusive license to use certain names and characters from the television show "Adventures of Gumby" in the design and packaging of freeze pops, fruit coolers and certain types of candy. In mid-1997, the Company began selling Gumby Freeze Pops through Lucky in Northern California. In 1998, the Company increased marketing for the summer selling season so the Gumby Freeze Pops will be available on a national basis. Lucky Northern California, Lucky Southern California, Jewel, Acme, Ralphs, and Osco Drugs have approved the item for distribution.

     In April 1998, the Company acquired an exclusive license to use trademarks, copyrights, plots, settings and artwork related to Mattel's Extreme Dinosaurs for food products including freeze pops, gelatin snacks, fruit coolers, fruit snacks, cookies and crackers. The Company is in the process of finalizing certain details in the formal license agreement and identifying the best food products to introduce for this brand. As of the date of this Prospectus, the Company cannot make any representations as to the form or timing of such new products.

     The Company has a management team with experience in direct retail sales and marketing of food products to the retail food industry. The Company sells its products through a combination of outside brokers and distributors throughout the United States. The Company does not manufacture any of its products, but contracts with outside suppliers. The Company believes the use of third-party suppliers increases its flexibility, reduces production lead-times and costs, and significantly reduces capital expenditures and associated overhead related to manufacturing, all resulting in overall lower product costs to the Company.

INDUSTRY BACKGROUND

  Cookie Dough

     Sales of frozen baked goods in the U.S. were over $1.6 billion in 1996 according to Progressive Grocer magazine in its July 1997 annual Supermarket Sales Report. The specific subcategory that includes cookie dough grew by 2.4% in 1996, the second highest growth rate among all subcategories of frozen baked goods. However, the Company estimates that the frozen cookie dough category will remain relatively small with approximately $10 million annually in sales, when compared to categories such as refrigerated cookie dough which represents approximately $300 million annually in sales. Otis Spunkmeyer and the Company's Mrs. Fields products together represented the majority of sales in the frozen cookie dough category in 1997.

  Ice Cream Novelties

     Ice cream novelties represent a significantly larger market than frozen cookie dough with $1.58 billion in U.S. sales for calendar year 1997, according to Information Resources, Inc. ("IRI"), an independent market research firm that provides information on the supermarket industry. A research study by A.C. Nielsen, an independent market research firm, reported in the March 2, 1998, issue of Supermarket News that 93% of all U.S. households buy ice cream and ice cream novelties. The Supermarket News article also pointed out that shoppers who buy ice cream products tend to spend more money on other items and that ice cream sales are less seasonal than they were three years ago. Due to the large size of the ice cream novelty category, this segment has numerous competitors and product choices vying for consumer attention.

  Shelf-stable freeze pops

     The Company has been unable to find reliable market information on the shelf stable freeze pops category. There are two large competitors, Kraft Foods and Jel-Sert, and competition has traditionally been based on price.

BUSINESS STRATEGY

     The Company's strategy for developing a portfolio of well-known, premium branded food products includes the following:

     - IDENTIFYING THE RIGHT PREMIUM BRANDS

     The Company intends to seek out quality brand names such as Mrs. Fields that have high national brand recognition with consumers. Mrs. Fields Cookies has a 94% recognition rate among all U.S. consumers according to a 1994 survey taken by an independent market research firm. The Gumby brand name has more than 40 years of exposure and is well recognized by children and adults. The Company believes that brand name products often allow premium product pricing and are less expensive to develop. By focusing on nationally recognized brands, the Company believes product introductions will require less advertising and up-front slotting fees. Slotting is an up-front fee paid to retailers to purchase retail shelf space for the Company's products. The Company regularly evaluates potential brand licensing opportunities to identify additional premium brands that have the characteristics for successful product line introductions.

     - EXPANDING DISTRIBUTION AND CREATING NEW PRODUCT OFFERINGS

     The Company plans to continue to expand distribution of its products and has offered new items to grow sales. Sales growth is a result of introducing additional items under a brand, taking brands to new markets, and penetrating additional channels of distribution. For example, the Company initially sold Mrs. Fields Frozen Cookie Dough in four varieties of one pound packages in supermarkets in just a few cities. Sales have grown by adding a fifth variety, introducing a three pound size for club stores, developing the Holiday Cookie Kit and expanding distribution to 31 of the 64 IRI Infoscan markets, which represent the majority of the largest U.S. markets. The addition of the Mrs. Fields Cookie Ice Cream Sandwich and the Mrs. Fields Ice Cream Cookie Pop further extends the Mrs. Fields brand in several markets and opens new markets and channels of distribution such as convenience stores. When possible, the Company plans to position brand name products in underdeveloped categories that lack a strong brand representation.

     - DIVERSIFYING BRAND LICENSES

     The Company intends to create a portfolio of several brand licenses to reduce the impact if one brand underperforms or fails. The Company intends to continue diversifying its brand portfolio through both new licensing opportunities or product acquisitions. The Company will also seek poorly managed brands with strong market potential that can be acquired and improved.

     - USING THIRD-PARTY SUPPLIERS AND CO-PACKERS

     The Company currently does not manufacture any of its products internally and plans to continue to out-source the manufacturing of all of its products through third-party suppliers and co-packers. This increases the Company's flexibility, reduces overhead, and allows the Company to benefit from competing suppliers.

CURRENT PRODUCTS

     The Company currently has three highly recognizable brand name product licenses. The Company has an exclusive license to produce products under the Mrs. Fields brand name including frozen cookie dough, frozen baked goods and other related frozen food products. The Company also has a non-exclusive license to use the names and likenesses of Gumby, Pokey and other characters and names derived from the television series, "Adventures of Gumby" in conjunction with products including freeze pops, beverage coolers and fruit forms. The Company has an exclusive license to market, develop, and sell certain food products using Mattel's Extreme Dinosaurs characters and theme, but is still in the process of identifying what items to produce. These initial licenses are the foundation upon which the Company plans to create new brand name products and acquire new licenses to build a portfolio of well-known, premium brand products.

  Cookie Dough

     Mrs. Fields frozen cookie dough is a "super premium" quality product in which the cookie dough is individually pre-formed and ready to bake. The recipe used in making the frozen cookie dough is identical to the recipe used to bake the cookies sold in Mrs. Fields Cookies retail stores. The frozen cookie dough is sold nationally in 31 out of 64 IRI Infoscan markets through certain locations of retailers such as Safeway, Lucky, Publix, Kroger, Jewel, Harris-Teeter, Ralphs and Raleys, and club stores such as Costco, BJ's and Sam's Club. Currently, there are five different varieties marketed by the Company in various package sizes: Semi-Sweet Chocolate Chip, Semi-Sweet Chocolate Chip with Walnuts, Triple Chocolate, White Chunk Macadamia Nut, and Oatmeal Raisin. Supermarkets that offer Mrs. Fields products will typically carry two to four of the one pound package size due to limited space in their frozen food sections. Mrs. Fields frozen cookie dough is typically priced 30% higher than its nearest premium competitive item due to its super premium designation. The Company began selling this product in late 1994 and it serves consumers who seek the highest quality cookie dough available and are willing to pay a premium for the product.

     In addition, the Company offers a Mrs. Fields Holiday Cookie Baking Kit which is marketed during the Christmas season. The kit includes frozen sugar cookie dough, cookie cutters, frosting, and confectionary sprinkles.

  Ice Cream Novelties

     The Company currently sells a Mrs. Fields Cookie Ice Cream Sandwich and Ice Cream Cookie Pop. The cookie ice cream sandwich consists of two Mrs. Fields chocolate chip cookies with all-natural vanilla bean ice cream between the cookies. The ice cream cookie pop consists of a single Mrs. Fields chocolate chip cookie and vanilla bean ice cream hand-dipped in dark chocolate, served on a stick. The packaging for the single serve ice cream cookie pop forms a unique detachable drip tray. The Company began selling its Mrs. Fields Cookie Ice Cream Sandwich in late summer 1997 and was sold exclusively through 7-Eleven stores nationwide. In 1998, the Company is marketing both products nationwide to convenience stores, club stores, and supermarkets. In April 1998, the Company was approved by Mrs. Fields to begin selling its ice cream novelties nationwide in the Mrs. Fields retail stores which will commence upon implementation by Mrs. Fields of appropriate means to transport ice cream products to its retail outlets.

  Gumby Freeze Pops

     The Company began selling Gumby Freeze Pops in Lucky stores in Northern California during the summer of 1997 and is currently marketing the product nationally. The freeze pops are sold in a box of 18, 1.25 oz. plastic tubes, which are eaten by tearing the top from the tube and squeezing the frozen liquid gradually upward. Gumby Freeze Pops are shelf-stable and can be purchased at room temperature and frozen before consumption, or can be sold frozen at the store. In addition, shelf-stable pops do not require freezer space or frozen storage transportation and can be sold anywhere in a store, which provides retailers with more flexible display options.

NEW PRODUCTS

     The Company both develops its own products and uses existing recipes from its licensors for new items. The Mrs. Fields cookie dough is the same recipe used in the Mrs. Fields franchise stores. When the Company develops new products internally, the products will be either innovative items or brand items similar to others in their food category. The Company believes innovative items get more attention when introduced by brokers and distributors to food industry buyers and often appeal to consumers seeking something new. The Mrs. Fields Ice Cream Cookie Pop is an example of an innovative product both in its single serve detachable tray packaging and its high profile combination of ingredients and design. Gumby Freeze Pops are an example of the Company's alternative strategy to launch a similar branded product into a "non-branded" category. This strategy allows the Company to charge a higher price for its product in that category than its competition because a portion of consumers will be willing to pay more for the brand name product.

     The Company plans to use a portion of the proceeds from the Offering to develop new products and acquire new brand licenses. Several new Mrs. Fields super premium products are being considered for introduction between late 1998 and 1999 including but not limited to cheesecakes, double fudge brownies, muffins, waffles, and cinnamon rolls. The Company also plans to introduce additional ice cream novelty varieties and a second product using the Gumby name during 1999. Most products introduced by the Company are developed internally and require pre-approval by the licensor before release. Some of the Mrs. Fields products will use recipes from Mrs. Fields, thus saving the Company the time and expense needed to develop new recipes. It is anticipated that cheesecakes, double fudge brownies, cinnamon rolls, and muffins also will use existing recipes from Mrs. Fields Development Corporation. The Company is in the process of identifying the best food products to introduce under the Mattel's Extreme Dinosaurs brand and as of the date of this Prospectus cannot make any representations as to the form or timing of such new products. Although the Company currently plans to introduce these various products on the approximate schedule described, there is no assurance that the Company's plans will not change, either with respect to the specific products or the timing of the introduction into the market.

COMPETITION

     The food industry, in general, is highly competitive. The Company competes with numerous food item producers and distributors, many of which are larger, have greater resources, enjoy greater economies of scale, and offer a wider selection of food items with a higher degree of consumer acceptance than the Company. The Company will compete with other food producers and distributors not only for consumer acceptance, but also for shelf space in retail outlets and for marketing attention. The Company believes that its strategy to market nationally known name brands will allow the Company more opportunities to distinguish its products from competitors without significant advertising to create product awareness and acceptance.

  Cookie Dough

     Mrs. Fields and Otis Spunkmeyer are the leading brands of frozen cookie dough in the U.S. The Company competes directly with Otis Spunkmeyer and a few small regional frozen cookie dough manufactur-ers throughout the U.S. Otis Spunkmeyer markets frozen cookie dough with an average 30% lower price point than the Company's cookie dough products. Other indirect competition comes from refrigerated dough manufacturers including Pillsbury and Nestle and a large variety of manufacturers who produce ready-to-eat cookies. The price difference between Mrs. Fields frozen cookie dough and Otis Spunkmeyer is comparable to the price difference between ready-to-eat cookies such as Pepperidge Farms and Nabisco Chips Ahoy.

  Ice Cream Novelties

     There are several direct competitors to Mrs. Fields ice cream novelties in the super premium category, including, but not limited to, Haagen Dazs, Ben & Jerry's, and Dove Bar. Indirect competition comes from premium and non-premium products, including, but not limited to Big Ed's, Chipwich, Good Humor, Klondike, Biggie Iggy, It's It, and other regional products. Mrs. Fields is priced comparably with other super premium items and offers equal quality. Within the super premium category, Mrs. Fields is the only brand that offers a cookie ice cream sandwich, and the Company believes Mrs. Fields Ice Cream Cookie Pop does not have any directly similar competitors.

  Gumby Freeze Pops

     Gumby Freeze Pops competes with Kraft Foods, producer of Mr. Freeze, Jel-Sert, Inc., producer of Fla-Vor-Ice and Otter Pops, and small regional manufacturers. Gumby is positioned as a premium product and sells from $0.10 - $0.50 more than its competitors when sold in comparable packages. The Company believes price has traditionally been the key factor for purchasing decisions among retail buyers. The Company believes a quality branded product such as Gumby may be able to serve a niche of consumers willing to pay more for the brand name product.

SALES AND MARKETING

     The Company currently employs a network of food brokers and distributors to expand sales in supermarkets, conveniences stores, club stores and other channels. Since there are regional differences in the strength of distribution channels across the U.S., using this network allows the Company to hire the best source in each particular market. The Company regularly sponsors promotions which are necessary to keep consumer, broker and distributor interest, increase brand awareness, and gain entry into supermarkets and other channels. The Company tries to limit up-front slotting payments in lieu of other discounts and promotions that are based on sales volume. In the past the Company has sometimes been able to reduce or eliminate slotting fees based on a product's brand recognition or from relationships the Company's management has in the industry. There is no assurance that future products will receive similar favorable treatment.

     The Company has found some promotions such as in-store demonstrations and sampling are useful for creating product awareness and increasing sales. Mrs. Fields Frozen Cookie Dough and Mrs. Fields Cookie Ice Cream Sandwich are promoted through demonstrations and sampling in club stores and supermarkets. The Company uses other forms of advertising that include radio advertising, in-store coupons, in-store signs, stickers, floor ads, and event marketing such as PTA meetings, "fun runs" and golf tournaments. The Company is planning to begin promoting its products in the latter part of 1998 through the Internet by use of links and a web site. Additionally, the Company participates in selected trade shows, such as the Food Marketing Institute, to expand product awareness among attending retailers.

MANUFACTURING

     The Company does not manufacture any of its products directly, nor does the Company intend to begin manufacturing any of its products in the future. The Company believes that there are numerous third party manufacturers capable of producing its food products. All of the Company's current suppliers have sufficient capacity to support growth and none of the Company's current products require the use of a sole source manufacturer.

  Mrs. Fields Cookie Dough

     Manufacturing for Mrs. Fields cookie dough products is provided by Pennant which the Company has been advised, also manufactures all of the cookie dough products for Mrs. Fields franchise stores. Pennant manufactures these products according to Mrs. Fields specifications. The Company has an informal arrangement with Pennant that allows the Company to have its cookie dough products produced pursuant to purchase orders placed for retailers by the food brokers or distributors acting on behalf of the Company, without any advance payments to Pennant for manufacturing or packing being required. Pennant distributes the Company's cookie dough products directly from the co-packer to the Company's customers' warehouses on a contract trucking basis.

  Mrs. Fields Ice Cream Novelties

     Mister Cookie Face ("MCF") manufactures the Company's Mrs. Fields Cookie Ice Cream Sandwich and Mrs. Fields Ice Cream Cookie Pops. The Company purchases the packaging and already baked cookies for these products in advance of sales and holds such inventory at MCF. The cookies are prepared and baked by another manufacturer, Cookie Kingdom. Normal lead time for production and delivery is 10 days. Most of the product is made to order to ensure freshness and reduce inventory carrying costs. Since the products are handmade, there is minimum time to change over from one product to another. The Company believes that capacity can be quickly expanded to meet increased demand.

  Gumby Products

     Kisko Products ("Kisko") manufactures Gumby Freeze Pops in accordance with the Company's specifications. Kisko sources and procures all of the components of the product and the Company pays for product only after it has been shipped. Upon shipment of the order, Kisko bills the Company for the finished product and the Company is responsible for collection from the customer. Production lead time is approximately 10 days and Kisko generally maintains between 5,000 and 10,000 cases of product in inventory during the active selling season, which represents an estimated 15-day supply. After the end of the season, usually at the end of September, the Company must pay Kisko for all unsold inventory. Inventory has a 2 year shelf life. Kisko is a large food manufacturer and maintains capacity far in excess of the Company's foreseeable requirements.

LICENSING AGREEMENTS

     Mrs. Fields. In August 1994, the Company and Mrs. Fields entered into an exclusive licensing agreement (the "Mrs. Fields License") whereby the Company acquired, for a purchase price of $2,500,000, the exclusive right and license to use the Mrs. Fields Cookies, Mrs. Fields Cookies and Brownies and Mrs. Fields names and trademarks in any format (the License Names and Marks as defined by the Mrs. Fields License) to market cookies, muffins, brownies, pound cakes, baked goods, and frozen dessert items, including ice cream, containing Mrs. Fields Cookie Dough (the "Royalty Bearing Products") throughout North America, Hawaii, and Puerto Rico (the "Territory") relying on grocery stores, supermarkets, convenience stores and club stores as distribution channels. The license does not include the ice cream novelty markets for Canada. The Mrs. Fields License has a 30 year duration, including option periods. The initial term of the Mrs. Fields License expires December 31, 1999 (the "Initial Term"), with the Company having an option to extend, at its sole discretion, the Mrs. Fields License for five five year periods (the "Option Periods") through December 31, 2024. Mrs. Fields may terminate the Mrs. Fields License at the end of any Option Period subsequent to the Initial Term by providing written notice to the Company of its intent to do so not earlier than 12 months nor later than 90 days from the end of such Option Period. Thus, assuming the Company remains in compliance, the Mrs. Fields License may not be terminated any earlier than December 2004. In a letter signed by Mrs. Fields on May 5, 1998, it was confirmed that the Company was in compliance with the terms of the Mrs. Fields License. In the event Mrs. Fields exercises its right to terminate the Mrs. Fields License, it must pay to the Company an amount equal to three times the average gross margin for sales of Mrs. Fields products reported by the Company for the last three years of the Option Period in which such notice of termination is given. The amount determined to be due shall be payable over three years in twelve equal quarterly payments.

     The Company also has the right of first refusal to acquire the license to sell in the Territory, except the Canadian market, all other frozen food products, including ice cream, at an amount equal to 75% of the price and on the terms set forth by any prospective licensee. The Company has the right to expand the definition of Territory to include additional areas, at no additional cost, upon receipt of the written or deemed consent (resulting from the passage of time without objection) of Mrs. Fields.

     The Company is obligated to pay a $1.00 royalty per twelve pound equivalent of product sold and to sell a minimum number of cases of Royalty Bearing Products during the Initial Term (the "Minimum Volume Commitments"), and, if the license is extended, in each Option Period. Pursuant to the amendment to the Mrs. Fields License entered into in March 1996, the Minimum Volume Commitment beginning January 1, 1997 for the 1997 calendar year was 285,000 twelve pound equivalent cases, for calendar year 1998 it is 350,000 twelve pound equivalent cases, increasing over the life of the Mrs. Fields License to 583,434 twelve pound equivalent cases in 2015 and continuing at that level for the remainder of the Mrs. Fields License.

     To the extent that the Company does not meet the Minimum Volume Commitment to maintain the Mrs. Fields License it shall be required to pay the royalty which would otherwise have been earned by Mrs. Fields on the amount of the shortfall from the Minimum Volume Commitment for the relevant period. The Company sold approximately 177,000 and 179,000 twelve pound equivalent cases during the calendar years ended December 31, 1996 and 1997, respectively. As of January 8, 1998, the Company and Mrs. Fields entered into a Second Amendment to the Trademark Licensing Agreement, pursuant to which it was agreed that the additional royalty payable of $100,000, plus a penalty of $20,000, with respect to the shortfall of approximately 100,000 cases for 1997 would be paid by a surcharge imposed upon royalties payable during 1998 until such time as the $120,000 has been paid. While these Minimum Volume Commitment amounts exceed the amounts shipped by the Company during all the preceding calendar years, the Company expects to meet these Minimum Volume Commitment in 1998 and thereafter and to comply with the other provisions of the Mrs. Fields License. However, no assurance can be given that the Company will, in fact, meet such requirements during 1998 and continue to do so thereafter. The loss of the Mrs. Fields License would have a material adverse effect on the Company and the results of operations.

     In addition to complying with any and all applicable laws, the Company must seek Mrs. Fields' approval before selling any Royalty Bearing Product, provide Mrs. Fields with a written summary of customer complaints regarding the quality of products and purchase ingredients from sources approved by Mrs. Fields. Mrs. Fields also has the right to request samples of any Royalty Bearing Product being sold by the Company free of charge. The Company has the duty to obtain and keep in force product liability insurance in favor of Mrs. Fields and is currently in compliance with this requirement.

     Gumby. In September 1996, the Company entered into a licensing agreement (the "Gumby License") with AJM Marketing Enterprises ("AJM") whereby the Company was awarded the non-exclusive right and license to use certain Names and Characters (Gumby, Pokey, and other characters derived from the television show "Adventures of Gumby") to market freezer pops, beverage coolers and fruit forms (the "Licensed Products") throughout the United States and its territories and possessions (the "Gumby Territory").

     Following the Company's initial payment of $12,500, the Company is obligated to pay an additional minimum royalty of $112,500 which may be offset against royalties equal to 5% of sales, by August 31, 1998, which is also the date the license terminates unless renewed by the mutual consent of the parties for an additional two year period.

     The Company must seek written approval from AJM before selling any licensed product. AJM has the right to request samples of the Licensed Products from the Company free of charge. The Company has satisfied the requirement to maintain a product and personal liability insurance policy in the amount of $1,000,000 in favor of the Company and AJM.

     Extreme Dinosaurs. In May 1997, the Company entered into a letter of intent with BKN Kids Network, Inc. ("BKN"), under a sub-license from Mattel, Inc., pursuant to which the Company acquired the exclusive right and license to use the trademarks, copyrights, plots, environmental settings and artwork as well as the characters, names and likenesses, all as used in or emanating from the one half-hour television program currently entitled "Extreme Dinosaurs." This license will permit the Company to develop, market, and sell freeze pops, gelatin snacks, molded and generic coolers, baked and shaped cookies and crackers, fruit snacks and candies to be distributed throughout the United States (the "BKN License").

     In April 1998 the parties reached substantive agreement pursuant to which the term of the BKN License commenced on May 1, 1998 and continues through July 31, 2000 (the "Initial Term"). The Company has guaranteed a minimum payment of $110,000, payable in increments to be agreed upon and allowed to be offset against a 4% royalty payable on all net sales. The Company paid the required first payment of $27,500. The Company holds an option to renew the license for a period of two years if: (i) it is not in default, (ii) it has generated at least $220,000 in royalties and (iii) it pays an additional $60,000 toward a renewal guarantee payment of $125,000 in increments over the two year term of the option period (the "Renewal Term"). The parties are still negotiating terms relating to the timing with respect to: (i) when items shall be required to be brought to market and (ii) royalty payments.

FACILITIES

     The Company's headquarters are located at 2424 Professional Drive, Suite A, Roseville, California 95661. This space is leased from an entity in which Mr. Kees and an affiliated party are the principals, pursuant to a month-to-month arrangement. The Company believes the lease for these premises is on terms and conditions which are no less favorable than those prevailing for similar premises in the area. The Company has provided notice that it intends to relocate to new nearby premises to be leased from an unrelated party. It is anticipated that such relocation will occur in September 1998. The Company considers that its 3,000 square feet portion of the current premises and the estimated 3,000 square feet in the new premises will be adequate for its purposes, as all manufacturing activities with respect to the products are currently and are anticipated in the future to be performed off-site by third party contractors. See "Certain Transactions."

EMPLOYEES

     The Company has six full time employees. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes that its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

     On November 19, 1997, an action was filed in the San Francisco Superior Court by Gregory B. Plunkett, the founder of the Company ("Plunkett") and currently a holder of in excess of 5% of the outstanding shares of Common Stock, against the Company seeking: (i) the repayment of $112,500 plus interest thereon at the rate of 8% from September 1, 1994, allegedly due with respect to a promissory note claimed to have been issued by the Company in favor of Plunkett,
(ii) the payment of $99,084 in wages claimed to be due by the Company to Plunkett and (iii) declaratory relief with respect to the agreement entered into on August 8, 1995, between the Company, Plunkett, and various other parties with respect to the reorganization of the Company at that time (the "August 1995 Agreement") seeking to determine that he not be required to relinquish 103,125 shares of the Common Stock to the various parties as set forth in the August 1995 Agreement (the "Plunkett Litigation"). The Company has filed a cross-complaint against Plunkett. Although the matter is still in early stages of the proceedings, the Company is of the view that the claims by Plunkett are without merit and that it has substantial defenses and offsets to any amounts which might ultimately be determined to be due, if any. However, as of January 31, 1998 and April 30, 1998, the Company has accrued $150,000 with respect to its potential exposure in the Plunkett Litigation. The Company has agreed to indemnify a related party, one of the recipients of stock from Plunkett, to the extent that such related party might be required to relinquish to Plunkett any shares of Common Stock to which it was entitled. See "Principal Shareholders" and "Certain Transactions."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding directors and executive officers of the Company as of June 30, 1998.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Thomas E. Kees.......................  47     President, Chief Executive Officer, and Chairman of
                                              the Board
Michael E. Banks.....................  50     Senior Vice-President of Marketing and Sales
Craig C. Connerty....................  41     Chief Financial Officer, Treasurer and Secretary
Steven Riccardelli...................  33     Vice-President of Operations
Arthur L. Patch......................  57     Director
Larry J. Wells.......................  55     Director

THOMAS E. KEES, President, Chief Executive Officer, and Chairman of the Board of Directors

     Thomas E. Kees has served as the President, Chief Executive Officer and Chairman since September 1, 1995. From April 1994 to August 1995 he was the Senior Vice President of Retail Development at A.C. Nielsen where he founded and chaired the Nielsen Retail Advisory Board. Mr. Kees served as Executive Vice-President of Raleys Supermarkets and Drug Centers, a regional retailer with 85 stores in Northern California and Nevada, from June 1992 to March 1994. From March 1990 to May 1992, he was Senior Vice-President of Apple Tree Markets. From December 1966 to March 1990, Mr. Kees was employed by Lucky where his last position held was Vice-President, Grocery Marketing. Mr. Kees serves on the board of Monterey Pasta Company. Mr. Kees holds a Bachelor of Science in Education from Oregon State University, a Master of Arts Degree from the University of California at Berkeley, and a Masters in Business Administration from St. Mary's College.

MICHAEL E. BANKS, Senior Vice-President of Marketing and Sales

     Mr. Banks has served as Senior Vice-President of Marketing and Sales since February 1996. From June 1994 to January 1996, he served as the President of AdPix, a digital imaging and archiving firm. From May 1993 to May 1994, he was the Vice President of Advertising for Raleys Supermarkets. From June 1987 to April 1993, he was responsible for marketing the Checkout Coupon product for Catalina Marketing. Mr. Banks has a Bachelor's degree in Marketing and Advertising from the University of Kansas.

CRAIG C. CONNERTY, Chief Financial Officer, Treasurer and Secretary

     Mr. Connerty became the Chief Financial Officer in February 1996. He is a certified public accountant and was a partner of Douglas, Connerty & Company, Certified Public Accountants, from January 1987 to October 1996. Mr. Connerty holds a Bachelors of Arts degree in Psychology from the University of California at Los Angeles.

STEVEN RICCARDELLI, Vice-President of Operations

     Mr. Riccardelli has been with the Company since April 1994, serving as Marketing Manager until October 1995, when he was promoted to Vice-President of Operations. From November 1991 to March 1994, he was an Account Executive with Goldberg Moser O'Neill Advertising in San Francisco. From April 1989 to June 1991, Mr. Riccardelli was an Account Executive and Media Planner with Jordan McGrath Case & Taylor Advertising in New York. He holds a Bachelor of Arts degree in Economics from Tulane University.

ARTHUR L. PATCH, Director

     Mr. Patch was elected to the Board of Directors in October 1996. Mr. Patch serves on the Compensation and Audit Committees. Since June 1992, Mr. Patch has served as Vice President of Operations for Save Mart Supermarkets. From October 1989 to February 1992, Mr. Patch was President and Chief Executive Officer of Apple Tree Markets in Houston. He has a Bachelor of Arts degree in Advertising from California State University, San Jose.

LARRY J. WELLS, Director

     Mr. Wells was elected to the Board of Directors in January 1998. Mr. Wells serves on the Compensation Committee. Since June 1996, Mr. Wells has been the President and sole owner of Larry Wells Company, Inc. which serves as the General Partner of DayStar Partners LP and Manager of DayStar Fund II, L.L.C. Since June 1995, the DayStar entities have specialized in making bridge loans to companies planning their initial public offering. From July 1989 to December 1997, he was a General Manager of Anderson & Wells Company and the General Manager of Sundance Venture Partners, SBIC. Mr. Wells serves on the board of Cellegy Pharmaceuticals, Telegen Corporation, Identix, Inc. and Isonics Corp. Mr. Wells holds a Bachelor's degree in Economics and a Masters of Business Administration from Stanford University. See "Certain Transactions."

BOARD OF DIRECTORS

     BOARD COMMITTEES

     Audit Committee. The Audit Committee of the Board of Directors was established in January 1998, and its responsibilities include: (i) review the results and scope of the annual audit and other services provided by the Company's independent auditors, (ii) review and evaluate the Company's internal audit and control functions and (iii) monitor the transactions between the Company and its employees, officers and directors. Arthur L. Patch is the sole member of the Audit Committee.

     Compensation Committee. The Compensation Committee of the Board of Directors was established in January 1998 and is responsible for the administration of the Company's stock option plan and to oversee the establishment of compensation levels for the Company's officers and directors. Arthur L. Patch and Larry J. Wells are the members of the Compensation Committee.

     DIRECTOR COMPENSATION

     The Company may pay its non-employee directors a fee of $500 for each Board meeting and meeting of committees attended and reimburses its directors for travel and out-of-pocket expenses in connection with their attendance at such meetings.

     EXECUTIVE COMPENSATION

     The following table sets forth the annual and other compensation for service in all capacities for the Company for the two fiscal years ended January 31, 1998 of the Company's Chief Executive Officer and each of the other executive officers whose total salary and bonus exceeded $100,000 for the Company's fiscal year ended January 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                            ---------------------------------------------------------
                                            FISCAL YEAR ENDED                              OTHER
       NAME AND PRINCIPAL POSITION           JANUARY 31,(1)      SALARY     BONUS     COMPENSATION(2)
       ---------------------------          -----------------   --------    ------    ---------------
Thomas E. Kees............................        1998          $200,000    $    0      $1,010,193
  Chairman of the Board, Chief Executive          1997           200,003     2,029              --
  Officer and President
Michael E. Banks..........................        1998           120,000     5,000(3)      153,360
  Senior Vice-President, Marketing & Sales        1997            95,000     2,185              --
Craig C. Connerty.........................        1998           120,000     5,000(3)      153,360
  Chief Financial Officer, Treasurer &
     Secretary                                    1997            60,000(4)  2,166          11,330(4)
Steven Riccardelli........................        1998            80,003     3,000         155,096
  Vice-President, Operations                      1997            68,543     2,029              --

                                                    (See footnotes on next page)

---------------
(1) Information with respect to fiscal year 1997 reflects only that portion of the year that the designated employee was employed by the Company.

(2) The amounts shown in the column headed Other Compensation includes the forgiveness by the Company of promissory notes issued by each named employee with respect to the issuance of Stock Purchase Shares under the Employee Stock Purchase Plan as follows: (i) Mr. Kees, $1,000,000 principal plus $10,193 in accrued interest relating to 125,000 shares of Common Stock; (ii) Mr. Banks, $150,000 principal plus $3,360 in accrued interest relating to 18,750 shares of Common Stock; (iii) Mr. Connerty, $150,000 principal plus $3,360 in accrued interest relating to 18,750 shares of Common Stock; and
    (iv) Mr. Riccardelli, $150,000 principal plus $5,096 in accrued interest relating to 18,750 shares of Common Stock. Each of the named executives forgave the contractual right to be paid increases in base salaries in the respective amounts of $75,000, $37,000, $37,000 and $30,000, respectively. See "-- Employee Stock Purchase Plan" and "-- Executive Employment Agreements."

(3) Holiday bonus amount accrued but not paid during 1998 fiscal year.

(4) Reflects payment of salary for that portion of the fiscal year ended January 31, 1997 when Mr. Connerty was directly employed by the Company and $11,330 of accounting fees paid to Douglas, Connerty & Co., for accounting services rendered to the Company. Mr. Connerty was a principal owner of such accounting firm.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has entered into Employment Agreements ("Employment Agreements") with Mr. Kees, Mr. Banks, Mr. Connerty and Mr. Riccardelli (the "Executives"). The terms of these agreements, which are similar, are as follows:

     The Employment Agreements, as amended as of February 28, 1997, and January 30, 1998, provide for employment by the Company for a term of three years from September 1, 1996, for all of the Executives. Mr. Kees' annual base salary as of September 1, 1996, was $200,000, which was to increase to $225,000 for 1997 and $250,000 for 1998. Messrs. Banks and Connerty's annual base salary for the same period was $120,000, which was to increase to $132,000 for 1997 and $145,000 for 1998. Mr. Riccardelli's annual base salary as of September 1, 1996, was $80,000 which was to increase to $90,000 for 1997 and $100,000 for 1998. The Employment Agreements provide that the Board of Directors, with respect to Mr. Kees (and the CEO with respect to all other employees) may, at their discretion, increase the base amount of salary at any time during the contract period. An annual target bonus is calculated based upon a comparison of actual profits with a target profit amount. The target profit amount is a number approved by the CEO which is calculated based upon a formula consisting of earnings from operations before taxes, interest, depreciation and amortization. Each Executive was to be offered an opportunity to participate in the Employee Stock Purchase Plan. The Company is obligated to use its best efforts to procure and maintain a group health insurance policy covering the Executives. Due to the Company's inability to obtain satisfactory financing to implement its business plan, the Company did not meet the targets established for the payment of bonuses and each Executive has agreed to forgive the obligation in their respective contracts for the payment of increases in base salary for 1997 and 1998 in the respective amounts of $75,000 by Mr. Kees, $37,000 by Mr. Banks, $37,000 by Mr. Connerty and $30,000 by Mr. Riccardelli. In recognition thereof and in order to induce the Executives to continue working for the Company, the Board of Directors agreed to forgive the principal and accrued interest due to the Company with respect to promissory notes given by each Executive in connection with the acquisition of Stock Purchase Shares under the Employee Stock Purchase Plan in the amounts of $1,010,193 for Mr. Kees, $153,360 for each of Messrs. Banks and Connerty and $155,096 for Mr. Riccardelli. The forgiveness by the Executives of their rights to increased base salaries and the forgiveness of the promissory notes by the Company were reflected in agreements entered into between the respective Executive and the Company as of January 30, 1998. The Employment Agreements also contain confidentiality covenants in the event of termination.

     Mr. Kees' Employment Agreement includes the following additional benefits:
(i) disability insurance (so as to provide Mr. Kees with a monthly income equal to the twelve months average immediately preceding the disability and until Mr. Kees reaches the age of sixty-five), medical and dental insurance (as determined by the Board of Directors from time to time), and fringe benefits (which may be authorized and approved by the Board of Directors); (ii) if Mr. Kees is terminated for cause he is entitled to receive 50% percent of the amount of annual base salary to which he would have been entitled had he completed the full term of the Employment Agreement; and (iii) Mr. Kees cannot be placed on administrative leave.

INCENTIVE COMPENSATION

     The Company has instituted an incentive bonus plan for all of its employees, including officers, based upon performance. A bonus shall be payable based upon a comparison of the actual profit achieved by the Company to the budgeted profit for such fiscal year. The bonus payable to each participant is calculated based upon a pre-determined formula. The Company believes that this practice is prevalent within its industry and is a necessary component to attract and retain qualified persons. No such bonus has been paid.

STOCK OPTION PLAN

     The Company's Board of Directors adopted a Stock Option Plan (the "Plan"), effective October 18, 1996, and approved by the shareholders on October 31, 1996. Under the Plan, the Company has reserved an amount equal to 10% of the outstanding shares of Common Stock for issuance pursuant to the exercise of options. Options may be granted to selected employees, officers, directors, consultants or advisors.

     The Plan will be administered by the Board of Directors or by a committee appointed by the Board of Directors to administer the Plan. Options may be granted only to such employees, officers, directors, consultants and advisors of the Company, as the committee shall select from time to time in its sole discretion, provided, however, that only employees of the Company may be granted incentive stock options ("ISOs").

     Under the Plan, the Company may grant either ISOs or options which are not qualified as incentive stock options ("NQSO"). The committee shall determine the number of shares of Common Stock for which the option shall be granted, the exercise price of the option, the periods during which the option may be exercised, and all terms and conditions of the option. The exercise price of an option shall not be less than 85% of the fair market value of the Common Stock at the time the option is granted. The exercise price of any ISO granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company shall be equal to at least 110% of the fair market value of the shares of Common Stock at the time of the grant. The term of these options may not exceed ten years.

     In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available under this Plan, the number of shares of Common Stock subject to outstanding options, and the exercise price per share of such options shall be proportionately adjusted, subject to any required action by the Board or shareholders of the Company. Upon a change in control of the Company, the committee shall be permitted to take any actions it deems appropriate with regard to stock options outstanding under the Plan. Such actions may include, without limitation, accelerating exercisability of the options and requiring the optionee to surrender options held for certain consideration described in the Plan. In the event of a recapitalization or reorganization after which the Company is not the surviving corporation, the committee may adjust the number, price or options to reflect the restructuring event. No options have been granted under the Plan.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's Board of Directors had adopted and ratified an Employee Stock Purchase Plan (the "Plan") October 18, 1996, as amended in June 1997, pursuant to which all employees of the Company were eligible to participate. Each employee designated to participate (a "Participant") by the Board of Directors was required to enter into a Restricted Stock Purchase Agreement, a recourse promissory note (the "Purchase Note") and a Stock Pledge Agreement securing the Purchase Note. The number of shares of Common Stock to be acquired by each participant (the "Stock Purchase Shares"), the purchase price as well as the period for repayment all were to be as determined by the Board of Directors. The Participant's right to sell, transfer, pledge, hypothecate or otherwise dispose ("Disposition Rights") of the Stock Purchase Shares vests in equal quarterly increments over a period of between three and ten years ("Vesting") commencing at such time as the Board shall determine (the "Commencement Date"), so long as the Participant meets all of its obligations under the Restricted Stock Purchase Agreement, the Stock Pledge Agreement and the Purchase Note. Interest on the Purchase Note would commence to accrue consistent with the determination of Vesting at the applicable long term federal rate.

     The Board of Directors had granted to Messrs Kees, Banks, Riccardelli and Connerty the right to purchase an aggregate of 181,250 Stock Purchase Shares at a price per share of $8.00 as compared to the determined fair market value of $6.08 per share at the time of the grant. Each Participant issued a Purchase Note to the Company for the full purchase price, at the time of grant, aggregating $1,450,000. Pursuant to action taken by the Board of Directors in January 1998, all of the outstanding obligations to the Company of each of Messrs Kees, Banks, Riccardelli and Connerty, in the respective amounts of $1,010,193, $153,360, $155,096 and $153,360, including all accrued but unpaid interest were deemed to be paid in full and no longer owing. The interests of each of them in their respective Stock Purchase Shares were deemed to be fully vested, in the respective amounts owned by each such Participant, without restriction. Messrs' Kees, Banks, Riccardelli and Connerty agreed to waive their rights to deferred compensation in the respective amounts of $75,000, $37,000, $30,000 and $37,000.

     No further stock is available to be granted under the Employee Stock Purchase Plan.

LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation of the Company limit the liability of directors for monetary damages to the fullest extent permitted under California law. The effect of this provision is that the Company and shareholders, through derivative suits, may not recover monetary damages against a director for any alleged failure to discharge one's duties as a director, with certain exceptions. Directors may still be liable for monetary damages for failure to discharge such duties for: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law, (ii) acts and omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in the circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors, (vii) contracts or other transactions between corporations and directors having interrelated directors in violation of Section 310 of the California Corporations Code, and
(vii) distributions, loans or guarantees made in violation of Section 316 of the California Corporations Code.

     The Articles of Incorporation also allow the Company to indemnify any director, officer, employee, agent or other person serving at the request of the Company (collectively known as "Agent") for breach of duty to the Company and its shareholders to the fullest extent allowed by California law. Generally speaking, the Company shall have the duty to indemnify any Agent who prevails on the merits in defense of any action brought against him or her relating to breach of the Agent's duty to the Company or its Shareholders. The Company may provide indemnification where the Agent has acted in good faith and in a manner that the Agent reasonably believed was in the best interests of the Company and in the case of a criminal proceeding where the Agent had no reasonable cause to believe that its conduct was unlawful. The Company shall not, with certain exceptions, provide indemnification where it appears (i) that it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification, or (ii) would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     At present there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification. The Company believes that the indemnification provisions in its Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers. The Company does not have any separate indemnification agreements with its directors or officers.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to Company directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

CAPITOL BAY GROUP AND CAPITOL BAY SECURITIES, INC.

  C Brands Notes; Conversion of Notes into Common Stock-Indemnification
Agreement

     Pursuant to Memorandum of Agreement, dated August 8, 1995, between the Company, Gregory Plunkett ("Plunkett"), the founder of the Company and a holder of in excess of 5% of the Common Stock of the Company, Capitol Bay Group and various other shareholders of the Company (the "August 8, 1995 Agreement"), Capitol Bay Group committed and undertook, through and on behalf of its affiliated entity, Capitol Bay Securities, Inc. ("Capitol Bay"), to certain actions therein, including raising financing for the Company. Capitol Bay thereupon raised $622,500 through the sale of the Company's convertible promissory notes to C Brands Management, L.L.C. ("C Brands"), in exchange for funds provided in the amount of $215,000 in January 1996 (the "Initial Note"), and a second convertible promissory note in the principal amount of $407,500 issued on October 31, 1996 (the "Supplemental Note" and collectively, the "Notes"). Effective November 27, 1997, the entire principal and interest of $736,000 owing to C Brands under the Notes was converted into 46,000 shares of Common Stock. Stephen C. Kircher is a principal owner of Capitol Bay Group and Capitol Bay and is the managing member of C Brands. Capitol Bay Group and C Brands, collectively, are the beneficial owners of in excess of 5% of the Company's Common Stock prior to the Offering.

     The August 8, 1995 Agreement required that Plunkett transfer certain of his shares of Common Stock to other parties to the August 8, 1995 Agreement in settlement of various disputes. It further provided that Plunkett was to transfer certain of his shares of Common Stock to Capitol Bay and to C Brands in payment of certain obligations arising thereunder. Plunkett has initiated litigation against the Company only, seeking, among other things, a judicial determination that the conditions set forth in the August 8, 1995 Agreement have not been satisfied and, therefore, that the transfer of his shares of Common Stock as required thereunder be rescinded. Pursuant to a letter agreement as of January 30, 1998, the Company has agreed to indemnify C Brands to the extent that a court should order that the 31,250 shares of Common Stock transferred to C Brands be returned to Plunkett. See "Business -- Legal Proceedings."

  1997 Private Placement of Stock

     In the period between June and November 1997, the Company sold 108,499 shares of Common Stock at a per share price of $8.00. The shares of Common Stock were offered on a best efforts basis through Capitol Bay, which was acting as the Company's Placement Agent. Pursuant to the provisions of a Placement Agent Agreement as of June 25, 1997, the Company paid an aggregate of $102,080 in cash compensation to Capitol Bay for the placement of the shares of Common Stock. By way of final settlement of all of Capitol Bay's rights whether pursuant to the Placement Agent Agreement or otherwise arising out of all transactions between the parties since the August 8, 1995 Agreement, the Placement Agent Agreement was amended as of January 30, 1998, and all rights thereunder and with respect to any and all services previously provided by Capitol Bay Group or Capitol Bay arising out of the reorganization of the Company, infusions of capital and the retention of new management all pursuant to the August 8, 1995 Agreement with the founder of the Company, Capitol

Bay was granted 14,375 shares of Common Stock and warrants, protected from adjustment in the event of future reverse stock splits up to the time of the closing of the Offering, to purchase 148,000 shares of Common Stock at $7.50 per share, exercisable commencing January 30, 1999 through January 30, 2003. Additionally, an over payment of commissions thereon in the amount of $72,975, plus interest of $2,047, (in the aggregate, the "Commission Refund") was repaid by Capitol Bay to the Company on April 18, 1998, in the form of an agreement to offset against such Commission Refund due to the Company, an equal amount due by the Company to certain unaffiliated individuals on whose behalf Capitol Bay was authorized to act, in the principal amount of $60,000 plus interest thereon in the amount of $26,737 arising out of loans made by such individuals to the Company in early 1994. The net difference of $11,715 will be paid by the Company to Capitol Bay from the proceeds of the Offering. See "Use of Proceeds."

OWNERSHIP OF PREMISES

     Stephen C. Kircher and Thomas E. Kees are the members of Three Sons, L.L.C. which is the owner of the building in which the Company currently maintains its facilities. Capitol Bay is the master tenant of the building and is an occupant of a portion of the building. The Company occupies its premises pursuant to a month to month tenancy from Capitol Bay on terms and conditions which are consistent with rentals for similar facilities in the area. The Company has notified Capitol Bay that it intends to move to new premises in the area to be leased from unaffiliated parties and will terminate the month to month tenancy at that time. It is anticipated that the Company will relocate from the existing premises in September 1998.

APRIL 1997 DAYSTAR CREDIT FACILITY AND RELATED WARRANTS

     Throughout this document the term to DayStar ("DayStar") refers to three entities: DayStar Fund II, L.L.C.; DayStar Partners, L.P. and Larry Wells Company Inc. Both DayStar Partners L.P. and DayStar Fund II, L.L.C. are managed by Larry Wells Company, Inc. and are interrelated. Mr. Larry Wells, who is an affiliate of each of the DayStar entities, was elected to serve as a director of the Company on January 30, 1998.

     In April 1997, the Company entered into an agreement with DayStar pursuant to which DayStar agreed to provide a credit facility to the Company in an amount not to exceed $440,000 to be used for working capital purposes (the "Initial Credit Facility"). The Company executed a seven-month revolving promissory note providing for the payment of interest on amounts outstanding at the initial rate of 12% per annum, payable at the maturity of the note. In July 1997, a supplemental credit facility was provided by DayStar in the aggregate additional amount of $408,000 the "Supplemental Credit Facility" and (collectively the "DayStar Credit Facility"). In connection with the Supplemental Credit Facility, the maturity of the entire DayStar Credit Facility was extended to thirteen months from the date of the last advance (July 1997) and the initial 12% interest rate on the Initial Credit Facility changed to 15% per annum, effective January 1998, with interest on the Supplemental Credit Facility being incurred at the rate of one percent per week. If the DayStar Credit Facility is not repaid at the maturity of the note, the Company may repay the principal and interest outstanding in monthly amounts of $20,000 with any unpaid amounts due and payable at the expiration of 24 months. In consideration for the granting of the DayStar Credit Facility, the Company initially granted to DayStar warrants to purchase 62,500 shares of the Common Stock at $7.20 per share and warrants to purchase 31,250 shares of the Common Stock at $16.00 per share, exercisable for three-years commencing 90 days after the closing of an offering of securities by the Company (the "Facility Warrants"). In addition certain "piggy-back" registration rights were granted which are not triggered by this Offering. On October 30, 1997, DayStar purchased 9,375 shares of the Common Stock of the Company in the private placement at a price of $8.00 per share by converting $75,000 due under the DayStar Credit Facility. As of March 31, 1998, an aggregate of approximately $725,000 in principal and interest was due under the DayStar Credit Facility. On April 17, 1998, DayStar agreed to fix the interest payable under the Supplemental Credit Facility after January 1, 1998 at an amount not to exceed $39,100, the amount which would accrue thereon from January 1, 1998 through May 31, 1998, plus any amounts accrued and unpaid with respect to the period preceding January 1, 1998, with no further interest to accrue thereafter and extended the maturity to September 1, 1998. In consideration therefor, the Company agreed to revise the exercise price on the 31,250 Facility Warrants originally exercisable at $16 per share to $7.20 per share, such that all 93,750 of the Facility Warrants are now exercisable at $7.20 per share. Interest continues to accrue on the Initial Credit Facility at the note rate of 15% per annum. It is the intent of the Company to repay the DayStar Credit Facility from the proceeds of the Offering. See "Use of Proceeds," "Management" and "Principal Shareholders."

PACIFIC ACQUISITION GROUP TRANSACTIONS

     During the period commencing in November 1995 and ending in March 1996, the Company engaged in a private placement pursuant to which it sold $300,000 of its one year promissory notes (the "Bridge Notes"), bearing interest at a rate of 15% per annum and maturing on the anniversary of the date of issuance. In June 1996, the Company sold an additional $300,000 of the Bridge Notes, bearing interest at a rate of 15% per annum. All of the Bridge Notes were paid in full in June 1997 from the proceeds of the DayStar Credit Facility. Pacific Acquisition Group, Inc. ("PAG") acted as placement agent in connection with these private placements and was paid cash commissions of $90,000. Pursuant to various amendments to the Bridge Loan and Consulting Agreement between the parties, (the "Amended Agreement"), the Company has issued 59,375 shares of Common Stock and had agreed to issue additional shares of Common Stock, up to a maximum of 200,000, in the event the value of the Common Stock holdings of PAG were less than an agreed $1,300,000 as measured 12 months following the commencement of trading in the Common Stock (the "PAG Contingency"). Pursuant to the Amended Agreement, the Company has granted certain "piggy-back" registration rights to PAG (which are not triggered by this Offering) and Capitol Bay Securities was granted a first right of refusal to purchase any of the Common Stock subject to the Amended Agreement. Pursuant to a Supplement to the Second Amended and Restated Bridge Loan and Consulting Agreement as of May 24, 1998 (the "Supplemental Agreement"), the parties agreed to deem the PAG Contingency satisfied in consideration of the issuance of 120,625 shares of Common Stock to be issued following the closing of the Offering. The Supplemental Agreement included a full accord and satisfaction and mutual general releases between the parties. The registration rights and first right of refusal in favor of Capitol Bay Securities remain in effect. See "Management," "Principal Shareholders" and "Shares Eligible for Future Sale."

SHANNON CONSULTING ARRANGEMENT

     Douglas Shannon is the holder of 62,500 shares of the Common Stock, or approximately 6% of the outstanding stock prior to the Offering. Pursuant to an informal arrangement with the Company, he acts as a consultant and advisor in connection with the marketing and sales activities of the Company and has acted in this capacity since 1995. He is paid a monthly fee of $6,000. See "Principal Shareholders."

LARRY WELLS COMPANY, INC., CREDIT FACILITY

     On July 6, 1998, Larry Wells Company, Inc., loaned $103,500 to the Company. Larry J. Wells, a director of the Company, is the president and sole owner of Larry Wells Company, Inc. The amount due to be repaid shall be $115,000 if paid any time prior to October 31, 1998, $145,000 if paid thereafter, the amount due increasing by $1,500 per month thereafter until paid in full. See "Use of Proceeds," "Management" and "Principal Shareholders."

                             PRINCIPAL SHAREHOLDERS

     The following sets forth certain information regarding beneficial ownership of Common Stock as of June 30, 1998, as adjusted to reflect the sales of the Units offered hereby by (i) each person who is known by the Company to beneficially own more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer and (iv) all executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable. All of the calculations below assume the 20,343 Note Shares are outstanding. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Legacy Brands, Inc., 2424 Professional Drive, Suite A, Roseville, California 95661.

                                                                              PERCENT OWNED
                                                                           --------------------
                    NAME AND ADDRESS OF                       NUMBER OF     BEFORE      AFTER
                    BENEFICIAL OWNER(1)                        SHARES      OFFERING    OFFERING
                    -------------------                       ---------    --------    --------
Thomas E. Kees..............................................   125,000      12.00%       4.92%
Gregory B. Plunkett(3)......................................   125,000      12.00%       4.92%
c/o Tobin & Tobin
1 Montgomery Street, 15th floor
San Francisco, CA 94104
Capitol Bay Group(4)(6).....................................   114,621      11.00%       4.51%
2424 Professional Drive
Roseville, CA 95661
BKP Partners(5).............................................    88,205       8.47%       3.47%
Citicorp Center, Suite 3900
One Sansome Street
San Francisco, CA 94102
C Brands, L.L.C.(4)(6)......................................    77,250       7.42%       3.04%
2424 Professional Drive
Roseville, CA 95661
Douglas Shannon.............................................    62,500       6.00%       2.46%
P.O. Box 1959
Aptos, CA 95001
CBG Partnership(7)..........................................    61,458       5.90%       2.42%
100 The Embarcadero, Penthouse
San Francisco, CA 94105
Pacific Acquisition Group, Inc.(8)..........................    59,375       5.70%       2.34%
21800 Burbank Blvd., Suite 100
Woodland Hills, CA 91367
Craig C. Connerty...........................................    18,750       1.80%          *
Michael E. Banks............................................    18,750       1.80%          *
Steven Riccardelli..........................................    18,750       1.80%          *
Larry J. Wells(9)...........................................     9,375          *           *
Arthur L. Patch.............................................       625          *           *
All directors and executive officers as a group (6             191,250      18.36%       7.52%
  persons)..................................................

---------------
 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 1998 are deemed outstanding.

(2) Based upon the total amount of Common Stock outstanding after the Offering.

                                          (Footnotes continue on following page)

(3) Does not include 103,125 shares of Common Stock claimed by Mr. Plunkett as owed to him by C Brands, BKP Partners and CBG Partnership pursuant to an action for declaratory relief filed against the Company (the "Plunkett Lawsuit"). See "Business -- Legal Proceedings."

(4) Mr. Stephen C. Kircher is the manager of C Brands L.L.C., which is the owner of 77,250 shares of Common Stock, and he is a principal owner of Capitol Bay Group, which is the beneficial owner of 34,559 shares of Common Stock. Capitol Bay Group is an affiliate of Capitol Bay Securities, which has acted as a placement agent with respect to the sale of securities by the Company. Mr. Kircher exercises voting and investment power over the shares of Common Stock held by C Brands L.L.C. and Capitol Bay Group, but disclaims beneficial ownership. Mr. Kircher beneficially owns 2,812 shares of Common Stock. See "Certain Transactions."

(5) Includes 21,875 shares of Common Stock claimed by Plunkett pursuant to the Plunkett Lawsuit.

(6) Includes 21,875 shares of Common Stock claimed by Plunkett pursuant to the Plunkett Lawsuit. The Company has agreed to indemnify C Brands to replace any shares of Common Stock which the court might award to Plunkett from C Brands.

(7) Includes 7,292 shares of Common Stock held by Mr. Bruce Bercovich, a general partner therein who exercises voting and investment power over the shares of Common Stock held by this entity.

(8) Pacific Acquisition Group, Inc. ("PAG") disclaims beneficial ownership of 44,682 shares of Common Stock. Does not reflect 120,625 shares of Common Stock issuable after the closing of the Offering of which PAG disclaims beneficial ownership as to 90,468 shares of Common Stock. The Company has been informed by PAG that the shares of Common Stock as to which PAG disclaims beneficial ownership are held by PAG for the benefit of, and will be distributed to, its investors which includes approximately 600 individuals or entities. See "Certain Transactions."

(9) Mr. Larry J. Wells is the manager of DayStar which owns 9,375 shares of Common Stock. DayStar has provided a credit facility to the Company in the original aggregate amount of $848,000 of which $650,000 remains outstanding as of May 15, 1998. Mr. Wells exercises sole investment and voting power with respect to the shares of Common Stock held by each of the DayStar entities but disclaims beneficial ownership of the shares of Common Stock held by DayStar Partners, L.P., and DayStar Fund II, L.L.C. Mr. Wells is also the President and sole owner of Larry Wells Company, Inc., which has provided a loan to the Company, on July 6, 1998, in the principal amount of $103,500. See "Certain Transactions."

                           DESCRIPTION OF SECURITIES

GENERAL

     As of the date of the Prospectus, the Company is authorized to issue 30,000,000 shares of Common Stock, without par value (the "Common Stock") and 10,000,000 shares of Preferred Stock, without par value (the "Preferred Stock").

UNITS

     Each Unit consists of one share of Common Stock and one Common Stock Purchase Warrant. The Common Stock and the Warrants comprising the Units will separate and trade as separate securities 30 days after the completion of the Offering or such shorter period as determined by the Representative.

COMMON STOCK

     As of June 15, 1998, 1,041,730 shares of Common Stock were issued and outstanding. See "Capitalization."

     Holders of Common Stock are entitled to cast one vote for each share held of record for all matters submitted to a vote of the shareholders, including election of directors. Every person entitled to vote at an election for directors may cumulate votes, subject to providing proper notice. Shareholders holding a majority of the voting power of the Common Stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's shareholders, and the vote by the holders of a majority of such outstanding shares of the Common Stock is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

     The Company has not made any provision for the payment of dividends with respect to the Common Stock. Holders of Common Stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock outstanding at the time after payment of claims of creditors and liquidation preferences of the holders of any outstanding Preferred Stock if any. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be when issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company may issue in the future.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants. For a more complete description of the Warrants, reference is made to the actual text of the Warrant Agreement between the Company and U. S. Stock Transfer, Inc. (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which the Prospectus is a part.

     Exercise Price and Terms. Each Warrant initially entitles the holder to
purchase one share of Common Stock at an initial price of $     (150% of the
initial public offering price of the Units). The Warrants will be subject to certain adjustments, including if the Company's audited fiscal 2000 net income (adjusted to exclude any expenses relating to the vesting of employee options or warrants) before interest expense and taxes ("FY2000 Net Income") is equal to or greater than $1,000,000, but less than $1,500,000, a one time downward reduction
of the exercise price to $     per share (120% of the initial public offering
price of the Units); and if such FY2000 Net Income is less than $1,000,000, then
the exercise price shall be reduced to $     per share (85% of the initial
public offering price of the Units). Such reduction (the "Price Reduction") will be effective as of the date of the public announcement of the audited results for the fiscal year 2000. The final Warrant exercise price reflecting such Price Reduction, if any, is referred to herein as the "Final Warrant Exercise Price." No fractional shares will be issued upon the exercise of the Warrants herein described. The Warrants will be exercisable immediately upon separation of the Units and will expire five years from the date of this Prospectus unless earlier redeemed.

     Adjustments. The exercise price and number of shares of the Common Stock purchasable upon the exercise of the Warrants are subject to other adjustments upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all other assets of the Company, in order to enable the holder to acquire the kind and number of shares of stock or the securities or property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which the Warrants might have been exercised.

     Redemption Provisions. The Company may redeem the outstanding Warrants at any time, in whole or in part, at a price of $0.25 per Warrant upon not less than 30 days' prior written notice to the registered holders thereof, provided that the closing bid price of the Common Stock has been at least (i) 200% of the Final Warrant Exercise Price, if there has been no Price Reduction, or (ii) 150% of the Final Warrant Exercise Price, if there has been a Price Reduction, in either case for at least 20 consecutive trading days immediately preceding the date of the notice of redemption.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five years from the date of this Prospectus, at which time the Warrants will become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that an active market for the Warrants will develop or continue.

     Warrant Holder not a Shareholder. The Warrants do not confer upon holders thereof any voting, dividends, or other rights as shareholders of the Company.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrant holders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days prior written notice to the warrant holders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price (other than lowering the exercise price as provided in the preceding sentence) and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrant holders. No other modifications may be made to the Warrants, without the consent of two-thirds of the warrant holders.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of the Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the Warrants. Although the Company has undertaken to use its reasonable best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the underlying shares are not registered or otherwise qualified for sale, investors in such jurisdictions may purchase Warrants in the secondary market or investors may more to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

     The foregoing discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares issuable upon exercise of the Warrants. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of securities on terms more favorable than those provided for by the Warrants. Furthermore, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected.

PREFERRED STOCK

     The Company's amended Articles of Incorporation will permit the Company's Board of Directors, without further action or vote of the shareholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to determine the designations, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. These rights and privileges could limit the voting power of holders of Common Stock and restrict their rights to receive dividends or liquidation proceeds. In addition, the issuance of Preferred Stock, while providing the Company with financial flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. This amendment will become effective upon filing of a Certificate of Amendment with the California Secretary of State.

OTHER WARRANTS AND OPTIONS

     Randy Haag and Michael Staskus (collectively referred to as "Haag") were each granted warrants in March 1995 to purchase 18,750 shares of Common Stock, each at a current exercise price of $3.20 per share. These warrants are exercisable commencing 90 days following the completion of the Offering and expire April 15, 1999. Similar warrants were granted to Thomas O'Stasic, Sr. and Steve Jizmagian with respect to 1,562 and 6,250 shares of Common Stock, respectively. These warrants are currently exercisable at $3.20 per share and also expire on April 15, 1999. Certain registration rights have been provided to the holders of these warrants as set forth therein. Haag was also granted warrants in January 1998, to purchase 100,000 shares of Common Stock at $7.50 per share.

     In November 1997, Capitol Bay Securities, Inc. acquired warrants to purchase 148,000 shares of Common Stock, at an exercise price of $7.50, exercisable from January 1, 1999 through January 30, 2003 and having protection against further reverse stock splits until the closing of this Offering. Certain piggy-back registration rights are provided to Capitol Bay as contained therein.

     Pursuant to the provisions of the DayStar Credit Facility, DayStar acquired warrants to purchase 62,500 shares of Common Stock at an exercise price of $7.20 per share and 31,250 shares of Common Stock at an exercise price of $16.00 per share of Common Stock, exercisable commencing at the expiration of 90 days after the closing of a public offering of the securities of the Company and continuing for three years. On April 17, 1998, pursuant to an agreement with the Company modifying and placing a limitation on the amount of interest which would be payable by the Company pursuant to the DayStar Credit Facility, the exercise price with respect to these warrants pertaining to 31,250 shares of the Common Stock was amended to $7.20 per share. These warrants contain certain piggy-back registration rights.

     None of the registration rights are being exercised with respect to the Offering.

TRANSFER AGENT

     The Company has selected U.S. Stock Transfer, Inc. to act as transfer agent and registrar for the Common Stock and as Warrant Agent for the Warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Units, Common Stock or Warrants. No prediction can be made of the effect, if any, that future market sales of shares of Common Stock or the availability of such shares for sale will have on the prevailing market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the open market could adversely affect the then prevailing market price of the Common Stock.

     Upon completion of the Offering, the Company will have 2,541,730 outstanding shares of Common Stock. See "Description of Securities." The 1,500,000 shares of Common Stock which are included in the Units and sold in the Offering (plus any shares sold as a result of any exercise of the Representative's Over-Allotment Option) and the shares of Common Stock issuable upon exercise of the Warrants will, subject to any applicable state law restrictions on secondary trading, be freely tradeable without restriction under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 of the Securities Act) will be subject to the resale restrictions of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company (in a transaction or chain of transactions not involving a public offering) is entitled to sell within any three month period a number of shares of such stock which does not exceed the greater of 1% of the number of then outstanding shares (25,417 shares after the Offering) or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the requirements discussed above, other than a requirement that such sales be made in unsolicited brokers' transactions.

     It is anticipated that except as described herein, all of the current shareholders who own or beneficially hold 5% or more of the outstanding shares of Common Stock of the Company and its officers and directors, aggregating 463,371 shares will have agreed that, for a period of 12 months after the closing of the Offering, they will not offer, sell, grant any option for the sale of or otherwise dispose of any equity securities of the Company without the prior written consent of the Representative (the "Lock-Up"). Shareholders who each own less than 5% of the outstanding Common Stock, comprising an aggregate of 453,359 shares, are not subject to the Lock-Up, but are subject to the provisions of Rule 144. The Company has not obtained such a Lock-Up from the founder of the Company who is engaged in litigation with the Company regarding, among other issues, the amount of Common Stock as to which he is the holder, nor has it obtained a Lock-Up from PAG, as PAG disclaims beneficial ownership of all but 14,693 shares of the 59,375 shares currently shown as beneficially held by it. The Company's records reflect Gregory B. Plunkett is the holder of 125,000 shares of Common Stock or 12% of the outstanding Common Stock before the Offering and 4.92% of the total outstanding Common Stock after the Offering is completed. See "Business -- Legal Proceedings" and "Principal Shareholders."

     Holders of warrants with respect to 248,000 shares of the Common Stock have been granted "piggy-back" registration rights whereby they may be entitled to include some or all of their shares in a subsequent registration statement being filed by the Company with the Commission to sell its securities to the public. In addition, holders of warrants with respect to 145,312 shares of the Common Stock have been granted "demand registration rights," whereby under certain circumstances they may require that the Company file a registration statement with the Commission to register such shares for sale to the public, but only to the extent that such shares of Common Stock may not otherwise be sold to the public without restriction, such as pursuant to Rule 144. Holders of 59,375 shares of the Common Stock have been granted "piggy-back" registration rights and hold such rights with respect to up to an additional 120,625 shares of Common Stock to be issued after the closing of this Offering. See "Certain Transactions."

     Any employee or consultant to the Company who purchased shares pursuant to a written compensation plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitations or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus. Approximately 181,250 shares of the outstanding Common Stock, of which 162,500 shares are held by affiliates, will be eligible for sale under Rule 701. All holders of such shares have agreed to the Lock-Up with respect to such shares.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), for whom Paulson Investment Company, Inc. is acting as Representative, have severally agreed, pursuant to the terms and conditions of the Underwriting Agreement between the Company and the several Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of Units set forth in the table below:

                                                               NUMBER
                        UNDERWRITER                           OF UNITS
                        -----------                           ---------
Paulson Investment Company, Inc.

                                                              ---------
          Total.............................................  1,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase such Units are subject to certain conditions. The Underwriters are committed to purchase all of the 1,500,000 Units offered by this Prospectus, but not the 225,000 Units subject to the Over-allotment Option (described below), if any are purchased.

     The Representative has advised the Company that the Underwriters propose to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession within the discretion of the Representative, and that the Underwriters and such dealers may reallow a concession to other dealers, including the Underwriters, within the discretion of the Representative. After the initial public offering of the Units, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representative. The Representative has informed the Company that its does not expect the Underwriters to confirm sales of Units offered by this Prospectus to any account over which they exercise discretionary authority.

     The Company has granted the Representative an option, expiring at the close of business 45 days after the date of this Prospectus, to purchase up to 225,000 additional Units from the Company on the same terms as apply to the sale of the Units set forth above (the "Over-allotment Option"). The Representative may exercise the option only to cover over-allotments, if any, incurred in the sale of the Units.

     The Company has agreed that if it elects to redeem the Warrants at any time commencing one year after the date of this Prospectus, it will retain the Representative as the Company's solicitation agent (the "Warrant Solicitation Agent"). The Company has agreed to pay the Warrant Solicitation Agent for its services a solicitation fee equal to no more than three percent of the total amount paid by the holders of the Warrants who were solicited by the Warrant Solicitation Agent to exercise the Warrants. The exercise of the Warrants will be presumed to be unsolicited unless the customer states in writing that the transaction was solicited by the Warrant Solicitation Agent and designates in writing the registered representative at the Warrant Solicitation Agent entitled to compensation for the exercise. The fee is not payable for the exercise of any Warrant held by the Warrant Solicitation Agent in a discretionary account at the time of exercise, unless the Warrant Solicitation Agent receives from the customer prior specific written approval of such exercise. No member of the National Association of Securities Dealers, Inc. ("NASD") or person associated with a member of the NASD will receive a solicitation fee or any other compensation or expense reimbursement in connection with the exercise of a Warrant if the market price of the Common Stock received upon exercise of the Warrant is lower than the exercise price of the Warrant.

     The Underwriting Agreement provides for indemnification between the Company and the Underwriters against certain liabilities, including liabilities under the Securities Act and for contribution by the Company and the Underwriters to payments that may be required to be made in respect thereof.

     The Company has agreed to pay the Representative a nonaccountable expense allowance equal to three percent of the gross proceeds from the sale of Units offered hereby. In the event this Offering is not consummated, any nonaccountable portion of the advanced payment will be promptly returned to the Company.

     The Company has agreed to issue to the Representative the Representative's Warrants, which entitle the holders to purchase up to an aggregate of 150,000
Units at an exercise price per Unit equal to $          (120% of the initial
public offering price of the Units). The Representative's Warrants are not transferable for one year from the date of issuance, except to individuals who are either a partner or an officer of an Underwriter, by will or by the laws of descent and distribution. The Representative's Warrants are not redeemable by the Company. The Company has agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the Representative's Warrants (and, if necessary, to allow their public resale without restriction) at all times during the period in which the Representative's Warrants are exercisable, commencing one year after the date of this Prospectus. Such securities are being registered on the Registration Statement of which this Prospectus is a part.

     The Company has agreed that, for a period of one year following the closing of the Offering, it will not, subject to certain exceptions, offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company without the consent of the Representative. The Company's officers, directors and certain holders of 5% or more of the outstanding Common Stock, aggregating a total of 463,371 shares, have agreed that for a period of one year following the closing of this Offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any Common Stock of the Company (other than intra-family transfers or transfers to trusts for estate planning purposes) without the consent of the Representative, and thereafter, will give the Representative prior notice of sales under Rule 144 for five years from the date of this Prospectus.

     Until the distribution of the Units is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Units, Common Stock and/or Warrants. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Units, Common Stock and/or Warrants. If the Underwriters create a short position in the Units in connection with the Offering, i.e., if they sell more Units than are set forth on the cover page of this Prospectus, the Representative may reduce that short position by purchasing Units in the open market. The Representative may also elect to reduce any short position by exercising all or part of the Over-allotment Option described above.

     The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Units in the open market to reduce the Underwriters' short position or to stabilize the price of the Units, Common Stock and/or Warrants, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those securities as part of this Offering.

     In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither the Company nor the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, Common Stock and/or Warrants. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Prior to this Offering, there has been no public market for the Company's Units, Common Stock or Warrants. Accordingly, the initial public offering price has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price of the Units, and the exercise price and other terms of the Warrants were the history and the prospects of the Company and the industry in which it operates, the status and development prospects for the Company's products, the experience and qualifications of the Company's executive officers and the general condition of the securities markets at the time of the Offering.

     In March 1998, the Representative loaned the Company $200,000, evidenced by a promissory note bearing 10% simple interest. The principal and accrued interest is due and payable on the earlier of the closing of this Offering or, if the Offering has not closed by October 31, 1998, 30 days following the Representative's demand for payment. It is anticipated that the Company will use a portion of the net proceeds of this Offering to pay the principal and accrued interest. See "Use of Proceeds."

                                 LEGAL MATTERS

     The validity of the Units, Common Stock and Warrants offered hereby will be passed upon for the Company by Resch Polster Alpert and Berger, A Limited Liability Partnership, Los Angeles, California. Harvey H. Rosen, of counsel to Resch Polster Alpert and Berger, beneficially owns 4,687 shares of the Common Stock. Certain legal matters relating to the Offering will be passed upon for the Representative by Grover T. Wickersham, P.C., Palo Alto, California.

                                    EXPERTS

     The balance sheet as of January 31, 1998, and the statements of operations, changes in shareholders' equity (deficit) and cash flows each of the two years in the period then ended, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph that expresses substantial doubt about the Company's ability to continue as a going concern as described in notes to such financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Units, Common Stock and Warrants offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Units, Common Stock and Warrants being offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of fees prescribed by the Commission. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Balance Sheets at January 31, 1998 and April 30, 1998.......   F-3
Statements of Operations for the years ended January 31,
  1997 and January 31, 1998 and for the three month periods
  ended April 30, 1997 and 1998.............................   F-4
Statement of Changes in Shareholders' Equity (Deficit) for
  the years ended January 31, 1997 and 1998 and for the
  three month period ended April 30, 1998...................   F-5
Statements of Cash Flows for the years ended January 31,
  1997, and January 31, 1998 and for the three month periods
  ended April 30, 1997 and 1998.............................   F-6
Notes to Financial Statements...............................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Legacy Brands, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, changes in shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Legacy Brands, Inc. at January 31, 1998, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations, has a license compliance confirmation expiring on September 15, 1998, has a note payable to an underwriter due on the earlier of the closing of the planned initial public offering (IPO), or, if the IPO has not closed by October 31, 1998, 30 days after demand for payment by the holder, and must obtain additional financing or complete its IPO to fund working capital requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Sacramento, California
July 8, 1998

                              LEGACY BRANDS, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                              JANUARY 31,     APRIL 30,
                                                                 1998           1998
                                                              -----------    -----------
                                                                             (UNAUDITED)
Current assets:
  Cash......................................................  $   10,039     $   14,762
  Trade accounts receivable.................................     179,570        251,672
  Receivable from related party.............................      73,775             --
  Inventory.................................................      87,100        256,146
  Prepaid expenses..........................................      26,641         41,409
                                                              ----------     ----------
          Total current assets..............................     377,125        563,989
Office equipment, net.......................................      70,521         68,645
Debt issuance costs, net....................................       7,250          6,250
Organization costs, net.....................................       1,000            750
Licenses, net...............................................   2,276,909      2,342,638
Deferred offering costs.....................................          --        137,676
                                                              ----------     ----------
          Total assets......................................  $2,732,805     $3,119,948
                                                              ==========     ==========

             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Related party line of credit and accrued interest.........  $  699,235     $  754,085
  Accounts payable..........................................     688,238      1,086,384
  Accrued expenses and other liabilities....................   1,018,287        967,368
  Note payable to underwriter and accrued interest..........          --        203,123
  Notes payable to related parties and accrued interest.....      85,217         11,715
  Liability to manufacturer, current........................     348,092        348,092
                                                              ----------     ----------
          Total current liabilities.........................   2,839,069      3,370,767
Accrued expenses, noncurrent................................          --         82,500
Liability to manufacturer, noncurrent.......................     715,684        625,215
                                                              ----------     ----------
          Total liabilities.................................   3,554,753      4,078,482
                                                              ----------     ----------
Commitments and Contingencies (Notes 1, 5, 6, 11, 13 and 14)
Shareholders' equity (deficit):
  Common stock, no par value; 30,000,000 shares authorized;
     1,041,730 shares issued and outstanding................   6,246,807      6,253,057
  Contributed capital.......................................     559,500        559,500
  Notes receivable from shareholders........................     (69,475)       (69,475)
  Accumulated deficit.......................................  (7,558,780)    (7,701,616)
                                                              ----------     ----------
          Total shareholders' equity (deficit)..............    (821,948)      (958,534)
                                                              ----------     ----------
          Total liabilities and shareholders' equity
            (deficit).......................................  $2,732,805     $3,119,948
                                                              ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                              LEGACY BRANDS, INC.

                            STATEMENTS OF OPERATIONS

                                            YEARS ENDED JANUARY 31,     THREE MONTHS ENDED APRIL 30,
                                           -------------------------    ----------------------------
                                              1997          1998            1997            1998
                                           ----------    -----------    ------------    ------------
                                                                        (UNAUDITED)     (UNAUDITED)
Sales....................................  $4,824,706    $ 5,351,917     $1,249,340      $1,640,728
Cost of goods sold.......................   3,087,833      3,308,660        743,298       1,026,444
                                           ----------    -----------     ----------      ----------
       Gross profit......................   1,736,873      2,043,257        506,042         614,284
Operating expense:
  Marketing..............................     992,258      1,332,934        261,343         387,020
  General and administrative.............     854,433      1,244,551        216,315         303,267
  Compensation related to forgiveness of
     employee notes......................          --      1,472,009             --              --
                                           ----------    -----------     ----------      ----------
  Operating (loss) income................    (109,818)    (2,006,237)        28,384         (76,003)
Other income (expense):
  Interest expense.......................    (622,793)      (471,186)      (184,014)        (66,033)
  Other (expense) income, net............     (24,292)      (443,190)       (10,000)             --
                                           ----------    -----------     ----------      ----------
       Loss before provision for income
          taxes..........................    (756,903)    (2,920,613)      (165,630)       (142,036)
Provision for income taxes...............        (800)          (800)          (800)           (800)
                                           ----------    -----------     ----------      ----------
       Net loss..........................  $ (757,703)   $(2,921,413)    $ (166,430)     $ (142,836)
                                           ==========    ===========     ==========      ==========
Loss per share (basic and diluted):
  Net loss per share.....................  $    (1.16)   $     (3.81)    $    (0.24)     $    (0.14)
                                           ==========    ===========     ==========      ==========
Weighted average shares used in computing
  net loss per share.....................     651,162        767,613        701,022       1,041,730
                                           ==========    ===========     ==========      ==========

   The accompanying notes are an integral part of these financial statements

                              LEGACY BRANDS, INC.

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JANUARY 31, 1997 AND 1998, AND THE THREE MONTH PERIOD ENDED
                                 APRIL 30, 1998

                                                COMMON STOCK                         NOTES                         TOTAL
                                           ----------------------                  RECEIVABLE                  SHAREHOLDERS'
                                           NUMBER OF                CONTRIBUTED       FROM       ACCUMULATED      EQUITY
                                            SHARES       AMOUNT       CAPITAL     SHAREHOLDERS     DEFICIT       (DEFICIT)
                                           ---------   ----------   -----------   ------------   -----------   -------------
Balance, January 31, 1996................    605,451   $3,124,922    $559,500     $        --    $(3,879,664)   $  (195,242)
Issuance of common stock for services,
  including the Contingent Shares
  Guarantee (Note 5).....................     55,375      441,360          --              --             --        441,360
Issuance of common stock for cash upon
  exercise of warrants...................      1,062           34          --              --             --             34
Issuance of common stock to employees for
  notes..................................    181,250    1,450,000          --      (1,450,000)            --             --
Accrual of interest on employee notes....         --       12,171          --         (12,171)            --             --
Issuance of common stock for notes upon
  exercise of warrants...................     20,343       65,100          --         (65,100)            --             --
Net loss for the year....................         --           --          --              --       (757,703)      (757,703)
                                           ---------   ----------    --------     -----------    -----------    -----------
Balance, January 31, 1997................    863,481    5,093,587     559,500      (1,527,271)    (4,637,367)      (511,551)
Issuance of common stock for cash........    108,499      747,249          --              --             --        747,249
Recognition of deferred offering costs...         --     (614,271)         --              --             --       (614,271)
Issuance of common stock upon conversion
  of debt................................     46,000      570,089          --              --             --        570,089
Issuance of common stock upon conversion
  of accrued interest on related party
  line of credit.........................      9,375       75,000          --              --             --         75,000
Extension of and issuance of warrants for
  services...............................         --      245,940          --              --             --        245,940
Issuance of common stock for services....     14,375      115,000          --              --             --        115,000
Accrual of interest on shareholder and
  employee notes receivable..............         --       14,213          --         (14,213)            --             --
Forgiveness of employee notes............         --           --          --       1,472,009             --      1,472,009
Net loss for the year....................         --           --          --              --     (2,921,413)    (2,921,413)
                                           ---------   ----------    --------     -----------    -----------    -----------
Balance, January 31, 1998................  1,041,730    6,246,807     559,500         (69,475)    (7,558,780)      (821,948)
Amendment of common stock warrants for
  services (unaudited)...................         --        6,250          --              --             --          6,250
Net loss for the period (unaudited)......         --           --          --              --       (142,836)      (142,836)
                                           ---------   ----------    --------     -----------    -----------    -----------
Balance, April 30, 1998 (unaudited)......  1,041,730   $6,253,057    $559,500     $   (69,475)   $(7,701,616)   $  (958,534)
                                           =========   ==========    ========     ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                              LEGACY BRANDS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                   THREE MONTHS ENDED
                                                               YEARS ENDED JANUARY 31,                 APRIL 30,
                                                              --------------------------      ----------------------------
                                                                1997            1998             1997             1998
                                                              ---------      -----------      -----------      -----------
                                                                                              (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $(757,703)     $(2,921,413)      $(166,430)       $(142,836)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................    110,307          179,144          28,376           47,590
    Amortization of debt issuance costs.....................    468,528          236,155         130,980            7,250
    Common stock and common stock warrants issued for
      services..............................................      3,960          283,190              --               --
    Forgiveness of employee notes...........................         --        1,472,009              --               --
    Changes in assets and liabilities:
      Decrease (increase) in receivable from related
        parties.............................................     22,158          (73,775)             --               --
      Increase in trade accounts receivable.................    (22,921)        (156,649)        (84,974)         (72,102)
      Decrease in other receivables.........................     14,785               --              --               --
      Increase in inventory.................................    (50,000)         (37,100)             --         (169,046)
      Increase in prepaid expenses and other................     (6,996)         (19,645)        (23,878)         (14,768)
      (Decrease) increase in accounts payable...............    (32,239)         137,536          67,354          398,146
      (Decrease) increase in accrued expenses and other
        liabilities.........................................    (27,717)         519,301         (40,055)        (188,595)
      Increase (decrease) in accrued interest payable.......     46,912           (2,943)         16,783           58,246
      Payments on liability to manufacturer.................   (346,959)        (334,086)        (92,776)         (90,469)
                                                              ---------      -----------       ---------        ---------
        Net cash used in operating activities...............   (577,885)        (718,276)       (164,620)        (166,584)
                                                              ---------      -----------       ---------        ---------
Cash flows from investing activities:
  Purchases of office equipment.............................     (6,079)         (86,741)        (12,342)          (1,193)
  Payments toward purchase of licenses......................    (12,500)              --              --          (27,500)
                                                              ---------      -----------       ---------        ---------
      Net cash used in investing activities.................    (18,579)         (86,741)        (12,342)         (28,693)
                                                              ---------      -----------       ---------        ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................         34          747,249              --               --
  Proceeds from issuance of loans payable...................    445,000               --              --               --
  Payment of loans payable..................................     (5,000)        (595,000)             --               --
  Proceeds from issuance of notes payable to related
    parties.................................................    454,000               --              --               --
  Payments on notes and advances payable to related
    parties.................................................    (46,500)              --              --               --
  Payments of debt issuance costs...........................   (163,038)          (8,000)        (20,497)              --
  Issuance of advance to related party......................   (135,000)              --              --               --
  Proceeds from repayment of advance to related party.......    135,000               --              --               --
  Payment of deferred offering costs........................   (147,354)          (1,439)        (49,960)              --
  Proceeds from draw on related party line of credit........         --          848,000         225,472               --
  Payments on related party line of credit..................         --         (198,000)             --               --
  Proceeds from issuance of note payable to underwriter.....         --               --              --          200,000
                                                              ---------      -----------       ---------        ---------
        Net cash provided by financing activities...........    537,142          792,810         155,015          200,000
                                                              ---------      -----------       ---------        ---------
(Decrease) increase in cash.................................    (59,322)         (12,207)        (21,947)           4,723
Cash, beginning of period...................................     81,568           22,246          22,246           10,039
                                                              ---------      -----------       ---------        ---------
Cash, end of period.........................................  $  22,246      $    10,039       $     299        $  14,762
                                                              =========      ===========       =========        =========
Supplemental disclosure of cash flow information:
  Cash payments for interest................................  $  61,615      $    73,909       $  29,645        $     810
                                                              =========      ===========       =========        =========
  Cash payments for income taxes............................  $     800      $       800       $     800        $     800
                                                              =========      ===========       =========        =========

   The accompanying notes are an integral part of these financial statements.

                              LEGACY BRANDS, INC.

                         NOTES TO FINANCIAL STATEMENTS
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Operations

     Legacy Brands, Inc. (Company) is a California corporation that licenses and markets premium branded consumer food products sold in supermarkets, club stores, convenience stores, drug stores and mass merchandisers throughout the United States. The Company currently holds three licenses for food products using names and trademarks held by Mrs. Fields, Gumby and Mattel. The Company has developed and is currently marketing products under the Mrs. Fields and Gumby licenses and intends to develop and market products utilizing the Extreme Dinosaurs trademark held by Mattel. The Company intends to build a portfolio of well-known premium brand products by continuing to seek licensing opportunities for nationally recognized brand names, increasing product offerings under current and new licenses, and further developing distribution of the Company's existing products. The Company filed an initial registration on Form 10SB with the Securities Exchange Commission (SEC) in late July 1997 and became a registrant under Section 12(g) of the 1934 Act in September 1997. In February 1998, the Company filed Form 15 with the SEC to terminate its registration. The Company is planning an initial public offering of equity securities (IPO) as described in Note 12.

  Interim Results (Unaudited)

     The accompanying balance sheet as of April 30, 1998, and the statements of operations, changes in shareholders' equity (deficit) and cash flows for the three month periods ended April 30, 1997 and 1998, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The data discussed in these notes to the financial statements for those interim periods are also unaudited.

  Concentration of Manufacturer and Product

     The Company currently maintains an informal relationship with two frozen cookie dough manufacturers and one ice cream product manufacturer. The Company believes that several other suppliers are capable of providing substantially similar services. The Company currently markets frozen cookie dough, which is available in retail stores in five varieties, through a network of brokers and distributors. The Company introduced cookie ice cream sandwiches in July 1997, and has expanded the product line to ice cream cookie pops in fiscal 1998. These products are marketed under the Mrs. Fields license. The Company also introduced freeze pops marketed under the Gumby license under the trade name of "Gumby and Friends" during the year ended January 31, 1998.

     The primary frozen cookie dough manufacturer produces the product and bills the retailer for sales upon approval by the Company. Sales proceeds, net of manufacturing and certain other costs, are remitted to the Company by the manufacturer. The Company is liable to the frozen cookie dough manufacturer for uncollectible receivables and spoiled inventory.

     The Company's other products, Mrs. Fields cookie ice cream sandwiches and ice cream cookie pops and Gumby freeze pops, are billed directly by the Company when the products are shipped by the manufacturers to the retailers.

     Sales to one customer, consisting of three divisions which each make independent purchasing decisions, approximated 23% and 25% and 36% and 32% of total sales during the years ended January 31, 1997 and 1998 and the three month periods ended April 30, 1997 and 1998, respectively. Sales to a second customer accounted for approximately 15% and 8% of total sales during the years ended January 31, 1997 and 1998, and 13% and 12% for the three month periods ended April 30, 1997 and 1998, respectively.

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
     For all of the Company's products, revenue is recognized when the product is shipped by the manufacturers to the retailers.

  Cash

     The Company includes all cash accounts and all highly liquid instruments purchased with an original maturity of three months or less as cash. The Company's bank deposits generally exceed the federally insured limit.

  Inventory

     Inventory at lower of cost (average cost) or market, consists primarily of cookie ice cream sandwiches maintained in cold storage and raw materials used in the manufacture of ice cream products.

  Office Equipment

     Office equipment is recorded at cost. Depreciation is computed using the straight-line method over the assets' useful lives ranging from five to seven years. Expenditures for maintenance, repairs and minor renewal and betterments are charged to expense. The cost and related accumulated depreciation of equipment sold or retired are removed from the accounts and the resulting gain or loss is included in other expense.

     Accumulated depreciation on office equipment totaled $11,940 and $15,009 at January 31, 1998 and April 30, 1998, respectively. Depreciation expense on office equipment totaled $1,722 and $9,186 for the years ended January 31, 1997 and 1998, respectively, and $687 and $3,069 for the three month periods ended April 30, 1997 and 1998, respectively.

  Debt Issuance Costs

     Costs incurred in obtaining debt financing are deferred and amortized over the term of the associated debt agreements using the interest method and include the following:

                                                              JANUARY 31,    APRIL 30,
                                                                 1998          1998
                                                              -----------    ---------
Costs related to issuance of related party line of credit
  facility, net of accumulated amortization of $21,750 and
  $29,000 at January 31, 1998 and April 30, 1998,
  respectively..............................................    $7,250       $   6,250
                                                                ======       =========

  Organization Costs

     Organization costs consist of legal fees of $5,000 incurred to incorporate and are recorded at cost. Amortization is computed using the straight-line method over a period of five years. Accumulated amortization was $4,000 and $4,250 at January 31, 1998 and April 30, 1998. Amortization of the organization costs totaled $1,000 in each of the years ended January 31, 1997 and 1998, and $250 in each of the three month periods ended April 30, 1997 and 1998.

  Deferred Offering Costs

     During the year ended January 31, 1998, all deferred offering costs of $614,271, consisting primarily of legal, accounting and printing costs were netted against the proceeds of the 1997 private placement offering of common stock. During the three month period ended April 30, 1998, the Company incurred additional

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
deferred offering costs of $137,676, which will be netted against the proceeds of the IPO described in Note 12. If the IPO does not occur, such costs will be expensed.

 License Agreements

MRS. FIELDS LICENSE

     The Company has entered into an exclusive license agreement (Mrs. Fields License) with Mrs. Fields Development Corporation (Mrs. Fields) whereby the Company has the exclusive right and license to use the licensed names to market products through certain designated distribution channels in North America, Hawaii and Puerto Rico over the 30 year duration of the Mrs. Fields License, including option periods. The initial term of the Mrs. Fields License expires in December 1999 (Initial Term). During the 30-year duration, the Company has, at its sole discretion, the option to extend the Mrs. Fields License for five consecutive five-year periods (Option Periods) that expire in December 2024.

     However, Mrs. Fields may terminate the Mrs. Fields License as of the end of any Option Period by notifying the Company of its intention to terminate the Mrs. Fields License. Mrs. Fields must also provide written notice of such termination not more than twelve and not less than three months prior to the end of any Option Period, and pay the Company an amount equal to three times the average gross margin for sales of Mrs. Fields products reported by the Company over the last three years of the current option term in accordance with the Mrs. Fields License (Buy Out Amount). The Buy Out Amount would be payable in cash over three years in twelve equal quarterly installments. The first Option Period ends in December 2004.

     In accordance with the Mrs. Fields License, the Company is obligated to maintain specified levels of product sales (Minimum Volume Commitment) during the Initial Term and during each Option Period. If the Company fails to meet the Minimum Volume Commitment, the Company must pay a royalty in an amount equal to the royalty that would have been paid had the Company met its Minimum Volume Commitment. If the Company is determined to be insolvent, or files a petition in bankruptcy or for reorganization, then the Mrs. Fields License may be terminated upon notice by Mrs. Fields. Mrs. Fields has confirmed that the Company is in compliance with the terms of the Mrs. Fields License as of May 5, 1998, and has waived its rights and remedies related to the insolvency provision of the Mrs. Fields License until such time as an IPO shall have been completed (Note 12), but not later than September 15, 1998, unless there shall have been a bankruptcy filing of the Company.

     In March 1996, the Mrs. Fields License was amended to require that the Company meet revised Minimum Volume Commitments beginning January 1, 1997 on a calendar year basis. The Minimum Volume Commitments were substantially reduced from the prior commitments. The Minimum Volume Commitment for calendar year 1997 was 285,000 twelve pound equivalent cases, for calendar 1998 is 350,000 twelve pound equivalent cases, and increases to certain specified quantities over the life of the agreement to 583,434 twelve pound equivalent cases in 2015, and remains at that level until the expiration of the last Option Period.

     During calendar 1997, the Company generated twelve pound equivalent case sales resulting in royalties of $179,139, but under the terms of the Mrs. Fields License was required to pay a minimum of $285,000. In January 1998, the Company executed a second amendment to the Mrs. Fields License (Second Amendment) due to a Minimum Volume Commitment shortage for the 1997 calendar year. Pursuant to the Second Amendment, $120,000 (including a $20,000 penalty) will be paid to Mrs. Fields during 1998 and thereafter until satisfied through higher royalties. Such amount has been accrued as of January 31, 1998.

     As part of the Mrs. Fields License, the Company paid a non-refundable fee described as a prepaid royalty of $2,500,000 to Mrs. Fields. The fee is being amortized on a straight-line basis over the life of the Mrs. Fields

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
License or a total of 30 years. Accumulated amortization was $277,777 and $298,610 at January 31, 1998 and April 30, 1998, respectively. Amortization expense included in general and administrative expense totaled $83,333 for each of the years ended January 31, 1997 and 1998, and $20,833 for each of the three month periods ended April 30, 1997 and 1998. In addition, the Company pays a royalty equal to $1 per twelve pound equivalent case sold, net of damages, returns and credits, plus additional royalties per case as required by the Second Amendment. Such royalties included in marketing expense were $177,574 and $287,587 for the years ended January 31, 1997 and 1998, respectively, and $30,049 and $49,085 for the three month periods ended April 30, 1997 and 1998, respectively.

     Management believes the carrying value of the Mrs. Fields License to be recoverable over future periods based upon current sales forecasts. Should anticipated volumes not be achieved and the Company not be able to make the required royalty payment to meet its commitment under the license agreement or should the license be terminated, the carrying value of the Mrs. Fields License may need to be reduced accordingly in future periods.

GUMBY LICENSE

     In September 1996, the Company entered into a trademark license agreement (Gumby License Agreement) whereby the Company has a nonexclusive right and license to distribute throughout the United States certain food products displaying the Gumby cartoon characters. The initial two year term of the Gumby License Agreement began September 1, 1996 and ends August 31, 1998. The Company has a renewal option for an additional two year period which is dependent upon performance during the initial term.

     As consideration for the Gumby License Agreement, the Company paid $12,500 in September 1996, and agreed to pay monthly royalties equal to 5% of net sales of Gumby products, with such royalties guaranteed to aggregate a minimum of $112,500 by August 31, 1998. The Gumby License Agreement has been recorded at $125,000. Accumulated amortization on the Gumby License Agreement totaled $70,314 and $93,752 at January 31, 1998 and April 30, 1998, respectively. Amortization of the minimum royalty is over the initial term of the license at the greater of straight line amortization or 5% of net sales. Amortization expense included in general and administrative expense, for the years ended January 31, 1997 and 1998, totaled $0 and $70,314, respectively, and $0 and $23,438 for the three month periods ended April 30, 1997 and 1998, respectively. Through April 30, 1998, the Company had cumulative sales of Gumby products of $145,008, resulting in royalties of $7,250. Minimum royalties payable, including the $7,250 noted above, totaled $112,500 at January 31, 1998 and April 30, 1998, respectively.

EXTREME DINOSAURS LICENSE

     In May 1997, the Company entered into a Letter of Intent with BKN Kids Network, Inc., under a sublicense from Mattel, Inc., pursuant to which the Company acquired the exclusive right and license to use the trademarks, copyrights, plots, environmental settings and artwork as well as the characters, names and likenesses all as used in or emanating from the one half-hour television program currently entitled "Extreme Dinosaurs" to be used for freeze pops, gelatin snacks, molded and generic coolers, banked and shaped cookies and crackers, fruit snacks and candies to be distributed throughout the United States (the BKN License).

     In April 1998 the parties reached substantive agreement pursuant to which the term of the BKN License commenced on May 1, 1998, and continues through July 31, 2000. The Company has guaranteed a minimum payment of $110,000, payable in increments to be agreed upon and allowed to be offset against a 4% royalty payable on all net sales. The Extreme Dinosaurs license has been recorded at $110,000 as of April 30, 1998. Amortization is being recorded over the initial term of the license at the greater of straight line amortization or

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
4% of net sales. The Company paid the required first payment of $27,500 during the three month period ended April 30, 1998. The $82,500 balance has been accrued as of April 30, 1998. The Company holds an option to renew the license for a period of two years if it is not in default and it has generated at least $220,000 in royalties during the initial term and it pays an additional $60,000 toward a renewal guarantee payment of $125,000 in increments over the two year term of the option period. The parties are sill negotiating terms relating to the timing with respect to when items will be required to be brought to market and royalty payments.

  Marketing Costs

     The costs of marketing, including advertising, are charged to expense in the period incurred.

     New market distribution costs (slotting allowances) are also charged to expense in the period incurred.

  Other (Expense) Income, Net

     Other (expense) income, net for the year ended January 31, 1998, consists of a $150,000 provision for a legal settlement (Note 13) and $293,190 related to the final settlement of two placement agent agreements (Notes 8 and 10).

  Income Taxes

     The Company reports income taxes under the liability method. Accordingly, deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. At January 31, 1998 and April 30, 1998, the Company has recorded a 100% valuation allowance against the net deferred tax assets.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Accrued Expenses and Other Liabilities

     Accrued expenses and other liabilities consist of the following:

                                                       JANUARY 31,    APRIL 30,
                                                          1998          1998
                                                       -----------    ---------
Professional fees....................................  $  458,589     $456,241
Royalties............................................     323,072      302,646
Accrued liability for legal settlement (Note 13).....     150,000      150,000
Other................................................      86,626       58,481
                                                       ----------     --------
                                                       $1,018,287     $967,368
                                                       ==========     ========

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:
  Accrued Expenses, Noncurrent

     Accrued expenses, noncurrent, consists of $82,500 for the Extreme Dinosaurs license as of April 30, 1998.

  Net Loss Per Share

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, which is required to be adopted for financial statement periods ending after December 15, 1997. SFAS No. 128 requires that "primary" and "fully diluted" earnings per share be replaced by "basic" and "diluted" earnings per share, respectively. The basic calculation computes earnings per share based only on the weighted average number of shares outstanding, as compared to primary earnings per share which included common stock equivalents. The diluted earnings per share calculation is computed similarly to fully diluted earnings per share.

     The retroactive adoption of SFAS No. 128 had no effect on net loss per share for the year ended January 31, 1997.

     Basic and diluted net loss per share has been computed based on the weighted average number of shares outstanding during the period presented. Common share equivalents, consisting of restricted stock issued to employees for notes, stock issued for notes upon the exercise of warrants, convertible debt and warrants issued by the Company, are anti-dilutive for each of the periods presented and, therefore, are not included in the computation of diluted net loss per share.

  Stock-Based Compensation

     The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, during the year ended January 31, 1997, and elected to measure and record compensation cost as defined in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. There was no additional compensation cost under the fair value method as prescribed by SFAS No. 123 for the years ended January 31, 1997 and 1998 or for the three month periods ended April 30, 1997 and 1998.

  Fair Value of Financial Instruments

     The carrying amount of cash approximates fair value due to the short-term nature of these instruments.

     Due to uncertainties regarding the Company's financial status, it is not practicable to determine the fair value of the Company's related party line of credit, notes payable to related parties and an underwriter, and the liability to manufacturer.

 2. BASIS OF PRESENTATION:

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses and negative cash flows from operations, and must obtain additional financing or complete its planned initial public offering of equity securities to fund working capital requirements. As explained in Notes 1 and 5, the Company's license compliance confirmation with respect to the Mrs. Field's License expires September 15, 1998, and a $203,123 note payable, including interest accrued to April 30, 1998, to an underwriter is due on the earlier of the closing of an IPO, or, if the IPO has not closed by October 31, 1998, 30 days after demand for payment by the holder. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 2. BASIS OF PRESENTATION, CONTINUED:
     Management plans to improve profitability through further increases in sales volume, reduction of overhead expenses and stronger controls over product development and marketing and is seeking additional financing. The Company received a $103,500 bridge loan from a related party in July 1998, a letter of intent in May 1998 for another bridge loan for up to $500,000, and is currently pursuing an IPO. There can be no assurance that management's plans to achieve profitability and raise sufficient financing will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 3. ACCOUNTS PAYABLE:

     The Company has certain old accounts payable, primarily dating back to the summer of 1994, which have been recorded at the billed amounts. Some uncertainty exists related to substantiation of the extent of goods and services received in relation to the billed amounts. Such amounts are included in accounts payable and total $422,202 at January 31, 1998 and April 30, 1998.

 4. RELATED PARTY LINE OF CREDIT:

     Effective June 10, 1997, the Company entered into a formal agreement with DayStar L.L.C. (DayStar), a related party, pursuant to which DayStar agreed to provide a credit facility to the Company in an amount not to exceed $440,000 to be used for working capital purposes (DayStar Credit Facility). A general partner of DayStar became a director of the Company in January 1998. As of January 31, 1998 and April 30, 1998, $420,000 is outstanding under the DayStar Credit Facility. The interest rate on the DayStar Credit Facility was initially 12%, and increased to 15% effective February 1, 1998. The DayStar Credit Facility is due at the earlier of: (i) September 1, 1998 or, (ii) within five business days of the Company raising $1,750,000 in connection with a financing transaction (Maturity Date). If the note has not been repaid at the Maturity Date, the Company shall thereupon repay the principal and interest outstanding in monthly amounts of $20,000 with any unpaid amounts due and payable at the expiration of 24 months.

     On July 1, 1997, the Company entered into a second agreement with DayStar pursuant to which DayStar agreed to provide to the Company a supplemental facility (Supplemental DayStar Credit Facility) in the aggregate amount of $408,000, including a facility fee of 2% of the amount advanced, to be used to repay certain bridge notes which matured on June 30, 1997. Pursuant to the Supplemental DayStar Credit Facility, the Company executed a promissory note providing for the payment of interest on the amounts outstanding at a rate of 1% per week. With regard to the Supplemental DayStar Credit Facility, the Company repaid $178,000 through January 31, 1998 and April 30, 1998. Accordingly, the principal outstanding at January 31, 1998 and April 30, 1998, is $230,000. An agreement was entered into effective November 1997 with respect to the Supplemental DayStar Credit Facility to provide the same maturity provisions as applicable to the DayStar Credit Facility.

     The Company has pledged substantially all of its assets as collateral on the line of credit, subject to other security interests.

     DayStar converted $75,000 of accrued interest into 9,375 shares of common stock of the Company on October 31, 1997, at fair market value. As of January 31, 1998 and April 30, 1998, total accrued interest payable to DayStar was $49,235 and $104,085, respectively.

     In connection with the DayStar line of credit, certain warrants were issued to DayStar as described in Note 8.

     In April 1998, the Company amended its agreements with DayStar such that the 1% per week interest on the Supplemental DayStar Credit Facility was fixed at $39,100 for the period from February 1, 1998 until maturity. Additionally, the maturity dates of the DayStar Credit Facility and the DayStar Supplemental

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 4. RELATED PARTY LINE OF CREDIT, CONTINUED:
Credit Facility were extended from July 1998 to September 1, 1998. In exchange for the reduction in interest and the extension of the maturity date, the exercise price on the warrants held by DayStar to purchase 31,250 shares of common stock was decreased from $16.00 to $7.20 per share. The amendment to the warrants was valued at $6,250 and has been recorded as debt issuance costs at April 30, 1998.

  Note Payable to Underwriter

     In March 1998, the Company borrowed $200,000 from the underwriter of the IPO (Note 12) under a promissory note. The note accrues interest at 10% per annum, and is due on the earlier of the closing of the IPO or, if the IPO has not closed by October 31, 1998, 30 days after demand for payment by the holder.

 5. NOTES PAYABLE:

  Notes Payable to Related Parties

     Notes payable to related parties, including accrued interest, consist of the following:

                                                              JANUARY 31,    APRIL 30,
                                                                 1998          1998
                                                              -----------    ---------
Uncollateralized notes payable to related parties bearing
  interest at 12%, principal and interest payable the
  earlier of ten working days after the closing of an IPO or
  September 30, 1999........................................    $85,217       $11,715
                                                                =======       =======

     During the three month period ended April 30, 1998, the related party receivable was offset against the note and accrued interest, as discussed in
Note 10.

  Convertible Notes Payable

     In the period August 1995 through October 1996, C. Brands Management, L.L.C. (C. Brands), a company whose principal manager is a shareholder of the Company, received notes from the Company, for cash consideration of $622,500, of which $454,000 was received during the year ended January 31, 1997. In connection with services provided related to the issuance of the notes, the Company paid Capitol Bay Securities (a related party) 15 percent of the principal amount of the notes plus other costs ($94,000), 17,187 shares of common stock, valued at $49,500, and warrants to purchase 18,750 shares of common stock, valued at $1,200. In addition, C. Brands received 31,250 shares of common stock from the founder, which was valued at $90,000 and recorded as debt discount. The debt discount was accreted over the life of the debt agreement using the interest method. The stated rate of interest was 12% per annum.

     Under the note agreement, the notes were convertible into common stock at $16 per share, at the option of the noteholders. The noteholders committed in writing in June 1997 to convert upon the close of the 1997 private placement equity offering. That offering closed on November 27, 1997, and the notes in the principal amount of $622,500 converted into 38,906 shares of common stock. Concurrently, the noteholders elected to convert interest accrued to date on the notes totaling $113,500 into 7,094 shares of common stock at a rate of $16 per share.

  Loans Payable

     In the period November 1995 through March 1996, Pacific Acquisition Group
(PAG) made loans (First Bridge Loan), through investors, to the Company totaling $300,000, of which $145,000 was received by the Company during the year ended January 31, 1997. As consideration for receiving an additional $300,000

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 5. NOTES PAYABLE, CONTINUED:
bridge loan (Second Bridge Loan), the Company paid PAG other issuance costs of $101,988 (including commissions of $90,000) and issued PAG 4,687 shares. The 4,687 shares issued to PAG in connection with the Second Bridge Loan were also subject to certain registration rights and limitations on reverse stock splits. The Company also issued an additional 50,000 shares to PAG in connection with the debt issuance agreements. These 54,687 shares issued were valued at $315,000 and recorded as additional debt issuance costs. In addition, the Company agreed that it would issue additional shares of common stock to PAG to reach a $1,300,000 minimum value (Contingent Shares Guarantee). The Contingent Shares Guarantee was valued at $122,400 and recorded as an addition to debt issuance costs and common stock.

     In April 1997, in preparation for the Company's then anticipated IPO, the Company and PAG executed an agreement to eliminate the limitation on reverse stock splits and the Contingent Shares Guarantee. In consideration therefore the Company granted to PAG the right to have its shares registered for sale contemporaneous with the IPO, subject only to an agreement by PAG that holders of PAG shares in excess of 10,000 would enter into a "lock-up" agreement with the underwriter not to sell shares for a period of 13 months, and the Company also agreed to issue 10,937 additional shares to PAG. When the Company terminated the IPO in May 1997 and proceeded with a private placement of its equity securities, it was necessary to amend and clarify the April 1997 agreement. In June 1997, the April 1997 agreement was rescinded by the parties, and replaced by an agreement to (i) grant to PAG limited piggy-back registration rights subject to an underwriter's discretion, and (ii) reinstate and clarify the Contingent Shares Guarantee, whereby the Company would be required to issue additional shares at the expiration of twelve months after the date upon which the common stock shares shall have commenced trading, such that the determined value of the PAG holdings would be equal to approximately $1,300,000 based upon the determined highest trading priced during such twelve months, with the maximum number of shares which the Company would be required to issue to PAG under any circumstances set at 200,000. The April and June 1997 agreements did not change the original accounting for the Contingent Shares Guarantee noted above.

     In May 1998, the Company executed an agreement with PAG to issue an additional 120,625 shares to PAG in exchange for cancellation of the Contingent Shares Guarantee. The Company is in the process of valuing the 120,625 shares as of May 1998 and will record the related expense during the second quarter of fiscal 1999.

     The debt issuance costs related to the PAG bridge loans were fully amortized as of January 31, 1998.

     The original bridge loan maturity dates were extended in February and March 1997 and the interest rate was increased to 16%. The loans remaining after a $5,000 principal payment during the year ended January 31, 1997, in the principal amount of $595,000, were repaid on July 3, 1997.

 6. LIABILITY TO MANUFACTURER:

     During 1994, the Company arranged for the manufacture of approximately $2,500,000 of frozen cookie dough product. In 1995, all of this product was either discarded by the manufacturer due to obsolescence or reworked and sold to reduce the loss. Based upon a troubled debt restructuring negotiated with the manufacturer, $2 per case of new product sold since March 1995 is deducted from the monthly amount received by the Company from the manufacturer. (Note 1) The Company may negotiate with the manufacturer related to a discount for early payoff of the liability. Such discount, if any, will be recorded when final settlement is made.

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 6. LIABILITY TO MANUFACTURER, CONTINUED:
     Estimated aggregate future payments based on historical data are as follows:

YEAR ENDING JANUARY 31:
  1999......................................................  $  348,092
  2000......................................................     348,092
  2001......................................................     367,592
                                                              ----------
          Total.............................................   1,063,776
  Less current portion......................................    (348,092)
                                                              ----------
  Noncurrent portion........................................  $  715,684
                                                              ==========

 7. INCOME TAXES:

     The net deferred tax asset consists of the following:

                                                              JANUARY 31,
                                                                 1998
                                                              -----------
Deferred tax assets, net:
  Net operating loss carryforwards..........................  $ 1,437,286
  Package design costs......................................       48,627
  License, net..............................................     (105,835)
  Built-in-losses...........................................       91,785
  Other.....................................................        8,640
                                                              -----------
                                                                1,480,503
Less valuation allowance....................................   (1,480,503)
                                                              -----------
Net deferred tax asset......................................  $        --
                                                              ===========

     As a result of providing a valuation allowance equal to the net deferred tax assets, there is no federal tax provision. The valuation allowance increased from January 31, 1997 to January 31, 1998, by $1,047,601, due primarily to the increase in net operating loss carryforwards. The valuation allowance increased by a minor amount from January 31, 1998 to April 30, 1998, again primarily due to an increase in net operating loss carryforwards. The provision for tax for the years ended January 31, 1997 and 1998, and for the three month periods ended April 30, 1997 and 1998, is the state minimum tax.

     At January 31, 1998, the Company had approximately $3,700,000 and $1,800,000 in net operating losses for federal and state tax purposes, respectively, available to be carried forward to future periods. The carryforwards expire from 2010 to 2012 for federal purposes and from 2000 to 2002 for state purposes.

     During fiscal year ended January 31, 1996, the Company had more than a 50% change in ownership. Section 382 of the Internal Revenue Code and comparable state statutes impose certain annual limitations on the utilization of net operating loss carryforwards to offset income in future periods. The amounts shown above for the operating loss carryforwards consider the reductions under the Code due to such ownership change.

     The Company has plans for future equity transactions. If these transactions are completed, it is likely that another 50% ownership change will occur within the meaning of Section 382 of the Internal Revenue Code. If this occurs, there may be further reductions in the ability to use the net operating losses of the Company in future periods.

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 8. SHAREHOLDERS' EQUITY:

  Reverse Stock Split

     In October 1996, the Company amended its articles of incorporation to effect a one-for-ten reverse stock split. Subsequent to April 30, 1998, the Board and the shareholders approved a one-for-three and two-tenths(3.2) reverse stock split.

     All common share and per share information in these financial statements has been adjusted to reflect the reverse stock splits.

  Preferred Stock

     In January 1998, the Board approved amending the articles of incorporation of the Company to authorize, subject to shareholder approval, 10,000,000 shares of preferred stock. Subsequent to April 30, 1998 the shareholders voted to approve such amendment to the articles of incorporation.

  Pending Amendments to Articles of Incorporation

     The amendments to the Company's articles of incorporation necessary to effect the one-for-three and two-tenths reverse stock split and the authorization for the issuance of preferred stock shall be effective upon filing of such amendment with the California Secretary of State.

  Shareholders' Equity Transactions for the Year Ended January 31, 1997

     In May 1996, 688 shares valued at $3,960 were issued to an outside party for services rendered to the Company.

     In June 1996, the Company issued 54,687 shares of common stock to PAG valued at $315,000 and the Contingent Shares Guarantee valued at $122,400 for services provided in obtaining debt financing.

     These shares issued were valued at $5.76 per share based on an independent valuation.

     In October 1996, the Company, in connection with management compensation agreements, issued restricted shares aggregating 181,250 to four key employees in exchange for notes aggregating $1,450,000 and treated as nonrecourse. The Company recorded $12,171 of interest on such notes during the year ended January 31, 1997.

     In January 1997, warrants issued in the original private placement offering in 1994 were exercised; and the Company issued 20,343 shares in exchange for notes totaling $65,100 bearing interest at 6.72% per annum. The Company is in the process of finalizing a written extension of the shareholder notes which were to mature on June 30, 1998.

  Shareholders' Equity Transactions for the Year Ended January 31, 1998

     On October 31, 1997, DayStar converted $75,000 of accrued interest into 9,375 shares of the Company's common stock, at fair market value.

     During November 1997, the Company completed a private placement offering of 95,999 shares of common stock for $662,249, and recognized related deferred offering costs of $614,271.

     In December 1997, the Company issued 12,500 shares of common stock for $85,000.

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 8. SHAREHOLDERS' EQUITY, CONTINUED:
     In November 1997, the C. Brands debt in the carrying amount of $570,089 (principal of $622,500, plus accrued interest, less unaccreted discount and unamortized debt issuance costs), converted into 46,000 shares of common stock.

     In connection with the final settlement of the placement agent agreement with Capitol Bay Securities, the Company issued 14,375 shares of common stock valued at $115,000.

     Effective January 30, 1998, the Company forgave the employee notes receivable and accrued interest to date thereon, totaling $1,472,009.

  Shareholders' Equity Transactions Subsequent to January 31, 1998

     As discussed in Note 5, the Company executed an agreement in May 1998 with PAG to issue an additional 120,625 shares of common stock in exchange for cancellation of the Contingent Shares Guarantee.

  Common Stock Warrants

     As part of the original private placement offerings in 1994 and 1995, the Company issued warrants to purchase 70,781 shares of common stock at $3.20 per share to several individuals, of which 5,125 expired January 31, 1997, and 20,343 were exercised as described above and 45,313 have been extended and remain outstanding at January 31, 1998 and April 30, 1998, as described below.

     Under their original terms, the 45,313 warrants were to expire March 6, 1998. Effective December 31, 1997, in connection with the final settlement of an investment banking agreement, the term of the 45,313 remaining warrants at $3.20 per share was extended to April 15, 1999. The extended 45,313 warrants were valued at $217,500 during the year ended January 31, 1998. The settlement agreement also required the Company to issue new warrants to purchase 100,000 shares of common stock at $7.50 per share, which warrants were valued at $3,000.

     As additional consideration for the DayStar Credit Facility, the Company agreed to grant to DayStar, a related party, three year warrants to purchase 62,500 shares of common stock at $7.20 per share and 31,250 shares of common stock at $16.00 per share. The warrants were valued at $21,000, and are exercisable for three years commencing 90 days after the closing of an offering of securities by the Company. As discussed in Note 4, the exercise price on the warrants to purchase 31,250 shares was decreased from $16.00 to $7.20, effective April 1998.

     Certain piggy back registration rights were given to DayStar in connection with the first 1933 Act registration statement, subject to the underwriter's discretion.

     In connection with the final settlement of the placement agent agreement with Capitol Bay Securities, the Company issued warrants to purchase 148,000 shares of common stock at $7.50 per share, valued at $4,440.

 9. STOCK OPTION PLAN:

     In October 1996, the Company adopted a Stock Option Plan (Plan) which provides for the issuance of incentive stock options or nonqualified stock options to certain employees, officers, directors, and non-employees of up to 10% of the outstanding common shares of the Company in accordance with the Plan. Under this Plan, incentive and nonqualified stock options are granted at prices determined by the Stock Option Plan Committee (Committee) but shall not be less than 85% of the fair market value of the underlying stock on the date of grant. The exercise price of any incentive stock option granted under the Plan to a more

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

 9. STOCK OPTION PLAN, CONTINUED:
than 10% shareholder shall be equal to at least 110% of the fair market value of the underlying stock on the date of the grant. The term of options granted under the plan may not exceed ten years, with vesting as determined by the Committee.

     No options have been granted under the Plan.

10. RELATED-PARTY TRANSACTIONS:

     Through October 1997, the Company shared office space and related administrative expenses for a monthly flat rate of $2,000 with Capitol Bay Group, a company controlled by a shareholder. For the years ended January 31, 1997 and 1998, these office and administrative expenses amounted to $24,000 and $24,700, respectively, under a month-to-month agreement, which expired in October 1997.

     Effective November 1, 1997, the Company commenced a month-to-month tenancy in a building owned by the Company's chief executive officer and another shareholder of the Company. Accrued rent totaled $14,450 and $20,000 at January 31, 1998 and April 30, 1998, respectively. Rent expense for the year ended January 31, 1998, and the three month period ended April 30, 1998, totaled $15,579 and $16,766, respectively. The Company has provided notice that it intends to relocate to a new nearby premises to be leased from an unrelated party. It is anticipated that such relocation will occur in September 1998.

     Included in interest expense, excluding amortization of debt issuance costs, are amounts to related parties of $49,808, $190,935 and $55,660 for the years ended January 31, 1997 and 1998, and three month period ended April 30, 1998, respectively.

     In late calendar 1995 and continuing into calendar 1996, the Company periodically borrowed various amounts not exceeding $50,000 at any time from Capitol Bay Group, which amounts were repaid by May 1996, without interest.

     In November 1996, the Company loaned $135,000 to Capitol Bay Group, which was repaid within six days. Interest related to the loan approximated $400 and was received in January 1997.

     In connection with the Company's 1997 private placement offering of its common stock, the Company entered into a placement agent agreement with Capitol Bay Securities, Inc., a related party. Commissions and expenses to Capitol Bay Securities, Inc. totaled $102,080 for the year ended January 31, 1998.

     The Company amended its placement agent agreement with Capitol Bay Securities, Inc. effective January 31, 1998. As compensation for the final settlement of all of Capital Bay Securities, Inc.'s rights contained in the original placement agent agreement, including its right of first refusal on future offerings, Capitol Bay Securities, Inc. received 14,375 shares of the Company's common stock valued at $115,000, and warrants to purchase 148,000 shares of the Company's common stock at $7.50 per share, exercisable commencing January 30, 1999 through January 30, 2003, and valued at $4,440.

     In connection with the final settlement of the placement agent agreement, the Company also agreed to indemnify C. Brands by agreeing to issue up to 31,250 additional shares in the event of an adverse determination in a pending action by the founder of the Company (Note 13).

     At January 31, 1998, the Company had $73,775 receivable from Capitol Bay Securities, Inc., a related party. In April 1998, the Company received a written right to offset the receivable against notes payable and accrued interest to Capitol Bay Securities, Inc. and related entities totaling $85,217. The offset has been recorded as of April 30, 1998, resulting in a net payable to related parties of $11,715.

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

11. COMMITMENTS:

  Consulting Services Agreement

     In February 1996, the Company completed renegotiating an agreement for consulting services with a shareholder. Under terms of the agreement, the Company paid the consultant as current compensation $5,000 each month from February 1996 through January 1997. Additionally, the agreement provided for the payment of a maximum bonus of $60,000 contingent upon a company sales target for the fiscal year ended January 31, 1997, which was not achieved. The agreement also stipulated that all prior agreements with the Company and the shareholder be canceled. In exchange for the cancellation of all prior agreements, the Company agreed to pay $5,000 each month for twelve months with the final payment in January 1997. The Company accrued the $60,000 liability as of January 31, 1996. The Company has extended the monthly consulting portion of the agreement increasing the compensation to $6,000 per month for each of the years ending January 31, 1998 and 1999, respectively, without any bonus arrangement.

  Management Compensation

     Pursuant to the Board of Directors' approval in October 1996, effective September 1, 1996, and as amended on February 28, 1997 and January 30, 1998, the Company entered into employment agreements with four key employees for three-year terms, which will be automatically extended for an additional year unless canceled by either party. Compensation may be increased by the Board of Directors with respect to the chief executive officer or by the chief executive officer with respect to the other employees during the term of the agreements. The minimum aggregate compensation expense under these agreements is $520,000 and $347,000 in the fiscal years ending January 31, 1999 and January 31, 2000, respectively.

     In addition to the minimum compensation described above, such individuals are entitled to an annual bonus calculated on targeted earnings for the year, as defined. The bonus could reach between 45% and 70% of the annual minimum salary noted above, plus additional amounts based upon earnings levels. Such bonuses are paid to the individuals during the year based on predetermined percentages and adjusted after year-end based on audited data. Bonuses were not earned or paid related to the compensation agreements for the 1997 and 1998 fiscal years, or for the three month period ended April 30, 1998.

  Employee Stock Purchase Plan

     As part of the compensation agreements described above, each individual was granted the right to purchase shares of common stock of the Company pursuant to a Restricted Stock Purchase Agreement. Vesting was to occur over a three year period based on the terms of the agreements. Vesting and payment provisions were amended in June 1997 to provide for vesting and payment for future stock purchases ratably over a ten-year period. Vesting for one of the key employees, as well as his $1,000,000 note payment term, was also extended to ten years in the June 1997 amendment.

     In October 1996, shares aggregating 181,250 were purchased under these agreements at $8.00 per share by the issuance of notes in the aggregate principal amount of $1,450,000, interest payable at 6.72%, maturing on the third anniversary of the first issuance of a certificate of vesting by the Company, subject to forfeiture in the event of early termination, certain repurchase rights of the Company, and with certain anti-dilution protection. Such shares were pledged as collateral on the notes. Effective January 31, 1997, the Company and the key employees amended the note agreements to eliminate all prepayment provisions. Therefore, from January 31, 1997 forward, the Company was not required to evaluate compensation expense based on increases in the value of the Company's common stock. Compensation expense was not recorded currently by the Company as the value of the Company's stock at October 31, 1996 and January 31, 1997, of $6.08 and

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

11. COMMITMENTS, CONTINUED:
$7.20 per share, respectively, based on an independent valuation, was below the stock purchase price (including interest).

     The shares, pursuant to the restricted stock purchase agreements described above, were issued in accordance with an Employee Stock Purchase Plan adopted by the Board of Directors in October 1996.

     Effective January 30, 1998, the Company's Board of Directors approved the forgiveness of employee notes totaling $1,450,000, and the accrued interest to date of $22,009, resulting in expense upon the forgiveness of $1,472,009 during the year ended January 31, 1998. In connection with the forgiveness, the employees involved amended their respective employment agreements to eliminate certain scheduled base salary increases. Upon the forgiveness of the employee notes, the related shares of common stock fully vested to the employees.

     The Board intends to terminate the Employee Stock Purchase Plan during the year ending January 31, 1999.

12. OFFERINGS OF EQUITY SECURITIES:

     The Company commenced an offering to private investors, on a best efforts basis, of shares of its common stock at a price of $8.00 per share in July 1997. The offering, which closed on November 27, 1997, resulted in net proceeds of $747,249. In addition, $75,000 of accrued interest payable to DayStar on the line of credit was converted into 9,375 shares of common stock of the Company.

     Effective February 1998, the Company signed a letter of intent with another underwriting firm in connection with a proposed initial public offering of equity securities. The letter of intent is for a firm commitment to sell up to 1,500,000 units, each consisting of one share of common stock and one five year warrant to purchase one additional share of common stock. The exercise price, adjustments and redemption provisions of the warrants shall be agreed upon prior to the closing of the offering.

13. CONTINGENCIES:

     On November 19, 1997, a founder and shareholder holding in excess of 5% of the Company's outstanding Common Stock, filed a lawsuit against the Company with respect to:

     (i) An August 1995 agreement entered into among the shareholder, the Company and other parties providing for the establishment of a management committee to restructure the Company. The August 1995 agreement involved the infusion of new capital and the distribution of certain of the shareholder's shares to other parties. The August 1995 agreement also contained mutual releases and a waiver of certain provisions of the California Civil Code, the intent of which was to waive the right of any party to assert claims including those of which they might not have been aware at the time the general release was given;

     (ii) An alleged note due from the Company in the amount of $112,500, that allegedly is still outstanding, plus accrued interest;

     (iii) An allegation that the transfer of certain shares of the common stock of the Company in 1995 pursuant to the August 1995 agreement is not valid; and

     (iv) An allegation of back wages owing to him by the Company.

     The maximum exposure related to the note and back wages is estimated to be $370,000. In the opinion of management, the estimated exposure to the Company, if any, is approximately $150,000. Such amount is accrued as of January 31, 1998 and April 30, 1998, and has been included in other expenses for the year ended

                              LEGACY BRANDS, INC.

                    NOTES TO FINANCIAL STATEMENTS CONTINUED
  (UNAUDITED WITH RESPECT TO THE THREE MONTH PERIODS ENDED APRIL 30, 1997 AND
                                     1998)

13. CONTINGENCIES, CONTINUED:
January 31, 1998. Management is also of the opinion that the transfer of certain shares of common stock pursuant to the August 1995 agreement are valid and in force. The Company believes it has substantial defenses to and offsets against the claims.

14. SUBSEQUENT EVENTS:

     The Company received a letter of intent dated May 15, 1998 and amended on June
2, 1998, for a bridge loan from a third party lender in an amount up to $500,000. Under the letter of intent:

     - Interest on the loan accrues at 12%, increasing to 15% if the loan is unpaid at September 1, 1998.

     - An additional fee is also to be paid in an amount equal to 25% of amounts drawn on the loan, with a maximum fee of $125,000.

     - A due diligence fee of a maximum of $50,000 will be paid.

     - Three-year warrants exercisable at 120% of the IPO price will be granted to purchase the number of shares of common stock of the Company equal to 25% of the amount drawn on the loan.

     - The loan will have a maturity of September 30, 1998, or five days after the closing of an IPO.

     - If the loan is not paid upon maturity, i) quarterly payments are to be made over one year, each consisting of 25% of the principal and the additional fee and all accrued interest, and ii) the exercise price on the warrants decreases to $1.00 per share.

     As of June 30, 1998, $40,000 in principal had been drawn on the loan plus additional fees of $10,000 had accrued, for a total repayment obligation of $50,000. The loan documents are in the process of being formalized.

     The Company received a loan of $103,500 on July 6, 1998 from Larry Wells Company, Inc., an affiliate of a director of the Company. If the loan is repaid prior to October 31, 1998, a total of $115,000 shall be paid. If paid thereafter, $145,000 shall be due increasing by $1,500 per month. The loan documents are in the process of being formalized.

               DESCRIPTION OF COLOR ART WORK ON INSIDE BACK COVER

     A full page, full-color illustration of all of the stock keeping units (boxes) currently in distribution by the Company, including seven boxes for Mrs. Fields Frozen Cookie Dough in various sizes, five boxes of Mrs. Fields Ice Cream novelties and one box of Gumby Freeze Pops. On the bottom right is an illustration of the color logo for Mattel's Extreme Dinosaurs, recently licensed by the Company.

------------------------------------------------------
------------------------------------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

Prospectus Summary.....................    3
Risk Factors...........................    8
Corporate History......................   15
Dividend Policy........................   15
Use of Proceeds........................   16
Capitalization.........................   17
Dilution...............................   18
Selected Financial Data................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   20
Business...............................   25
Management.............................   33
Certain Transactions...................   38
Principal Shareholders.................   41
Description of Securities..............   43
Shares Eligible for Future Sale........   46
Underwriting...........................   48
Legal Matters..........................   50
Experts................................   50
Additional Information.................   50
Index to Financial Statements..........  F-1

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,500,000 UNITS
                        EACH CONSISTING OF ONE SHARE OF
                                COMMON STOCK AND
                       ONE COMMON STOCK PURCHASE WARRANT
                              [Legacy Brands Logo]
                              LEGACY BRANDS, INC.
                              --------------------

                                   PROSPECTUS
                              --------------------

                               PAULSON INVESTMENT
                                 COMPANY, INC.
                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.       Indemnification of Officers and Directors

        The Articles of Incorporation of Legacy Brands, Inc. (the "Company") limit the liability of directors for monetary damages to the fullest extent permitted under California law. The effect of this provision is that the Company and shareholders, through derivative suits, may not recover monetary damages against a director for any alleged failure to discharge one's duties as a director, with certain exceptions. Directors may still be liable for monetary damages for failure to discharge such duties for: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law,
(ii) acts and omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in the circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, and (vi) any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

        The Articles of Incorporation also allow the Company to indemnify any director, officer, employee, agent or other person serving at the request of the Company (collectively known as "Agent") for breach of duty to the Company and its shareholders to the fullest extent allowed by California law. Generally speaking the Company shall have the duty to indemnify any Agent who prevails on the merits in defense of any action brought against him or her relating to breach of Agent's duty to the Company or its Shareholders. The Company may provide indemnification where Agent has acted in good faith and in a manner that Agent reasonably believed was in the best interests of the Company and, in the case of a criminal proceeding, where Agent had no reasonable cause to believe that its conduct was unlawful. The Company shall not, with certain exceptions, provide indemnification where it appears (i) that it would be inconsistent with a provision of the Articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification, or (ii) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The Company's expenses in connection with the offering, other than underwriting discounts and commissions and the non-accountable expense allowance, are set forth below. All of these amounts are estimates, except for registration and filing fees.


                                                          Amount Payable
                                                          by Registrant
                                                          -------------

SEC Registration Fee...............................        $  6,958.33
NASD Filing Fee....................................           2,858.76
NASDAQ Listing Fee.................................          20,000.00
Blue Sky Fees and Expenses.........................          40,000.00
Printing Costs.....................................          75,000.00
Registrar and Transfer Agent Fees..................          20,000.00
Representative's Non-accountable Expense Allocation         225,000.00
Legal Fees and Expenses............................         170,000.00
Accounting Fees and Expenses.......................          60,000.00
Miscellaneous......................................          60,182.91
                                                          ------------
            Total                                          $680,000.00

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

    All information pertaining to outstanding shares herein are determined as if the 1:10 reverse stock split effective in March, 1998 and the 1:3.2 stock split effective prior to the Offering had been effective as of all relevant times herein.

BRIDGE LOAN WARRANTS

        Pursuant to a letter of intent dated May 15, 1998 and amended on June 2, 1998, the Company received a commitment for a bridge loan from a third party lender in an amount up to $500,000. Under the terms of that commitment, the Company will issue to the lender three-year warrants to purchase that number of shares of the Common Stock of the Company equal to 20% of the principal amount advanced, exercisable at 120% of the Offering price. As of June 30, 1998, the lender had advanced $40,000.

        The warrants will be issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The lender is a single, sophisticated investor who also has a lending relationship with the Company.

DECEMBER 31, 1997 HAAG, ET AL. WARRANTS

        Pursuant to an Agreement for Termination, Release and Waiver of Rights dated as of December 31, 1997, the Company extended five year warrants previously issued to four individuals to purchase an aggregate of 45,312 shares of the Common Stock of the Company, at a purchase price of $3.20 per share. Additional five year warrants to purchase 100,000 shares of the Common Stock of the Company at $7.50 were also issued to Haag (collectively, the "Haag Warrants"). None of such warrants are exercisable until at least 90 days following the closing of the Offering. The Haag Warrants were issued in consideration of the settlement and release of any and all rights and claims that the holders may have had against the Company based upon an Investment Banking Compensation Agreement dated March 7, 1995.

        The Haag Warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act. There were a total of four recipients, each of whom had a pre-existing contractual relationship with the Company and was a sophisticated investor.

1997 PRIVATE PLACEMENT OF COMMON STOCK

        In the period between June and November 1997, the Company sold 108,499 shares of Common Stock at a per share price of $8.00 to a total of 16 investors (the "1997 Private Placement"). The shares were offered on a best efforts basis through Capitol Bay Securities ("Capitol Bay"), which was acting as the Company's Placement Agent. Pursuant to the provisions of a Placement Agent Agreement dated as of June 25, 1997, the Company paid an aggregate of $102,080 in cash compensation to Capitol Bay for the placement of the shares. By way of final settlement of all of Capitol Bay's rights whether pursuant to the Placement Agent Agreement or otherwise arising out of all transactions between the parties since the August 8, 1995 Agreement, the Placement Agent Agreement was amended as of November 27, 1997, and all rights thereunder and with respect to any and all services previously provided by Capitol Bay Group or Capitol Bay (including, without limitation, advice in connection with the reorganization of the Company, infusions of capital and retention of new management), Capitol Bay was granted 14,375 shares of Common Stock and warrants to purchase 138,750 shares of Common Stock at $8.00 per share, exercisable commencing January 30, 1999 through January 30, 2003. Additionally, an over payment of commissions thereon in the amount of $72,975, plus interest of $2,047 (in the aggregate, the "Commission Refund"), was repaid by Capitol Bay to the Company on April 15, 1998, in the form of an agreement to offset against such Commission Refund due to the Company, an equal amount due by the Company to Capitol Bay and other entities or individuals on whose behalf Capitol Bay was authorized to act, in the principal amount of $60,000 plus interest thereon in the amount of $26,715. The net difference of $11,715 will be paid by the Company to Capitol Bay from the proceeds of the Offering.

        The shares issued in the private placement were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. There were a total of 16 investors, of whom 14 were accredited investors. The non accredited investors were provided with a Private Placement Memorandum containing all of the information required by Rule 502. Based upon the investor suitability questionnaires completed by the purchasers who were not accredited investors, the Company reasonably believed that such purchasers had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment.

APRIL 1997 DAYSTAR CREDIT FACILITY AND RELATED WARRANTS

        The term DayStar ("DayStar") refers to three entities: DayStar Fund II, L.L.C.; DayStar Partners, L.P. and Larry Wells Company, Inc. Both DayStar Partners L.P. and DayStar Fund II, L.L.C. are managed by Larry Wells Company, Inc. and are interrelated. Mr. Larry Wells, who is an affiliate of each of the DayStar entities, was elected to serve as a director of the Company on January 30, 1998.

        In April 1997, the Company entered into an agreement with DayStar pursuant to which DayStar agreed to provide a credit facility to the Company in an amount not to exceed $440,000 to be used for working capital purposes (the "Initial Credit Facility"). The Company executed a seven-month revolving promissory note providing for the payment of interest on amounts outstanding at the initial rate of 12% per annum, payable at the maturity of the note. In July 1997, a supplemental credit facility was provided by DayStar in the aggregate additional amount of $408,000 (the "Supplemental Credit Facility," and together with the Initial Credit Facility, collectively, the "DayStar Credit Facility") which was used to repay $400,000 of the $595,000 of PAG Bridge Notes which were then maturing and due. In connection with the Supplemental Credit Facility, the maturity of the entire DayStar Credit Facility was extended to thirteen months from the date of the last advance (maturity date of August 3, 1998) and the 12% interest rate on the Initial Credit Facility was changed to 15% per annum effective January 1998, with interest on the Supplemental Credit Facility being incurred at the rate of one percent per week. If the DayStar Credit Facility is not repaid at maturity, the Company may repay the principal and interest outstanding in monthly amounts of $20,000 with any unpaid amounts due and payable at the expiration of 24 months.

        In consideration for the granting of the DayStar Credit Facility, the Company initially granted to DayStar warrants to purchase 31,250 shares of the Common Stock at $7.20 per share and warrants to purchase 62,500 shares of the Common Stock at $16.00 per share, exercisable during a three-year period commencing 90 days after the closing of an offering of securities by the Company (the "Facility Warrants"). In addition certain "piggyback" registration rights were granted.

        On October 30, 1997, DayStar purchased 9,375 shares of the Common Stock of the Company in the 1997 Private Placement at a price of $8.00 per share, by converting $75,000 due under the DayStar Credit Facility. As of March 31, 1998, an aggregate of approximately $725,000 in principal and interest was due under the DayStar Credit Facility. On April 17, 1998 DayStar agreed to fix the interest payable under the Supplemental Credit Facility at an amount not to exceed $39,100, the amount which would accrue thereon from January 1, 1998 through May 31, 1998, plus any amounts accrued and unpaid with respect to the period preceding January 1, 1998, with no further interest to accrue thereafter and to extend the maturity date to September 1, 1998. In consideration, the Company agreed to revise the exercise price on the 31,250 Facility Warrants originally exercisable at $16.00 per share to $7.20 per share, such that all 93,750 of the Facility Warrants are now exercisable at $7.20 per share. Interest continues to accrue on the Initial Credit Facility at the note rate of 15% per annum. It is the intent of the Company to repay the entire DayStar Credit Facility from the proceeds of the Offering.

        The notes issued by the Company in connection with the DayStar Credit Facility and the Facility Warrants were issued to DayStar in reliance upon the exemption from registration provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. Larry J. Wells, the managing member of DayStar is a sophisticated investor with a long-standing relationship with the Company.

C BRANDS NOTES; CONVERSION OF NOTES INTO COMMON STOCK

        Pursuant to a Memorandum of Agreement, dated August 8, 1995, between the Company, Gregory Plunkett ("Plunkett"), the founder of the Company and a holder of in excess of 5% of the Common Stock of the Company, Capitol Bay and various other shareholders of the Company (the "August 8, 1995 Agreement"), Capitol Bay Group committed and undertook, through and on behalf of its affiliated entity, Capitol Bay Securities, although not a party to the August 8, 1995 Agreement or a signatory to the August 1, 1995 Letter Agreement referenced in the August 8, 1995 Agreement, to certain actions therein, including raising financing for the Company. Thereafter, in January 1996, the Company issued a convertible promissory note (the "Initial

Note") to C. Brands, the "investor" contemplated in the August 8, 1995 Agreement, in exchange for funds provided in the amount of $215,000. On October 31, 1996, the Company issued a second convertible promissory note in the principal amount of $407,500 (the "Supplemental Note" and collectively the "Notes"). Effective November 27, 1997, the entire principal and interest of $736,000 owing under the Notes was converted into 46,000 shares of the Company's Common Stock.

        The C Brands Notes were issued to C Brands in reliance upon the exemption from registration provided by Section 4(2) of the Act. The notes were converted into common stock in reliance upon the exemption from registration provided by Section 3(a)(9) of the Act. C Brands is a single, sophisticated investor with a long-standing relationship with the Company. The manager of C Brands is Mr. Stephen C. Kircher. Mr. Kircher is a shareholder of the Company and is President of Capitol Bay, which has served as a placement agent with respect to certain private placements previously made by the Company.

JANUARY 1996 CAPITOL BAY WARRANTS

        Warrants to purchase 18,750 shares of Common Stock at $8.00 per share were issued to Capitol Bay during the fiscal year ended January 31, 1996 for services performed in connection with certain private placements provided to the Company. These warrants expired, unexercised, on January 31, 1997.

        The warrants were issued in reliance upon the exemption provided by
Section 4(2) of the Act. Capitol Bay is a single, sophisticated investor with a long-standing business relationship with the Company.

PACIFIC ACQUISITION GROUP TRANSACTIONS

        During the period commencing in November 1995 and ending in March 1996, the Company engaged in a private placement pursuant to which it sold $300,000 of its one year promissory notes (the "Bridge Notes"), bearing interest at a rate of 15% per annum and maturing on the anniversary of the date of issuance. In June 1996, the Company sold an additional $300,000 of the Bridge Notes, bearing interest at a rate of 15% per annum. Pacific Acquisition Group, Inc. ("PAG") acted as placement agent in connection with these private placements and was paid cash commissions of $90,000. All of the Bridge Notes were paid in full in June 1997.

        Pursuant to various amendments to the Bridge Loan and Consulting Agreement between Legacy and PAG (collectively, the "Amended Agreement"), the Company has issued an aggregate of 63,333 shares of Common Stock to PAG, and had agreed to issue additional shares, up to a maximum of 200,000 shares, in the event that the value of the Common Stock holdings of PAG were less than $1,300,000 as measured 12 months following the commencement of trading in the Common Stock (the "PAG Contingency"). Pursuant to the Amended Agreement, the Company has granted certain "piggy-back" registration rights to PAG, and Capitol Bay Securities was granted a first right of refusal to purchase any of the Common Stock subject to the Amended Agreement. Pursuant to a Supplement to Second Amended Bridge Loan and Consulting Agreement dated as of May 8, 1998 (the "Supplemental Agreement"), the parties agreed to deem the PAG Contingency satisfied in consideration of the issuance of 120,625 shares of Common Stock to be issued following the closing of the Offering. The Supplemental Agreement includes a full accord and satisfaction and mutual general releases between the parties. The registration rights and first right of refusal in favor of Capitol Bay Securities remain in effect.

        The Bridge Notes were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. There were a total of 37 investors. Of the 37 investors, 21 were accredited investors. The non accredited investors were provided with a Private Placement Memorandum containing all of the information required by Rule 502. Based upon the information provided by the purchasers who were not accredited investors, the Company reasonably believed that such purchasers, either alone or together with their purchaser representatives, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the prospective investment.

        The shares of Common Stock were issued to PAG in reliance upon the exemption from registration provided by Section 4(2) of the Act. PAG is a single, sophisticated investor with a long-standing relationship with the Company.

ITEM 27.       EXHIBITS

                                  EXHIBIT LIST


 EXHIBIT
   NO.                            Description
   ---                            -----------

1.1     Form of Underwriting Agreement

1.2     Form of Agreement Among Underwriters***

1.3     Form of Selected Dealer Agreement***

3(i).1  Articles of Incorporation dated February 14, 1994*

3(i).2  Certificate of Amendment of Articles of Incorporation dated March 10,
        1994*

3(i).3  Certificate of Amendment of Articles of Incorporation dated January 27,
        1995*

3(i).4  Certificate of Amendment of Articles of Incorporation dated March 6,
        1996*

3(i).5  Certificate of Amendment of Articles of Incorporation dated March 13,
        1998

3(i).6  Certificate of Amendment of Articles of Incorporation dated July   ,
        1998***

3(ii).1 Bylaws*

3(ii).2 Amendment to Bylaws

4.1     Form of Representative Warrant

4.2     Specimen of Common Stock Certificate

4.3     Warrant Agreement with U. S. Stock Transfer, including form of Warrant
        ***

5       Opinion of Resch Polster Alpert & Berger LLP re legality***

10.1 Trademark License Agreement between Mrs. Fields Development Corporation and Plunkett, Inc. dated August 14, 1994* 10.2 First Amendment to
        Trademark License Agreement between Mrs. Fields Development Corporation and Plunkett, Inc. [March 28, 1996]*

10.3    License Agreement by and between AJM Marketing Enterprises, Inc./Prema
        Toy Co., Inc. and Legacy Brands, Inc. [Gumby -- September 1, 1996]*


 EXHIBIT
   NO.                                Description
   ---                                -----------

10.4    Letter Agreement relating to license for the property "Extreme
        Dinosaurs," dated July 8, 1997

10.5    Stock Option Plan, Form of Incentive Stock Option Agreement, Form of
        Non-Qualified Stock Option Agreement*

10.6    Employee Stock Purchase Plan

10.7    Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Thomas E. Kees*

10.8 Amendment to Employment Agreement, dated February 28, 1997, by and between Legacy Brands, Inc. and Mr. Kees*

10.9    Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Michael E. Banks

10.10   Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Craig Connerty

10.11   Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Steven Riccardelli

10.12 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Thomas E. Kees

10.13 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Michael E. Banks

10.14 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Craig Connerty

10.15 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Steven Riccardelli

10.16 Second Amended and Restated Bridge Loan and Consulting Agreement by and between Pacific Acquisition Group, Inc. and Legacy Brands, Inc., dated
        June, 1997

10.17   Supplement to Second Amended Bridge Loan and Consulting Agreement dated
        May 8, 1998

10.18   Investment Banking Compensation Agreement between Greg Plunkett, Inc.
        and Steve Jizmagian and Randy Haag dated March 7, 1995

10.19   Agreement for Termination, Release and Waiver of Rights between Legacy
        Brands, Inc., Jizmagian and Haag dated December 31, 1997

10.20 Common Stock Purchase Warrants issued in connection with the Termination, Release and Waiver of Rights between Legacy Brands, Inc.,
        Jizmagian and Haag

10.21   Credit Facility Agreement by and between Legacy Brands, Inc., and
        DayStar, LLC*

10.22   Supplemental Credit Facility Agreement by and between Legacy Brands,
        Inc. and DayStar, LLC*


 EXHIBIT
   NO.                             Description

10.23   Amended Promissory Note payable by Legacy Brands, Inc. to Paulson
        Investment Company, Inc., dated June 23, 1998

10.24   Letters to Legacy Brands, Inc. from C&K Capital Corporation, dated May
        15, 1998 and June 2, 1998

10.25 Correspondence between Legacy Brands, Inc., and Pennant Foods (formerly known as "Van den Bergh Foods Company") dated March 16, 1995, January
        15, 1996, January 22, 1996, June 14, 1996, October 9, 1996, November 1,
        1996, December 11, 1996, December 27, 1996 and March 4, 1997

10.26   Manufacturing Agreement by and between Legacy Brands, Inc., and Kisko
        Products dated May 28, 1997

10.27   Placement Agent Agreement between Legacy Brands, Inc. and Capitol Bay
        Securities dated June 25, 1997*

10.28   Amendment No. 2 to Private Placement Agent Agreement between Capitol Bay
        Securities and Legacy Brands, Inc., dated as of November 27, 1997

10.29   Warrant and Share Purchase Agreement between Legacy Brands, Inc. and
        Capitol Bay Securities, dated November 27, 1997

10.30   Common Stock Purchase Warrant issued to Capitol Bay Securities dated
        January 30, 1998

10.31 Memorandum of Agreement, dated August 18, 1995, re restructuring and recapitalization of Company**

10.32 Letter Agreement between Legacy Brands, Inc., C Brands Management LLC and Capitol Bay Group relating to conversion and indemnification, dated
        January 30, 1998

12.1    Consent of Resch Polster Alpert & Berger LLP***

12.2    Consent of PricewaterhouseCoopers LLP

24      Power of Attorney (see signature page)

27      Financial Data Schedule

-------------------

* Incorporated by reference from Legacy Brands, Inc.'s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 31, 1997.

** Incorporated by reference from Legacy Brands, Inc.'s Quarterly Report on Form 10-QSB for the Quarterly Period ended October 31, 1997.

*** To be provided by amendment.

ITEM 28.       UNDERTAKINGS

        The Company will file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, (iii) include additional or changed material information on the plan of distribution, and (iv) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. For determining liability under the Securities Act, the Company will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        The Company will provide to the Underwriter at the closing or closings specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        For determining liability under the Securities Act, the Company will treat the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        For determining liability under the Securities Act, the Company will treat each post-effective amendment that contains a form of prospectus as a new registration statement, for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Roseville, State of California, on July 8, 1998.

                               LEGACY BRANDS, INC.

                                         By:   /s/   Thomas E. Kees
                                            ------------------------------------
                                                     Thomas E. Kees, President

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Thomas E. Kees his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any related Registration Statement filed pursuant to Rule 462(b) of the rules adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes he might or could do in person, hereby ratifying and conforming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated below.

SIGNATURE                                   TITLE                                    DATE
---------                                   -----                                    ----
/s/ Thomas E. Kees           President, Chief Executive Officer,                 July 6, 1998
--------------------         Chairman and Director (Principal Executive
Thomas E. Kees               Officer)


/s/ Arthur L. Patch          Director                                            July 3, 1998
--------------------
Arthur L. Patch


/s/ Larry J. Wells           Director                                            July 1, 1998
--------------------
Larry J. Wells


/s/ Craig C. Connerty        Chief Financial Officer and                         July 6, 1998
--------------------         Treasurer (Principal Financial and
Craig C. Connerty            Accounting Officer)

                                  EXHIBIT INDEX


 EXHIBIT
   NO.                            Description
   ---                            -----------

1.1     Form of Underwriting Agreement

1.2     Form of Agreement Among Underwriters***

1.3     Form of Selected Dealer Agreement***

3(i).1  Articles of Incorporation dated February 14, 1994*

3(i).2  Certificate of Amendment of Articles of Incorporation dated March 10,
        1994*

3(i).3  Certificate of Amendment of Articles of Incorporation dated January 27,
        1995*

3(i).4  Certificate of Amendment of Articles of Incorporation dated March 6,
        1996*

3(i).5  Certificate of Amendment of Articles of Incorporation dated March 13,
        1998

3(i).6  Certificate of Amendment of Articles of Incorporation dated July   ,
        1998***

3(ii).1 Bylaws*

3(ii).2 Amendment to Bylaws

4.1     Form of Representative Warrant

4.2     Specimen of Common Stock Certificate

4.3     Warrant Agreement with U. S. Stock Transfer, including form of Warrant
        ***

5       Opinion of Resch Polster Alpert & Berger LLP re legality***

10.1 Trademark License Agreement between Mrs. Fields Development Corporation and Plunkett, Inc. dated August 14, 1994* 10.2 First Amendment to
        Trademark License Agreement between Mrs. Fields Development Corporation and Plunkett, Inc. [March 28, 1996]*

10.3    License Agreement by and between AJM Marketing Enterprises, Inc./Prema
        Toy Co., Inc. and Legacy Brands, Inc. [Gumby -- September 1, 1996]*


 EXHIBIT
   NO.                                Description
   ---                                -----------

10.4    Letter Agreement relating to license for the property "Extreme
        Dinosaurs," dated July 8, 1997

10.5    Stock Option Plan, Form of Incentive Stock Option Agreement, Form of
        Non-Qualified Stock Option Agreement*

10.6    Employee Stock Purchase Plan

10.7    Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Thomas E. Kees*

10.8 Amendment to Employment Agreement, dated February 28, 1997, by and between Legacy Brands, Inc. and Mr. Kees*

10.9    Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Michael E. Banks

10.10   Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Craig Connerty

10.11   Employment Agreement, dated October 30, 1996, by and between Legacy
        Brands, Inc. and Steven Riccardelli

10.12 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Thomas E. Kees

10.13 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Michael E. Banks

10.14 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Craig Connerty

10.15 Agreement and Mutual Release dated as of January 30, 1998, by and between Legacy Brands Inc. and Steven Riccardelli

10.16 Second Amended and Restated Bridge Loan and Consulting Agreement by and between Pacific Acquisition Group, Inc. and Legacy Brands, Inc., dated
        June, 1997

10.17   Supplement to Second Amended Bridge Loan and Consulting Agreement dated
        May 8, 1998

10.18   Investment Banking Compensation Agreement between Greg Plunkett, Inc.
        and Steve Jizmagian and Randy Haag dated March 7, 1995

10.19   Agreement for Termination, Release and Waiver of Rights between Legacy
        Brands, Inc., Jizmagian and Haag dated December 31, 1997

10.20 Common Stock Purchase Warrants issued in connection with the Termination, Release and Waiver of Rights between Legacy Brands, Inc.,
        Jizmagian and Haag

10.21   Credit Facility Agreement by and between Legacy Brands, Inc., and
        DayStar, LLC*

10.22   Supplemental Credit Facility Agreement by and between Legacy Brands,
        Inc. and DayStar, LLC*


 EXHIBIT
   NO.                             Description
   ---                             -----------
10.23   Promissory Note payable by Legacy Brands, Inc. to Paulson Investment
        Company, Inc., dated March 4, 1998

10.24   Letters to Legacy Brands, Inc. from C&K Capital Corporation, dated May
        15, 1998 and June 2, 1998

10.25 Correspondence between Legacy Brands, Inc., and Pennant Foods (formerly known as "Van den Bergh Foods Company") dated March 16, 1995, January
        15, 1996, January 22, 1996, June 14, 1996, October 9, 1996, November 1,
        1996, December 11, 1996, December 27, 1996 and March 4, 1997

10.26   Manufacturing Agreement by and between Legacy Brands, Inc., and Kisko
        Products dated May 28, 1997

10.27   Placement Agent Agreement between Legacy Brands, Inc. and Capitol Bay
        Securities dated June 25, 1997*

10.28   Amendment No. 2 to Private Placement Agent Agreement between Capitol Bay
        Securities and Legacy Brands, Inc., dated as of November 27, 1997

10.29   Warrant and Share Purchase Agreement between Legacy Brands, Inc. and
        Capitol Bay Securities, dated November 27, 1997

10.30   Common Stock Purchase Warrant issued to Capitol Bay Securities dated
        January 30, 1998

10.31 Memorandum of Agreement, dated August 18, 1995, re restructuring and recapitalization of Company**

10.32 Letter Agreement between Legacy Brands, Inc., C Brands Management LLC and Capitol Bay Group relating to conversion and indemnification, dated
        January 30, 1998

12.1    Consent of Resch Polster Alpert & Berger LLP***

12.2    Consent of PricewaterhouseCoopers LLP

24      Power of Attorney (see signature page)

27      Financial Data Schedule

-------------------

* Incorporated by reference from Legacy Brands, Inc.'s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on July 31, 1997.

** Incorporated by reference from Legacy Brands, Inc.'s Quarterly Report on Form 10-QSB for the Quarterly Period ended October 31, 1997.

*** To be provided by amendment.